EXECUTION VERSION

Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and among

GLOBAL ATLANTIC FINANCIAL GROUP LIMITED

GLOBAL ATLANTIC FINANCIAL LIFE LIMITED

MAGNOLIA PARENT LLC

MAGNOLIA MERGER SUB LIMITED

and

Solely for Section 2.10(a) hereunder

LAMC LP

and

THE EQUITY REPRESENTATIVE

Dated as of July 7, 2020

i

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

Section 8.01	Termination	84
Section 8.02	Expense Allocation	85
Section 8.03	Effect of Termination	85
Section 8.04	Amendment	86
Section 8.05	Extension; Waiver	86

ARTICLE IX

GENERAL PROVISIONS

Section 9.01	Nonsurvival of Representations, Warranties, Covenants and Agreements	86
Section 9.02	Notices	86
Section 9.03	Counterparts	90
Section 9.04	Entire Agreement; No Third-Party Beneficiaries	90
Section 9.05	Assignment	91
Section 9.06	Governing Law	91
Section 9.07	Consent to Jurisdiction	91
Section 9.08	Waiver of Jury Trial	92
Section 9.09	Specific Performance	92
Section 9.10	Exclusions from Representations and Warranties	93
Section 9.11	Severability	93
Section 9.12	Parent Undertaking	93

EXHIBITS

Exhibit A	Surviving Company Memorandum of Continuance
Exhibit B	Surviving Company Bye-Laws
Exhibit C-1	Form of Statutory Merger Agreement
Exhibit C-2	Form of Life Merger Statutory Merger Agreement
Exhibit D	Form of Voting Agreement
Exhibit E	Applicable Accounting Principles
Exhibit F-1	Section 1445 and 1446(F) Certificate
Exhibit F-2	Section 1445 Certificate

DISCLOSURE LETTERS

Company Disclosure Letter
Parent Disclosure Letter

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (together with all annexes, letters, schedules and exhibits hereto, this “Agreement”), dated as of July 7, 2020, is by and among Global Atlantic Financial Group Limited, a Bermuda exempted company (the “Company”), Global Atlantic Financial Life Limited, a Bermuda exempted company (“Life”), Magnolia Merger Sub Limited, a Bermuda exempted company (“Merger Sub”), Magnolia Parent LLC, a Cayman Islands limited liability company (“Parent”), and solely for Section 2.10(a) hereunder, LAMC LP, a Cayman Island exempted limited partnership (“LAMC”), and Goldman Sachs & Co. LLC, solely as the Equity Representative.

W I T N E S S E T H:

WHEREAS, the Boards of Directors of each of the Company (the “Company Board of Directors”), Merger Sub and Parent (i) have approved the business combination transaction provided for herein in which the Merger Sub will, subject to the terms and conditions set forth herein and in the Statutory Merger Agreement, merge with and into the Company, with the Company surviving such merger (the “Merger”), (ii) have determined that the terms of this Agreement and the Statutory Merger Agreement are in the best interests of and fair to the Company, Parent and Merger Sub, as applicable and (iii) have declared the advisability of this Agreement, the Statutory Merger Agreement and the Merger;

WHEREAS, the Company Board of Directors and the board of directors of Life (i) have approved the business combination transaction provided for herein in which, following the Merger, Life will, subject to the terms and conditions set forth herein and in the Life Statutory Merger Agreement, merge with and into the Company with the Company surviving such merger (the “Life Merger”), (ii) have determined that the terms of this Agreement and the Life Statutory Merger Agreement are in the best interests of and fair to the Company and Life, as applicable and (iii) have declared the advisability of this Agreement, the Life Statutory Merger Agreement and the Life Merger;

WHEREAS, Parent, as the sole shareholder of Merger Sub, shall approve this Agreement immediately following the execution of this Agreement;

WHEREAS, the Company and LAMC, as the only shareholders of Life, shall approve this Agreement immediately following the execution of this Agreement;

WHEREAS, concurrently with and following the execution and delivery of this Agreement, and as a condition and material inducement to Parent’s and Merger Sub’s willingness to enter into this Agreement, certain Company Shareholders (the “Proposing Shareholders”) will execute and deliver to the Company and Parent one or more agreements substantially in the form attached hereto as Exhibit D (the “Voting Agreements”) pursuant to which such Company Shareholders have agreed or will agree, subject to the terms and conditions set forth in the Voting Agreements, to vote or cause to be voted any Company Shares beneficially owned by them in favor of the Merger, adopting this Agreement and the Statutory

Merger Agreement and any other actions contemplated hereby and thereby in respect of which approval of Company Shareholders is required;

WHEREAS, concurrently with the execution and delivery of this Agreement, KKR Group Partnership L.P. (“KKR”) has committed to provide or cause to be provided to Parent the equity financing necessary to fund the Aggregate Merger Consideration and certain additional amounts pursuant to the Equity Commitment Letter (as defined herein);

WHEREAS, concurrently with the execution and delivery of this Agreement, KKR is delivering to the Company a limited guaranty, dated as of the date hereof, in favor of the Company (the “Parent Limited Guaranty”), whereby KKR has guaranteed certain obligations of Parent and Merger Sub under this Agreement; and

WHEREAS, the Company, Parent, Merger Sub, LAMC and Life desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

NOW, THEREFORE, in consideration of the foregoing, the parties agree as follows:

ARTICLE I

DEFINITIONS AND TERMS

Section 1.01        Defined Terms.

“280G Approval” shall have the meaning set forth in Section 6.10.

“Accommodation Filings” shall have the meaning set forth in Section 6.03(f).

“Actuarial Analysis” shall have the meaning set forth in Section 4.22(b).

“Advisers Act” shall mean the Investment Advisers Act of 1940, as amended, and the rules and regulations promulgated thereunder.

“Affiliate” of any Person shall mean another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.

“Aggregate Merger Consideration” shall mean the product of Closing Book Value as finally determined pursuant to Section 2.15 and the Multiplier; provided, however, that in no event shall the Aggregate Merger Consideration exceed the Estimated Aggregate Merger Consideration by more than an amount equal to the Escrow Amount.

“Aggregate Parent Interest Rollover Value” means the aggregate value of the portion of the Estimated Aggregate Merger Consideration to be paid in interests in Parent in respect of all Rollover Equityholders.

“Aggregate Rollover Equity” means all of the Company Rollover Equity and all of the Life Rollover Equity.

“Aggregate SAR Value” shall have the meaning set forth in Section 2.08(g).

“Agreement” shall have the meaning set forth in the Preamble.

“Anti-Bribery Laws” shall mean the U.S. Foreign Corrupt Practices Act and all other anti-bribery and anti-corruption Laws applicable to the Company or its Subsidiaries or their respective operations from time to time.

“Anti-Money Laundering Laws” shall mean all applicable Laws relating to money laundering, the proceeds of criminal activity, terrorist financing, or financial recordkeeping or reporting requirements, including without limitation (1) the U.S. Bank Secrecy Act, USA PATRIOT Act, and the Money Laundering Control Act of 1986; (2) the Proceeds of Crime Act 1997 and other Bermudian anti-money laundering legislation; and (3) other similar laws applicable to the Company or its Subsidiaries or their respective operations from time to time.

“Applicable Accounting Principles” shall have the meaning set forth in Section 2.15(a).

“Applicable SAP” shall mean, with respect to any Insurance Subsidiary, the applicable statutory accounting principles (or local equivalent in the applicable jurisdiction) prescribed or permitted by the applicable insurance Governmental Authority under the Insurance Laws of such Insurance Subsidiary’s domiciliary jurisdiction.

“Appraisal Withdrawal” shall have the meaning set forth in Section 3.06(b).

“Appraised Fair Value” shall have the meaning set forth in Section 3.06(a).

“Approval” shall have the meaning set forth in Section 4.05(b).

“Audited Financial Statements” shall have the meaning set forth in Section 4.06(a).

“Balance Sheet Date” shall have the meaning set forth in Section 4.06(a).

“Beneficial Owner” shall mean, with respect to a Security, any Person who, directly or indirectly, through any Contract, relationship or otherwise, has or shares (a) the power to vote, or to direct the voting of, such Security, (b) the power to dispose of, or to direct the disposition of, such Security or (c) the right to profit or share in any profit derived from a transaction in such Security.

“Benefit Plan” shall have the meaning set forth in Section 4.13(a).

“Bermuda Companies Act” shall mean the Companies Act 1981 of Bermuda.

“Book-Entry Share” shall mean each entry in the register of shareholders of the Company (or its transfer agent) representing uncertificated Company Class A Ordinary Shares or Company Class G Ordinary Shares, as the case may be.

“Broker-Dealer Activities” shall mean activities by a Person that would require such Person to register with the SEC as a broker or dealer under the Exchange Act, except activities conducted pursuant to an exemption from such registration.

“Business” shall mean the business and operations of the Company and its Subsidiaries as conducted as of the date hereof and at any time between the date hereof and the Closing.

“Business Day” shall mean any day other than a Saturday, Sunday or a day on which banking institutions in New York, New York or Bermuda are authorized or obligated by Law or executive order to be closed.

“Certificate of Merger” shall have the meaning set forth in Section 2.02.

“Change” shall mean a change, circumstance, condition, event, effect, development or state of facts.

“Class A Ordinary Share Escrow Amount” shall have the meaning set forth in Section 2.08(e).

 “Class B Ordinary Share Escrow Amount” shall have the meaning set forth in Section 2.14(c).

“Class G Ordinary Share Escrow Amount” shall have the meaning set forth in Section 2.08(d).

“Closing” shall have the meaning set forth in Section 2.06.

“Closing Book Value” shall mean an amount equal to (a) total assets of the Company and its Subsidiaries minus (b) total liabilities of the Company and its Subsidiaries, in each case, determined in accordance with the Applicable Accounting Principles.

“Closing Date” shall have the meaning set forth in Section 2.06.

“Closing Statement” shall have the meaning set forth in Section 2.15(b).

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Company” shall have the meaning set forth in the Preamble.

“Company Board of Directors” shall have the meaning set forth in the Recitals.

“Company Class A Ordinary Shares” shall mean the Class A Ordinary Shares in the capital of the Company with a par value of $0.01.

“Company Class G Ordinary Shares” shall mean the Class G Ordinary Shares in the capital of the Company with a par value of $0.01.

“Company Disclosure Letter” shall mean the Company Disclosure Letter dated the date hereof and delivered by the Company to Parent prior to the execution of this Agreement.

“Company Employee” shall have the meaning set forth in Section 6.08(a).

“Company Fundamental Representations” shall mean the representations and warranties set forth in Section 4.01, Section 4.02(a), the first sentence of Section 4.02(b), Section 4.03(a), Section 4.03(b), and Section 4.04.

“Company Required Vote” shall mean the affirmative vote passed by at least a majority of the outstanding Company Shares and Founder Incentive Interests as, being entitled to do so, are voted at a general meeting of shareholders of the Company, in favor of adoption of this Agreement.

“Company Rollover Equity” means Founder Incentive Interests or Company Shares subject to a Rollover Agreement.

“Company Rollover Equityholders” means any Company Stakeholder that has executed and delivered a Rollover Agreement.

“Company RSAs” shall mean rights to receive Company Shares granted under the Amended and Restated Global Atlantic Financial Company Annual Incentive Plan.

“Company SAR Plan” shall mean the Amended and Restated Global Atlantic Financial Life Limited Long-Term Incentive Plan.

“Company SARs” shall mean stock appreciation rights granted under the Company SAR Plan covering ordinary shares of Global Atlantic Financial Life Limited.

“Company Shares” shall mean the Company Class A Ordinary Shares and the Company Class G Ordinary Shares.

“Company Shareholders” shall mean all of the holders of the Company Class A Ordinary Shares and the Company Class G Ordinary Shares.

“Company Shareholders Meeting” shall have the meaning set forth in Section 6.04(b).

“Company Stakeholders” shall mean Company Shareholders, the Founder (in its capacity as holder of Founder Incentive Interests), the holders of Company SARs, the holders of L&A Incentive Interests and the holders of GAFLL Class B Ordinary Shares.

“Company Stock Awards” shall mean the Company SARs and the Company RSAs.

“Confidentiality Agreement” shall have the meaning set forth in Section 6.02(c).

“Constituent Documents” shall mean, with respect to any entity, its certificate or articles of incorporation, bylaws and any similar charter or other organizational documents of such entity.

“Contagion Event” shall mean the outbreak or spread, or threat of outbreak or spread, of contagious disease, epidemic or pandemic (including COVID-19).

“Contract” shall mean any legally binding written contract, agreement, lease, sublease, license, sublicense, commitment, understanding, franchise, warranty, guaranty, mortgage, note, bond, option, warrant or other legally binding arrangement.

“control” shall mean the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management policies of a Person, whether through the ownership of stock, as trustee or executor, by contract or credit arrangement or otherwise.

“Delaware Courts” shall have the meaning set forth in Section 9.07.

“Disclosed Conditions” shall have the meaning set forth in Section 5.07(e).

“Disputed Item” shall have the meaning set forth in Section 2.15(c).

“Dispute Notice” shall have the meaning set forth in Section 2.15(c).

“Dissenting Shares” shall mean (i) with respect to the Company Shares, the Company Shares held by a holder of Company Shares who (a) did not vote in favor of the Merger, (b) complied with all provisions of the Bermuda Companies Act concerning the right of holders of Company Shares to require appraisal of the fair value of their Company Shares pursuant to the Bermuda Companies Act, (c) perfected such right to appraisal and (d) did not deliver an Appraisal Withdrawal, and (ii) with respect to the shares of Life, the shares of Life held by a holder of shares of Life who (a) did not vote in favor of the Life Merger, (b) complied with all provisions of the Bermuda Companies Act concerning the right of holders of shares of Life to require appraisal of the fair value of their Company Shares pursuant to the Bermuda Companies Act (c) perfected such right to appraisal and (d) did not deliver an Appraisal Withdrawal.

“Distribution Agreement” shall mean any Contract related to the distribution of Insurance Contracts issued by any Insurance Subsidiary.

“Effective Time” shall have the meaning set forth in Section 2.02.

“Equity Commitment Letter” shall have the meaning set forth in Section 5.07(a).

“Equity Financing” shall have the meaning set forth in Section 5.07(a).

“Equity Representative” shall have the meaning set forth in the Preamble.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“Escrow Amount” shall mean an amount equal to $150,000,000.

“Estimated Aggregate Cash Merger Consideration” shall mean an amount equal to the Estimated Aggregate Merger Consideration minus the Aggregate Parent Interest Rollover Value.

“Estimated Aggregate Merger Consideration” shall mean the product of the Estimated Closing Book Value and the Multiplier.

“Estimated Class A Ordinary Merger Consideration” shall have the meaning set forth in Section 2.08(e).

“Estimated Class G Ordinary Merger Consideration” shall have the meaning set forth in Section 2.08(d).

“Estimated Closing Book Value” shall have the meaning set forth in Section 2.15(a).

“Estimated Company Merger Consideration” shall mean a portion of the Estimated Aggregate Merger Consideration equal to the Estimated Aggregate Merger Consideration minus the Estimated GAFLL Class B Merger Consideration.

“Estimated Closing Statement” shall have the meaning set forth in Section 2.15(a).

“Estimated Founder Incentive Merger Consideration” shall have the meaning set forth in Section 2.08(c).

“Estimated GAFLL Class B Merger Consideration” shall have the meaning set forth in Section 2.14(c).

“Estimated L&A Incentive Interest Merger Consideration” shall have the meaning set forth in Section 2.14(b).

“Estimated Merger Consideration Schedule” means a spreadsheet provided by the Company setting forth (i) with respect to each holder of a Company Class G Ordinary Share, the amount of Estimated Class G Ordinary Merger Consideration which such  holder is entitled to receive at the Effective Time pursuant to Section 2.08(d), (ii) with respect to each holder of a Company Class A Ordinary Share, the amount of Estimated Class A Ordinary Merger Consideration which such  holder is entitled to receive at the Effective Time pursuant to Section 2.08(e), (iii) with respect to the Founder, the amount of the Estimated Founder Incentive Merger Consideration that the Founder is entitled to receive at the Effective Time pursuant to Section 2.08(c), (iv) with respect to each holder of a Company SAR, the portion of the Estimated SAR Value which such  holder is entitled to receive at the Effective Time pursuant to Section 2.08(g), (v) with respect to each holder of L&A Incentive Interest, the amount of the Estimated L&A Incentive Interest Merger Consideration which such holder is entitled to receive at the Effective Time pursuant to Section 2.14(b) and (vi) with respect to each holder of a GAFLL Class B Ordinary Share, the amount of the Estimated GAFLL Class B Merger Consideration that such holder is entitled to receive at the Effective Time pursuant to Section 2.14(c).

“Estimated SAR Value” shall have the meaning set forth in Section 2.08(g).

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, as the same may be amended from time to time.

“Exchange Fund” shall have the meaning set forth in Section 3.01.

“Filing” shall have the meaning set forth in Section 4.05(b).

“Final Aggregate Cash Merger Consideration” shall mean an amount equal to the Aggregate Merger Consideration minus the Aggregate Parent Interest Rollover Value.

“Final Class A Ordinary Merger Consideration” shall have the meaning set forth in Section 2.15(g)(i)(C).

“Final Class G Ordinary Merger Consideration” shall have the meaning set forth in Section 2.15(g)(i)(B).

“Final Closing Statement” shall have the meaning set forth in Section 2.15(e).

“Final Company Merger Consideration” shall mean a portion of the Aggregate Merger Consideration equal to the Aggregate Merger Consideration minus the Final GAFLL Class B Merger Consideration.

“Final Founder Incentive Merger Consideration” shall have the meaning set forth in Section 2.15(g)(i)(A).

“Final GAFLL Class B Merger Consideration” shall have the meaning set forth in Section 2.15(g)(i)(G).

“Final L&A Incentive Interest Merger Consideration” shall have the meaning set forth in Section 2.15(g)(i)(F).

“Final Merger Consideration Schedule” means a spreadsheet provided by the Company setting forth (i) with respect to each holder of a Company Class G Ordinary Share, the amount of Final Class G Ordinary Merger Consideration which such  holder is entitled to receive pursuant to Section 2.15(g), (ii) with respect to each holder of a Company Class A Ordinary Share, the amount of Final Class A Ordinary Merger Consideration which such  holder is entitled to receive pursuant to Section 2.15(g), (iii) with respect to the Founder, the amount of the Final Founder Incentive Merger Consideration that the Founder is entitled to receive pursuant to Section 2.15(g), (iv) with respect to each holder of a Company SAR, the portion of the Final SAR Value which such  holder is entitled to receive pursuant to Section 2.15(g), (v) with respect to each holder of L&A Incentive Interest, the amount of the Final L&A Incentive Interest Merger Consideration which such holder is entitled to receive pursuant to Section 2.15(g) and (vi) with respect to each holder of a GAFLL Class B Ordinary Share, the amount of the Final GAFLL Class B Merger Consideration that such holder is entitled to receive at the pursuant to Section 2.15(g).

“Financial Statements” shall have the meaning set forth in Section 4.06(a).

“Financings” shall have the meaning set forth in Section 6.06.

“FINRA” shall mean the Financial Industry Regulatory Authority, Inc.

“FINRA Rules” shall have the meaning set forth in Section 4.28(c).

“Flow-Through Entities” shall mean the Company, Life and LAMC.

“Founder” shall mean The Goldman Sachs Group, Inc.

“Founder Incentive Escrow Amount” shall have the meaning set forth in Section 2.08(c).

“Founder Incentive Interests” shall mean the Incentive Shares (as defined in the Bye-Laws of the Company) held by the Founder in the Company.

“Founder Incentive Merger Consideration” shall have the meaning set forth in Section 2.08(c).

“GAAP” shall have the meaning set forth in Section 4.06(a).

“GAFLL Class B Ordinary Shares” shall mean the Class B Ordinary Shares in the capital of Global Atlantic Financial Life Limited with a par value of $0.01.

“Governmental Authority” shall mean any nation or government, any state or other political subdivision thereof, any entity, authority or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, any court, tribunal or arbitrator and any self-regulatory organization.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder, as the same may be amended from time to time.

“Indebtedness” shall mean, without duplication, (a) indebtedness for borrowed money, (b) obligations evidenced by bonds, debentures, notes, mortgages or similar instruments or securities, (c) obligations upon which interest charges are customarily paid (other than trade payables incurred in the ordinary course of business consistent with past practices), (d) obligations under conditional sale or other title retention Contracts relating to any property purchased, (e) obligations issued or assumed as the deferred purchase price of property or services (excluding obligations to creditors for inventory, services and supplies incurred in the ordinary course of business consistent with past practices), (f) obligations under capital leases, (g) reimbursement, payment or similar obligations under letters of credit and (h) all guarantees and Contracts with respect to any of the liabilities described in the foregoing clauses (a) through (g), other than clearing house guarantees.  Notwithstanding the foregoing, “Indebtedness” will not include (i) obligations under operating leases or real property leases, (ii) undrawn letters of credit or (iii) intercompany indebtedness, obligations or liabilities between or among the Company and any of its direct or indirect Subsidiaries.

“Indemnified Parties” shall have the meaning set forth in Section 6.09(a).

“Independent Accounting Firm” shall mean Ernst & Young LLP, or if Ernst & Young LLP is unwilling or unable to serve in such role, another “big four” accounting firm as mutually agreed by the parties.

“Independent Distributor” shall mean the brokers, broker-dealers, insurance agents, producers, distributors or other Persons who market, produce, sell, solicit or negotiate any Insurance Contracts, or any successors thereto, that are not employees or Affiliates of the Company.

“Insurance Contract” shall mean any insurance policy or Contract, or any annuity Contract or certificate, whether or not registered under the Securities Act, in each case, together with all policies, binders, slips, certificates, participation agreements, applications, supplements, endorsements, riders and ancillary agreements in connection therewith that are issued, reinsured or assumed by any Insurance Subsidiary prior to the Closing; provided, that “Insurance Contracts” shall not include any reinsurance contract or treaty.

“Insurance Law” shall mean all Laws applicable to the business of insurance or the regulation of insurance holding companies, whether domestic or foreign, and all applicable Orders of Governmental Authorities, including Laws relating to the underwriting, pricing, sale, issuance, marketing, advertising and administration of insurance products (including licensing and appointments).

“Insurance Reserves” shall have the meaning set forth in Section 4.22(a).

“Insurance Subsidiary” shall have the meaning set forth in Section 4.19(a).

“Intellectual Property Rights” shall mean all intellectual property and proprietary rights, including trademarks, service marks, trade names, and trade dress, whether registered or unregistered, and all applications for registrations thereof, and all goodwill associated with or symbolized by any of the foregoing; internet domain names; patents, including pending applications, provisional applications, continuations, divisionals, reissues, and reexaminations thereof and therefor; and copyrights, whether registered or unregistered, and all applications for registration thereof.

“Investment Assets” shall mean the investment assets owned beneficially or of record by the Company or any of its Insurance Subsidiaries.

“Investment Company Act” shall mean the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder.

“IRS” shall mean the Internal Revenue Service.

“KKR” shall have the meaning set forth in the Preamble.

“KKR Co-Investors” shall mean co-investors identified by KKR who will provide capital contributions, directly or indirectly, to Parent or the Surviving Company as of the Effective Time.

“Knowledge of the Company” shall mean the actual knowledge of the Persons specified in Section 1.01 of the Company Disclosure Letter.

“L&A Incentive Interests” shall mean the L&A Incentive Shares (as such term is defined in the Bye Laws of Life held by LAMC in Life.

“LAMC” shall have the meaning set forth in the Preamble.

“LAMC Partners” shall mean the partners of LAMC (in their capacity as indirect holders of L&A Incentive Interests).

“Law” shall mean any federal, state, local, municipal, foreign, international, multinational or other rule, regulation, statute, Order, ordinance, constitution, treaty, administrative interpretation, directive or code promulgated by any Governmental Authority, including any binding case law.

“Lease” shall mean any lease, sublease, license, occupancy agreement or similar Contract relating to real property.

“Leased Real Property” shall mean all real property interests of the Company or any of its Subsidiaries acquired pursuant to any Lease except for any such interests held as Investment Assets.

“Lien” shall mean any mortgage, claim, pledge, hypothecation, encumbrance, lien (statutory or other), servitude, easement, right of way or other charge or security interest of any kind or nature whatsoever.

“Life” shall have the meaning set forth in the Preamble.

“Life Merger” shall have the meaning set forth in the Recitals.

“Life Rollover” shall have the meaning set forth in Section 2.10(b).

“Life Rollover Equity” shall mean the equity interests in Life (or any successor entity thereto) subject to a Rollover Agreement.

“Life Rollover Equityholder” shall mean any LAMC Partner that has executed and delivered a Rollover Agreement.

“Life Merger Statutory Merger Agreement” shall mean the Life Merger Statutory Merger Agreement in the form attached hereto as Exhibit C-2 (subject to such amendments or modifications as the parties may determine to make prior to the Effective Time) to be executed and delivered by the Company and Life as contemplated by the terms hereof.

“Litigation” shall mean any action, cease and desist letter, demand, suit, arbitration proceeding, administrative or regulatory proceeding, citation, summons or subpoena of any nature, civil, criminal, regulatory or otherwise, in law or in equity; provided, that “Litigation”

shall not include any ordinary course examinations or market conduct examinations by Governmental Authorities.

“Material Adverse Effect” shall mean any Change that, individually or in the aggregate, has had or would reasonably be expected to have (a) a material adverse effect on the business, financial condition, operations or results of operations of the Company and its Subsidiaries, taken as a whole or (b) a material adverse effect on the ability of the Company to consummate the Merger; provided, that, solely for purposes of clause (a), none of the following will be deemed, either alone or in combination, to constitute, and none of the following will be taken into account in determining whether there has been, a Material Adverse Effect: (i) any Change generally affecting economic, regulatory or political conditions, (ii) any Change generally affecting the financial, credit, securities or other capital markets in the United States, Bermuda or any foreign jurisdiction, (iii) any Change generally affecting the industries in which the Company or any of its Subsidiaries operates, (iv) any Contagion Event or any declaration of martial law, quarantine or similar directive, policy or guidance or other action by any Governmental Authority in connection therewith, or any hurricane, tornado, flood, earthquake, tsunami, volcanic eruption or other natural disaster, (v) any Change in national or international political conditions, including acts of war, riots, political protests, sabotage or terrorism, or any escalation or worsening of any such acts of war, riots, political protests, sabotage or terrorism occurring after the date of this Agreement, (vi) any Change occurring after the date of this Agreement in applicable Law, GAAP or Applicable SAP, (vii) the execution and delivery of this Agreement or the public announcement, pendency or performance of the transactions contemplated hereunder, including the impact thereof on the relationships of the Company or any of its Subsidiaries with employees, customers, insureds, cedents, policyholders, brokers, agents, financing sources, business partners, service providers, Governmental Authorities or reinsurance providers (provided that no effect shall be given to this clause (vii) for purposes of any representation or warranty in Article IV which expressly addresses the effect of the execution of this Agreement or the consummation of the transactions contemplated by this Agreement), (viii) any communication by KKR, Parent, Merger Sub or any of their respective Affiliates or Representatives regarding plans or intentions with respect to modifications in the employment or business relationship between the Company or any of its Subsidiaries and their respective employees, Independent Distributors, suppliers, reinsurers, third-party administrators or asset managers following the Closing, (ix) any action required to be taken by the Company, or that the Company is required to cause one of its Subsidiaries to take, pursuant to the terms of this Agreement, (x) any failure of the Company or any of its Subsidiaries to take an action prohibited by the terms of this Agreement, or (xi) any failure by the Company or any of its Subsidiaries to meet any internal or published projections, forecasts or revenue or earnings predictions for any period ending on or after the date of this Agreement (but not the facts or circumstances underlying or giving rise to such failure), except, with respect to the foregoing clauses (i) through (vi), to the extent that the effects of any such matter are disproportionally adverse to the business, financial condition, operations or results of operations of the Company and its Subsidiaries, taken as a whole, in any material respect as compared to other life insurance and annuity companies operating in the United States with a meaningful portion of its business off-shore.

“Material Contract” shall have the meaning set forth in Section 4.15(b).

“Maximum Premium” shall have the meaning set forth in Section 6.09(b).

“Merger” shall have the meaning set forth in the Recitals.

“Merger Application” shall have the meaning set forth in Section 2.02.

“Merger Consideration” shall mean, in respect of any Company Share, the portion of the Aggregate Merger Consideration the holder of such Company Share is entitled to receive pursuant to Section 2.08(d) or (e), as applicable, in the case of the Founder Incentive Interests, the portion of the Aggregate Merger Consideration the Founder is entitled to receive pursuant to Section 2.08(c), in the case of any Company SAR, the portion of the Aggregate Merger Consideration the holder of such Company SAR is entitled to receive pursuant to Section 2.08(g), in the case of any GAFLL Class B Ordinary Share or L&A Incentive Interest, the portion of the Aggregate Merger Consideration that holder thereof is to receive pursuant to Section 2.14(b) or (c), as applicable, in each case as adjusted pursuant to Section 2.15(g).

“Multiplier” shall mean one (1).

“Order” shall mean any charge, order, writ, injunction, judgment, decree, ruling, determination, directive, award or settlement, whether civil, criminal or administrative, entered by or with any Governmental Authority.

“Outside Termination Date” shall have the meaning set forth in Section 8.01(c).

“Parent” shall have the meaning set forth in the Preamble.

“Parent Disclosure Letter” shall mean the Parent Disclosure Letter dated the date hereof and delivered by Parent to the Company prior to the execution of this Agreement.

“Parent Fundamental Representations” shall means the representations and warranties set forth in Section 5.01 and Section 5.02.

“Parent Limited Guaranty” shall have the meaning set forth in the Recitals.

“Parent Material Adverse Effect” shall mean a failure of, or a material impairment of, or material delay in, the ability of Parent, Merger Sub and their respective Subsidiaries to perform their obligations under this Agreement.

“Parent Plan” shall have the meaning set forth in Section 6.08(e).

“Paying Agent” shall mean a bank or trust company reasonably satisfactory to the Company that is organized and doing business under the Laws of the United States or any state thereof appointed by Parent and the Equity Representative to act as paying agent for payment of the Merger Consideration.

“Permit” shall mean any qualifications, registrations, franchises, filings, licenses, permits, certificates, consents, approvals, statement of no objection, Orders or authorizations issued or granted by Governmental Authorities.

“Permitted Liens” shall mean (a) any Lien for Taxes not yet delinquent or which are being contested in good faith by appropriate proceedings, (b) carrier’s, warehousemen’s, mechanic’s, materialmen’s, repairmen’s or other similar Liens, (c) pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation, (d) Liens comprising deposits required by applicable Insurance Law, (e) easements, rights-of-way, restrictions and other similar encumbrances, which do not materially interfere with the use of the property subject thereto, (f) statutory Liens in favor of lessors arising in connection with leased property, (g) Liens that, individually or in the aggregate, do not materially detract from the value of any of the property, rights or assets of the business of the Company or any of its Subsidiaries or materially interfere with the use thereof as currently used by the Company or, as the case may be, any of its Subsidiaries, (h) any Lien on assets held in a trust or similar account, (i) any Leases related to the Investment Assets of the Company or its Subsidiaries, (j) any Liens arising from assets pledged to a Federal Home Loan Bank or under the Federal Reserve Term Asset-Backed Securities Loan Facility, (k) any Liens arising from securities pledged under certain repurchase arrangements set out in the Financial Statements and (l) any Liens described in the Company Disclosure Letter.

“Person” shall mean any individual, corporation, partnership (general or limited), limited liability company, limited liability partnership, trust, joint venture, joint-stock company, syndicate, association, entity, unincorporated organization or Governmental Authority.

“Personal Data” shall mean a natural person’s name, street address, telephone number, e-mail address, photograph, social security number, driver’s license number, passport number, or customer or account number, or any other piece of information that allows the identification of a natural person.

“Personally Identifiable Information” shall mean (i) any Personal Data, (ii) any personal information that is prohibited from public disclosure under or otherwise regulated by any applicable Laws pertaining to privacy, security or data protection, (iii) any personal financial information of any individual that is an applicant under any filing with a Governmental Authority made pursuant to this Agreement, or any immediate family member of such Person, (iv) biographical affidavits, (v) fingerprints and fingerprint cards, and (vi) background investigation reports.

“Proxy Statement” shall mean the proxy statement, including any amendment or supplement thereto, relating to the Merger and this Agreement to be mailed to the Company Shareholders in connection with the Company Shareholders Meeting.

“Registered Funds” shall have the meaning set forth in Section 6.03(e).

“Registered Fund Advisory Agreement” means any (i) investment advisory Contract entered into by Global Atlantic Investment Advisors, LLC for the purpose of providing investment advisory services to a Registered Fund (including, for the avoidance of doubt, any series thereof) or (ii) Registered Fund Sub-Advisory Agreement.

“Registered Fund Board Approval” shall have the meaning set forth in Section 6.03(e).

“Registered Fund Sub-Advisory Agreement” means any sub-advisory Contract under which investment advisory services are provided to a Registered Fund (including, for the avoidance of doubt, any series thereof) and to which Global Atlantic Investment Advisors, LLC is a party.

“Registered Fund Financial Statements” shall have the meaning set forth in Section 4.25(e).

“Registrar” shall have the meaning set forth in Section 2.02.

“Reinsurance Contracts” shall have the meaning set forth in Section 4.21.

“Replacement Units” shall have the meaning set forth in Section 2.08(h).

“Representatives” shall mean directors, officers, employees, accountants, auditors, counsel, financial advisors, consultants, financing sources and other advisors or representatives.

“Resolution Period” shall have the meaning set forth in Section 2.15(d).

“Rollover Agreement” shall mean an agreement by and between Parent and the other party thereto pursuant to which, immediately prior to the Closing, such other party will contribute all or a portion of such party’s Founder Incentive Interests, Company Shares, L&A Incentive Interests or GAFLL Class B Ordinary Shares, to Parent pursuant to and in accordance with the terms therein.

“Rollover Equity” shall mean the Company Rollover Equity and the Life Rollover Equity.

“Rollover Equityholders” shall mean those certain Parties that have executed and delivered a Rollover Agreement.

“Rollover Statement” has the meaning as set forth in Section 2.15(a).

“Rollover Value” shall mean, with respect to Rollover Equity held by a Rollover Equityholder, (i) the value of such Rollover Equity that such Rollover Equityholder has agreed to rollover into equity securities of Parent pursuant to such Rollover Equityholder’s Rollover Agreement to be determined as of the Closing Date based on the Estimated Aggregate Merger Consideration plus (ii) a cash amount representing such Rollover Equity’s pro rata portion of the Escrow Amount.  Such value shall be equal to the portion of the Estimated Aggregate Merger Consideration that such Rollover Equityholder would have received hereunder in respect of such Rollover Equity if such Rollover Equityholder had not agreed to rollover such Rollover Equity into equity securities of Parent (i.e., before giving effect to any reduction in the relevant portion of the Estimated Aggregate Merger Consideration for Rollover Value).

“Sanctioned Person” shall mean a Person that is (i) the subject of Sanctions, (ii) ordinarily resident in, located in, or organized under the laws of a country or territory which is or has been the subject of country- or territory-wide Sanctions within the last five years (including without limitation Cuba, Iran, North Korea, Sudan, Syria, or the Crimea region), or (iii) majority-owned or controlled by any of the foregoing.

“Sanctions” shall mean those trade, economic and financial sanctions laws, regulations, embargoes, and restrictive measures administered, enacted, or enforced by (i) the United States (including without limitation the Department of the Treasury, Office of Foreign Assets Control), (ii) the European Union, (iii) the United Nations, (iv) the United Kingdom, or (v) other similar Governmental Authorities with regulatory authority over the Company or its Subsidiaries or their respective operations from time to time.

“SARs Value Holdback Amount” shall have the meaning set forth in Section 2.08(g).

“SEC” shall mean the Securities and Exchange Commission.

“Securities” shall mean, with respect to any Person, any class or series of common stock, preferred stock, membership interest and any other equity securities or capital stock of such Person, however described and whether voting or non-voting.

“Securities Act” shall mean the Securities Act of 1933.

“Separate Accounts” shall mean the separate accounts established by the Insurance Subsidiaries that are utilized in connection with their respective Insurance Contracts.

“Shareholders Agreement” shall have the meaning set forth in Section 2.07(b).

“Statutory Merger Agreement” shall mean the Statutory Merger Agreement in the form attached hereto as Exhibit C-1 (subject to such amendments or modifications as the parties may determine to make prior to the Effective Time) to be executed and delivered by the Company, Merger Sub and Parent as contemplated by the terms hereof.

“Statutory Statements” shall have the meaning set forth in Section 4.20(a).

“Subsidiary” shall mean, with respect to any Person, any entity of which securities or other ownership interests (a) having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions or (b) representing more than fifty percent of such securities or ownership interests are at the time directly or indirectly owned by such Person; provided, that “Subsidiary” does not include any entity the securities of which are held as an Investment Asset.

“Surviving Company” shall have the meaning set forth in Section 2.01.

“Tax” (and, with correlative meaning, “Taxes”) shall mean any federal, state, local or foreign income, alternative, minimum, accumulated earnings, personal holding company, franchise, capital stock, profits, windfall profits, gross receipts, sales, use, value added, transfer, registration, stamp, premium, excise, escheat, customs duties, environmental, real property, personal property, ad valorem, occupancy, license, occupation, employment, payroll, social security, disability, unemployment, workers’ compensation, withholding, estimated or other similar tax, duty, fee, assessment or other governmental charge or deficiencies thereof (including all interest and penalties thereon and additions thereto).

“Tax Proceeding” shall have the meaning set forth in Section 6.13(d).

“Tax Return” shall mean any report, return, filing, declaration, claim for refund, or information return or statement in connection with the determination, assessment, collection or imposition of any Taxes or otherwise related to Taxes filed or required to be filed with a Governmental Authority, including any schedule or attachment, and including any amendment thereof.

“Taxing Authority” shall mean, with respect to any Tax, the Governmental Authority that imposes such Tax or is otherwise responsible for Tax Returns and the agency, if any, charged with the collection of such Tax for such Governmental Authority.

“Third Party” shall mean any Person or group (as defined in Section 13(d)(3) of the Exchange Act) other than Parent, Merger Sub or any Affiliates thereof.

“Unaudited Financial Statements” shall have the meaning set forth in Section 4.06(a).

“Unresolved Items” shall have the meaning set forth in Section 2.15(e).

“Voting Agreements” shall have the meaning set forth in the Recitals.

Section 1.02        Interpretation.

(a)          As used in this Agreement, references to the following terms have the meanings indicated:  (i) to the Preamble or to the Recitals, Sections, Articles, Exhibits or Schedules are to the Preamble or a Recital, Section or Article of, or an Exhibit or Schedule to, this Agreement unless otherwise clearly indicated to the contrary; (ii) to any Contract (including this Agreement) or “organizational document” are to the Contract or organizational document as amended, modified, supplemented or replaced from time to time; (iii) to any Law are to such Law as amended, modified, supplemented or replaced from time to time and any rules or regulations promulgated thereunder and to any section of any Law including any successor to such section; (iv) to any Governmental Authority include any successor to the Governmental Authority and to any Affiliate include any successor to the Affiliate; (v) to any “copy” of any Contract or other document or instrument are to a true and complete copy thereof; (vi) to “hereof,” “herein,” “hereunder,” “hereby,” “herewith” and words of similar import refer to this Agreement as a whole and not to any particular Article, Section or clause of this Agreement, unless otherwise clearly indicated to the contrary; (vii) to the “date of this Agreement,” “the date hereof” and words of similar import refer to July 7, 2020; and (viii) to “this Agreement” includes the Exhibits and Schedules (including the Company Disclosure Letter and the Parent Disclosure Letter) to this Agreement.

(b)         Whenever the words “include,” “includes” or “including” are used in this Agreement, they will be deemed to be followed by the words “without limitation.”  The word

“or” shall not be exclusive.  Any singular term in this Agreement will be deemed to include the plural, and any plural term the singular.  All pronouns and variations of pronouns will be deemed to refer to the feminine, masculine or neuter, singular or plural, as the identity of the Person referred to may require.  Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.

(c)          Whenever the last day for the exercise of any right or the discharge of any duty under this Agreement falls on a day other than a Business Day, the party hereto having such right or duty shall have until the next Business Day to exercise such right or discharge such duty.  Unless otherwise indicated, the word “day” shall be interpreted as a calendar day.

(d)          The table of contents and headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement.

(e)          References to a “party” hereto shall mean Parent, Merger Sub, LAMC, Life or the Company and references to “parties” hereto shall mean Parent, Merger Sub, LAMC, Life and the Company.

(f)           References to “dollars” or “$” mean United States dollars, unless otherwise clearly indicated to the contrary.

(g)          The parties hereto have participated jointly in the negotiation and drafting of this Agreement; consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of the authorship of any provision of this Agreement.

(h)          No summary of this Agreement prepared by or on behalf of any party hereto shall affect the meaning or interpretation of this Agreement.

(i)           All capitalized terms used without definition in the Exhibits and Schedules (including the Company Disclosure Letter and the Parent Disclosure Letter) to this Agreement shall have the meanings ascribed to such terms in this Agreement.

ARTICLE II

THE MERGER

Section 2.01        The Merger.  Upon the terms and subject to the conditions set forth in this Agreement and the Statutory Merger Agreement, and pursuant to Section 104H of the Bermuda Companies Act, at the Effective Time, Merger Sub shall be merged with and into the Company, the separate corporate existence of Merger Sub shall thereupon cease, and the Company shall be the surviving company in the Merger (such surviving company, the “Surviving Company”).

Section 2.02       Merger Effective Time.  Upon the terms and subject to the conditions set forth in this Agreement and the Statutory Merger Agreement, the Company, Parent and Merger Sub will (a) on the Closing Date, execute and deliver the Statutory Merger Agreement, (b) on or prior to the Closing Date, cause an application for registration of the Surviving Company (the “Merger Application”) to be executed and delivered to the Registrar of Companies in Bermuda (the “Registrar”) as provided under Section 108 of the Bermuda Companies Act and to be accompanied by the documents required by Section 108(2) of the Bermuda Companies Act and (c) cause to be included in the Merger Application a request that the Registrar issue the certificate of merger with respect to the Merger (the “Certificate of Merger”) on the Closing Date at the time of day mutually agreed upon by the Company, Merger Sub and Parent and set forth in the Merger Application.  The Merger shall become effective upon the issuance of the Certificate of Merger by the Registrar at the time and date shown on the Certificate of Merger.  The Company, Merger Sub and Parent agree that they will request that the Registrar provide in the Certificate of Merger that the effective time of the Merger shall be 10:00 a.m., Bermuda time (or such time mutually agreed upon by the Company, Merger Sub and Parent) on the Closing Date (such time, the “Effective Time”).

Section 2.03        Effects of Merger.  From and after the Effective Time, the Merger shall have the effects set forth in this Agreement and Section 109(2) of the Bermuda Companies Act.

Section 2.04      Board of Directors and Officers of the Surviving Company.  The directors of the Surviving Company at the Effective Time shall be appointed by Parent and such directors shall continue thereafter until the earlier of their death, resignation or removal or until their respective successors are duly elected or appointed and qualified, as the case may be, in accordance with the Bermuda Companies Act and the bye-laws of the Surviving Company.  The officers of the Company in office immediately prior to the Effective Time shall be the officers of the Surviving Company until the earlier of their death, resignation or removal or until their respective successors are duly elected or appointed and qualified, as the case may be.

Section 2.05        Organizational Documents.

(a)          At the Merger Effective Time, pursuant to the Merger, the memorandum of continuance of the Company as set forth on Exhibit A, shall be the memorandum of continuance of the Surviving Company; provided, that the parties shall cooperate prior to the Closing to make any amendments or modifications to the form of memorandum set forth on Exhibit A as the parties may mutually agree will be beneficial to the Company from and after the Effective Time. Thereafter, the memorandum of continuance of the Surviving Company may be amended as provided by Law.

(b)          At the Merger Effective Time, pursuant to the Merger, new bye-laws of the Company shall be adopted to read in their entirety as set forth on Exhibit B, and, as so amended, shall be the bye-laws of the Surviving Company; provided, that the parties shall cooperate prior to the Closing to make any amendments or modifications to the form of bye-laws set forth on Exhibit B as the parties may mutually agree will be beneficial to the Company from and after the Effective Time.  Then, at the Effective Time, the bye-laws of the Surviving Company shall be the bye-laws of the Surviving Company.  Thereafter, the bye-laws of the Surviving Company may be amended in accordance with their terms and as provided by Law.

Section 2.06       Closing.  Subject to the terms and conditions of this Agreement, the closing of the Merger (the “Closing”) will take place at 10:00 a.m., Bermuda time, on the date that is the first Business Day of the month immediately following the month in which the satisfaction or waiver of the conditions (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions) set forth in Article VII occurs, at the offices of Wakefield Quinn Limited, Victoria Place, 31 Victoria Street, Hamilton HM 10, Bermuda, unless another time, date or place is agreed to in writing by the parties.  The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.”

Section 2.07        Merger Consideration.

(a)          Subject to the occurrence of the Merger as of the Effective Time and the Life Merger immediately thereafter, the Company Stakeholders shall be entitled to receive merger consideration with an aggregate value equal to the Aggregate Merger Consideration.

(b)          The Estimated Aggregate Merger Consideration and the Aggregate Merger Consideration will be allocated among the Company Stakeholders as set forth in the Merger Consideration Schedule, which shall be determined by the Company in accordance with the Third Amended and Restated Shareholders Agreement, dated as of January 21, 2020, by and among the Company, The Goldman Sachs Group, Inc., Goldman Sachs & Co. LLC and the other signatories thereto (the “Shareholders Agreement”), the Second Amended and Restated Shareholders Agreement, dated as of January 21, 2020, by and among Life, the Company, Goldman Sachs & Co. LLC and LAMC, Article 38 of the Bye-Laws of the Company and the Company SAR Plan, with such allocation being performed by the Company, in consultation with the Incentive Interest Administrator (as such term is defined in the Bye-Laws of the Company).  A portion of the Estimated Company Merger Consideration and the Final Company Merger Consideration, as applicable, shall be allocated to cover the aggregate amounts payable hereunder to holders of Company SARs.  The balance of the Estimated Company Merger Consideration and the Final Company Merger Consideration, as applicable, will be allocated to cover the aggregate amounts payable hereunder to the holders of the Class A Ordinary Shares, the holders of the Class G Ordinary Shares, the holders of the Founder Incentive Interests and the holders of the L&A Incentive Interests.

Section 2.08       Effect of Merger on the Share Capital of Merger Sub and the Company; Company SARs and Company RSAs.  Upon the terms and subject to the conditions of this Agreement, at the Effective Time, by virtue of the occurrence of the Merger and without any action on the part of the Company, Merger Sub or Parent or the holders of any of the following securities (except as set forth in Section 2.08(j)):

(b)          Merger Sub Shares.  Each common share, par value US$0.01, of Merger Sub issued and outstanding immediately prior to the Merger Effective Time shall be converted into and become one (1) validly issued and fully paid common share of par value US$0.01 of the Surviving Company.

(c)          Founder Incentive Interests.  Subject to the adjustment described in Section 2.15(g), in redemption of the Founder Incentive Interests held by the Founder, the Founder shall be entitled to receive cash in the amount equal to the Estimated Founder Incentive Merger Consideration minus Founder Incentive Escrow Amount.  The “Estimated Founder Incentive

Merger Consideration” shall be an amount calculated by the Company and set forth in the Estimated Merger Consideration Schedule equal to the portion of the Estimated Company Merger Consideration allocated by the Company to the Founder in respect of its Founder Incentive Interests in accordance with clause (iv) of Section 7.1(b) of the Shareholders Agreement minus the Rollover Value of the Founder Incentive Interests constituting Company Rollover Equity.  The “Founder Incentive Escrow Amount” shall be an amount calculated by the Company and set forth in the Estimated Merger Consideration Schedule equal to the product of (i) the Escrow Amount and (ii) the quotient of the Estimated Founder Incentive Merger Consideration divided by the Estimated Aggregate Merger Consideration.

(d)         Company Class G Ordinary Shares.  Except as provided in Section 2.08(f) or in respect of any Dissenting Shares, subject to the adjustment described in Section 2.15(g), each Company Class G Ordinary Share issued and outstanding immediately prior to the Effective Time (other than Rollover Equity) shall automatically be cancelled and converted into and shall thereafter represent the right to receive cash in an amount equal to the Estimated Class G Ordinary Merger Consideration minus the Class G Ordinary Share Escrow Amount.  The “Estimated Class G Ordinary Merger Consideration” shall be in respect of any Company Class G Ordinary Share (other than Rollover Equity), an amount calculated by the Company and set forth in the Estimated Merger Consideration Schedule equal to the portion of the Estimated Company Merger Consideration allocated by the Company to such Class G Ordinary Share in accordance with clause (iii) of Section 7.1(b) of the Shareholders Agreement.  The “Class G Ordinary Share Escrow Amount” shall be an amount for each Company Class G Ordinary Share (other than Rollover Equity) calculated by the Company and set forth in the Estimated Merger Consideration Schedule equal to the product of (i) the Escrow Amount and (ii) the quotient of the Estimated Class G Ordinary Merger Consideration for such Company Class G Ordinary Share divided by the Estimated Aggregate Merger Consideration.

(e)         Company Class A Ordinary Shares.  Except as provided in Section 2.08(f) or in respect of any Dissenting Shares, subject to the adjustment described in Section 2.15(g), each Company Class A Ordinary Share issued and outstanding immediately prior to the Effective Time (other than Rollover Equity) shall automatically be cancelled and converted into and shall thereafter represent the right to receive cash in an amount equal to the Estimated Class A Ordinary Merger Consideration minus the Class A Ordinary Share Escrow Amount.  The “Estimated Class A Ordinary Merger Consideration” shall be in respect of any Company Class A Ordinary Share (other than Rollover Equity), an amount calculated by the Company and set forth in the Estimated Merger Consideration Schedule equal to the portion of the Estimated Company Merger Consideration allocated by the Company to such Class A Ordinary Share in accordance with clause (iii) of Section 7.1(b) of the Shareholders Agreement.  The “Class A Ordinary Share Escrow Amount” shall be an amount for each Company Class A Ordinary Share (other than Rollover Equity) calculated by the Company and set forth in the Estimated Merger Consideration Schedule equal to the product of (i) the Escrow Amount and (ii) the quotient of the Estimated Class A Ordinary Merger Consideration for such Company Class A Ordinary Share divided by the Estimated Aggregate Merger Consideration.

(f)          Each Company Share that is (i) owned by the Company as treasury shares or owned by any Subsidiary of the Company or (ii) owned by KKR, Parent, Merger Sub or any other direct or indirect wholly owned Subsidiary of Parent or KKR issued and outstanding immediately prior to the Effective Time shall automatically be cancelled and shall cease to exist and be outstanding and a fixed consideration of US$0.01 per share shall be delivered in exchange therefor and no further or other repayment of capital made in respect thereof.

(g)          Company SARs.  Subject to the adjustment described in Section 2.15(g), at the Effective Time, all outstanding Company SARs (whether vested or unvested) shall be cancelled, and, in consideration of such cancellation, for each such Company SAR, the holder thereof shall be entitled to be paid in cash an amount equal to the Estimated SAR Value minus the SARs Value Holdback Amount, with all withholding Taxes being deducted from the amount of such cash amount.  The “Estimated SAR Value” shall be (i) in respect of each Company SAR, an amount calculated by the Company and set forth in the Estimated Merger Consideration Schedule equal to (i) the Change in Control Price (as defined in the Company SAR Plan) determined based on the Estimated Company Merger Consideration minus (ii) the base price applicable to such Company SAR.  The “SARs Value Holdback Amount” shall be an amount for each Company SAR calculated by the Company and set forth in the Estimated Merger Consideration Schedule equal to the product of (i) the Estimated SAR Value and (ii) a fraction resulting from dividing the Escrow Amount by the Estimated Aggregate Merger Consideration.  The amount payable under this Section 2.08(g) to any holder of Company SARs shall be paid by the Surviving Company in accordance with the Merger Consideration Schedule through its payroll system as soon as practicable following the Effective Time, with all withholding Taxes being deducted from the amount of such cash amount.  The aggregate amount payable to holders of Company SARs pursuant to this Section 2.08(g) shall be the “Aggregate SAR Value”.

(h)          Company RSAs.  At the Effective Time, each outstanding Company RSA award that is not vested immediately prior to the Effective Time (after giving effect to any accelerated vesting in connection with the Closing provided for under the terms of such Company RSAs) shall, automatically and without any action on the part of the holder thereof, be converted into an award of a number of Parent restricted units having a value per unit immediately following the Closing that is the same as the per-share value of the Company RSAs subject to such Company RSA award immediately prior to Closing (such units, the “Replacement Units”).  Each Replacement Unit shall otherwise have the same terms and conditions (including  applicable vesting conditions) applicable to the Company RSA award from which it was converted under the Amended and Restated Global Atlantic Financial Company Annual Incentive Plan and award agreement governing such Company RSA as in effect immediately prior to the Effective Time.  It is intended that Parent will provide periodic liquidity to holders of the Replacement Units by redeeming Replacement Units at a value based on the book value of Parent at such time.

(i)           Rollover.  Immediately prior to the Effective Time, the Company Rollover Equity contributed to Parent by the Company Rollover Equityholders pursuant to the Rollover Agreements shall be exchanged for the right to receive, upon the terms and subject to the conditions of the Rollover Agreements, at the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof or any Party, equity interests of Parent representing a pro-rata portion of the interests in Parent equal in value to (x) the Rollover Value in respect of such Company Rollover Equity (in lieu of the portion of the Estimated Aggregate Merger Consideration payable to the Company Rollover Equityholders in respect of their

Company Rollover Equity if such Company Rollover Equity had not been rolled over), subject to the adjustment described in Section 2.15(g) minus (y) the Company Rollover Escrow Amount. “Company Rollover Escrow Amount” shall mean a cash amount calculated by the Company and set forth in the Estimated Merger Consideration Schedule equal to the product of (i) the Escrow Amount and (ii) the quotient of the Rollover Value of the Company Rollover Equity divided by the Estimated Aggregate Merger Consideration.

(j)           At or prior to the Effective Time, the Company (or the applicable Affiliate thereof) shall adopt any resolutions and take any actions which are necessary to effectuate the provisions of Section 2.08.

(k)          Except in respect of any Dissenting Shares or Company RSA, at and following the Closing, in no event shall Parent, Merger Sub or any of its Affiliates (including, after the Closing, the Surviving Company) be required to pay, or be liable to, any Company Stakeholder or the holder of any other Securities of the Company or any of its Subsidiaries any amount or consideration in respect of such Securities of such Company Stakeholder or other holder in excess of the Aggregate Merger Consideration in connection with, or arising out of, or as a result of, the Merger or any of the other transactions contemplated hereunder.

Section 2.09       Adjustments to Prevent Dilution.  Subject to the restrictions contained in Section 6.01, in the event that the Company changes the number of Company Shares issued and outstanding prior to the Effective Time as a result of a reclassification, stock split (including a reverse stock split), stock dividend or distribution, recapitalization, merger, subdivision, issuer tender or exchange offer, or other similar transaction, the Merger Consideration shall be proportionately adjusted to reflect such change.

Section 2.10        LAMC Distribution; Life Rollover.

(a)          On the same date as, and immediately following, the Effective Time of the Merger, LAMC shall liquidate and distribute to its partners shares of Life in accordance with the Amended and Restated Exempted Limited Partnership Agreement of LAMC dated April 30, 2013, as amended, and the Second Amended and Restated Shareholders Agreement by and among Life, the Company, Goldman Sachs & Co. LLC.

(b)          Immediately following the liquidation of LAMC and the distribution of shares of Life, the Life Rollover Equity contributed to Parent by the Life Rollover Equityholders pursuant to the Rollover Agreements in exchange for the right to receive, upon the terms and subject to the conditions of the Rollover Agreements, at the Life Merger Effective Time, by virtue of the Life Merger and without any action on the part of the holders thereof or any Party, equity interests of Parent representing a pro-rata portion of the interests in Parent equal in value to (x) the Rollover Value in respect of such Life Rollover Equity (in lieu of the portion of the Estimated Aggregate Merger Consideration payable to the Life Rollover Equityholders in respect of their Life Rollover Equity) minus (y) the Life Rollover Escrow Amount, subject to the adjustment described in Section 2.15(g) (the “Life Rollover”). “Life Rollover Escrow Amount” shall mean a cash amount calculated by the Company and set forth in the Estimated Merger Consideration Schedule equal to the product of (i) the Escrow Amount and (ii) the quotient of the

Rollover Value of the Life Rollover Equity divided by the Estimated Aggregate Merger Consideration.

Section 2.11       Life Merger.  Immediately following the distribution and contribution of shares of Life pursuant to Section 2.10, upon the terms and subject to the conditions set forth in this Agreement and the Life Statutory Merger Agreement, and pursuant to Section 104H of the Bermuda Companies Act, at the Life Merger Effective Time (as defined below), Life shall be merged with and into the Company, the separate corporate existence of Life shall thereupon cease, and the Company shall be the surviving company in the Life Merger.

Section 2.12        Life Merger Effective Time.  Upon the terms and subject to the conditions set forth in this Agreement and the Life Statutory Merger Agreement, the Company, and Life

will (a) on the Closing Date, execute and deliver the Life Statutory Merger Agreement, (b) on or prior to the Closing Date, cause an application for registration of the Surviving Company (the “Life Merger Application”) to be executed and delivered to the Registrar as provided under Section 108 of the Bermuda Companies Act and to be accompanied by the documents required by Section 108(2) of the Bermuda Companies Act and (c) cause to be included in the Life Merger Application a request that the Registrar issue the certificate of merger with respect to the Life Merger (the “Certificate of Life Merger”) on the Closing Date at the time of day mutually agreed upon by the Company, and Life set forth in the Life Merger Application.  The Life Merger shall become effective upon the issuance of the Certificate of Life Merger by the Registrar at the time and date shown on the Certificate of Life Merger.  The Company and Life agree that they will request that the Registrar provide in the Certificate of Life Merger that the effective time of the Life  Merger shall be 10:01 a.m., Bermuda time (or such time mutually agreed upon by the Company and Life) on the Closing Date (such time, the “Life Merger Effective Time”).

Section 2.13        Effects of Life Merger.

(a)          Effects of Life Merger.  From and after the Life Merger Effective Time, the Life Merger shall have the effects set forth in this Agreement and Section 109(2) of the Bermuda Companies Act.

(b)          Board of Directors and Officers of the Surviving Company.  The directors and officers of the Company in office immediately prior to the Life Merger Effective Time (as appointed pursuant to Section 2.04 shall remain the directors and the officers of the Company from and after the Life Merger Effective Time until the earlier of their death, resignation or removal or until their respective successors are duly elected or appointed and qualified, as the case may be.

(c)          Organizational Documents.  The memorandum of continuance and bye-laws of the Company immediately prior to the Life Merger Effective Time (as adopted pursuant to Section 2.05) shall remain the memorandum of continuance and bye-laws of the Company from and after the Effective Time.  Thereafter, the memorandum and bye-laws of the Company may be amended in accordance with their terms and as provided by Law.

Section 2.14       Effect of Life Merger on the Share Capital of Life and the Surviving Company.  Upon the terms and subject to the conditions of this Agreement, at the Life Merger Effective Time, by virtue of the occurrence of the Life Merger and without any action on the part of the Company, Life or the holders of any of the following securities:

(a)          Company Shares.  Each common share of par value US $0.01 of the Company issued and outstanding immediately prior to the Life Merger Effective Time shall be converted into and become one (1) validly issued and fully paid common share of par value US $0.01 of the Surviving Company.

(b)          L&A Incentive Shares.  Except as provided in Section 2.14(d) or in respect of any Dissenting Shares, subject to the adjustment described in Section 2.15(g), each L&A Incentive Interest issued and outstanding immediately prior to the Life Merger Effective Time (other than Rollover Equity) shall automatically be cancelled and converted into and shall thereafter represent the right to receive cash in an amount equal to the Estimated L&A Incentive Interest Merger Consideration minus the L&A Incentive Interest Escrow Amount.  The “Estimated L&A Incentive Interest Merger Consideration” shall be in respect of any L&A Incentive Interest (other than Rollover Equity), an amount calculated by the Company and set forth in the Estimated Merger Consideration Schedule equal to the portion of the Estimated Company Merger Consideration allocated by the Company to such L&A Incentive Interest in accordance with clause (i) of Section 7.1(b) of the Shareholders Agreement.  The “L&A Incentive Interest Escrow Amount” shall be an amount for each L&A Incentive Interest (other than Rollover Equity) calculated by the Company and set forth in the Estimated Merger Consideration Schedule equal to the product of (i) the Escrow Amount and (ii) the quotient of the Estimated L&A Incentive Interest Merger Consideration for such L&A Incentive Interest divided by the Estimated Aggregate Merger Consideration.

(c)          GAFLL Class B Ordinary Shares.  Except as provided in Section 2.14(d) or in respect of any Dissenting Shares, subject to the adjustment described in Section 2.15(g), each GAFLL Class B Ordinary Share issued and outstanding immediately prior to the Effective Time (other than Rollover Equity) shall automatically be cancelled and converted into and shall thereafter represent the right to receive cash in an amount equal to the Estimated GAFLL Class B Merger Consideration minus the Class B Ordinary Share Escrow Amount.  The “Estimated GAFLL Class B Merger Consideration” shall be in respect of any GAFLL Class B Ordinary Shares issued and outstanding immediately prior to the Effective Time (other than Rollover Equity) an amount calculated by the Company and set forth in the Estimated Merger Consideration Schedule equal to the amount that would have been payable in respect of such GAFLL Class B Ordinary Share had the Estimated Aggregate Merger Consideration had been distributed pursuant to Section 5.2 of the Second Amended and Restated Shareholders Agreement, dated as of January 21, 2020, by and among Life, the Company, Goldman Sachs & Co. LLC and LAMC.  The “Class B Ordinary Share Escrow Amount” shall be an amount for each GAFLL Class B Ordinary Share (other than Rollover Equity) calculated by the Company and set forth in the Estimated Merger Consideration Schedule equal to the product of (i) the Escrow Amount and (ii) the quotient of the Estimated GAFLL Class B Merger Consideration for such GAFLL Class B Ordinary Share divided by the Estimated Aggregate Merger Consideration.

(d)          Each share of Life that is (i) owned by the Life as treasury shares or owned by the Company or any Subsidiary of the Company or (ii) owned by KKR, Parent, or any other direct or indirect wholly owned Subsidiary of Parent or KKR issued and outstanding immediately prior to the Life Merger Effective Time shall automatically be cancelled and shall cease to exist and be outstanding and a fixed consideration of US$0.01 per share shall be delivered in exchange therefor and no further or other repayment of capital made in respect thereof.

Section 2.15        Determination of Closing Book Value.

(a)          At least ten (10) Business Days prior to the Closing Date, Parent shall deliver to the Company a statement setting forth (i) the Aggregate Rollover Equity, (ii) the Rollover Value with respect to each Rollover Equityholder and (iii) the name of each Rollover Equityholder (the “Rollover Statement”).  At least five (5) Business Days prior to the Closing Date, the Company shall prepare and deliver to Parent (i) a statement (the “Estimated Closing Statement”) consisting of (x) an estimated consolidated balance sheet of the Company and its Subsidiaries as of 12:01 a.m. (New York City time) on the Closing Date (except as provided in the Applicable Accounting Principles) and (y) an estimated calculation in reasonable detail of the estimated Closing Book Value derived from such balance sheet (the “Estimated Closing Book Value”), in each case, together with the financial and other records supporting such estimates and calculations and (b) the Estimated Merger Consideration Schedule.  The Estimated Closing Statement shall be prepared in accordance with the accounting principles, practices and methodologies set forth in Exhibit E (the “Applicable Accounting Principles”) and this Agreement.  Following Parent’s receipt of the Estimated Closing Statement and prior to the Closing, Parent shall have the right to comment on such calculations and estimates, and the Company shall consider in good faith any such comments.  The Company shall provide promptly Parent reasonable access to supporting data and employees as Parent shall reasonably request in connection with its review of the Estimated Closing Statement, including all work papers of the accountants who audited, compiled or reviewed such Estimated Closing Statement.  In the event that the Parent requests access to the work papers and other supporting data of the independent accountants of the Company relating to the preparation of the Estimated Closing Statement, the Company shall cause its independent accounts to make any such work papers and other supporting data available to Parent; provided, that Parent, as applicable, has signed a customary confidentiality and hold harmless agreement relating to such access to working papers and other supporting data in form and substance reasonably acceptable to such independent accountants.  The Company shall promptly provide any consents requested by its independent accountants in connection with such access. The amounts specified in the Merger Consideration Schedule will take into account the Aggregate Rollover Equity and Aggregate Parent Interest Rollover Value (as set forth in the Rollover Statement).  The Company will be entitled to conclusively rely, without inquiry, investigation or liability, on the Rollover Statement as to the Aggregate Rollover Equity and in no event will the Company have any liability to Parent, any Company Stakeholder, LAMC Partner or other Person on account of the amounts set forth in the Rollover Statement.  Parent will be entitled to conclusively rely, without inquiry, investigation or liability, on the Estimated Merger Consideration Schedule as the allocation of the portion of the Estimated Aggregate Merger Consideration payable to each Company Stakeholder for all purposes hereunder and in no event will Parent have any liability to any Company Stakeholder or other

Person on account of payments made in accordance with the Estimated Merger Consideration Schedule or the Final Merger Consideration Schedule.

(b)         Within seventy-five (75) days following the Closing Date, Parent shall prepare and deliver to the Equity Representative a statement (the “Closing Statement”) consisting of (i) an unaudited consolidated balance sheet of the Company and its Subsidiaries as of 12:01 a.m. (New York City time) on the Closing Date and (ii) a calculation in reasonable detail of the Closing Book Value derived from such balance sheet.

(c)          The Closing Statement shall become final, binding and conclusive upon Parent and the Company on the date that is the seventy-fifth (75th) day following the date on which Parent delivers the Closing Statement to the Equity Representative in accordance with Section 2.15(b), unless prior to such date, the Equity Representative shall have delivered to Parent a written notice (a “Dispute Notice”) stating that it disputes the Closing Statement and specifying in reasonable detail each item in dispute (each, a “Disputed Item”), the amount in dispute for each such Disputed Item and the reasons supporting the Equity Representative’s positions.

(d)          If the Equity Representative delivers a Dispute Notice, then the Equity Representative and Parent shall seek in good faith to resolve the Disputed Items during the fifteen (15) day period beginning on the date such Dispute Notice is received by Parent (the “Resolution Period”).  If Parent and the Equity Representative reach agreement with respect to any Disputed Items, the Closing Statement shall be revised to reflect such agreement.

(e)         If Parent and the Equity Representative are unable to resolve all of the Disputed Items during the Resolution Period, then they shall jointly engage and submit the unresolved Disputed Items (the “Unresolved Items”) to the Independent Accounting Firm.  The Independent Accounting Firm shall act as an expert and not an arbitrator, but shall determine, based solely on presentations by Parent and the Equity Representative and not by independent review, only the Unresolved Items still in dispute.  Parent and the Equity Representative shall use their reasonable best efforts to cause the Independent Accounting Firm to issue its written determination regarding the Unresolved Items within thirty (30) days after such items are submitted for review.  The Independent Accounting Firm shall make a determination with respect to the Unresolved Items only in a manner consistent with this Section 2.15 and the Applicable Accounting Principles, and in no event shall the Independent Accounting Firm’s determination of the Unresolved Items be for an amount that is outside the range of the disagreement between Parent and the Equity Representative.  Each of Parent and the Equity Representative shall use its reasonable best efforts to furnish to the Independent Accounting Firm such information pertaining to the Unresolved Items as the Independent Accounting Firm may reasonably request, including all work papers of the accountants who audited, compiled or reviewed such Closing Statement or the Dispute Notice, as applicable.  The determination of the Independent Accounting Firm shall be final, binding and conclusive upon the parties absent manifest error, and the Company shall revise the Closing Statement to reflect such determination upon receipt thereof (such revised statement, or any Closing Statement that becomes final pursuant to Section 2.15(c) or Section 2.15(d), the “Final Closing Statement”).  The Closing Book Value for purposes of this agreement shall be such amount as it is finally determined pursuant to Section 2.15(c), Section 2.15(d) or Section 2.15(e), as applicable.  The fees, expenses and costs of the

Independent Accounting Firm shall be allocated by the Independent Accounting Firm between Parent, on the one hand, and the Company Stakeholders (which shall be paid by the Company and taken into account as reduction in Closing Book Value), on the other hand, based upon the percentage that the portion of the contested amount not awarded to each Party bears to the amount actually contested by such Party.  The fees, expenses and costs incurred by the Equity Representative in connection with the provisions of Section 2.15 shall be paid by the Company and taken into account as reduction in Closing Book Value.

(f)          Parent shall, and shall cause the Company to, provide promptly to the Equity Representative reasonable access during normal business hours to supporting data and  employees as the Equity Representative shall reasonably request in connection with its review of the Closing Statement, including all work papers of the accountants who audited, compiled or reviewed such Closing Statement.  In the event that the Equity Representative or the Independent Accounting Firm requests, pursuant to Section 2.15(e) or this Section 2.15(f), as applicable, access to the work papers and other supporting data of the independent accountants of the Company relating to the preparation of the Closing Statement, Parent shall, and shall cause its and the Company’s independent accountants to, make any such work papers and other supporting data available to the Equity Representative and the Independent Accounting Firm; provided, that Equity Representative or the Independent Accounting Firm, as applicable, has signed a customary confidentiality and hold harmless agreement relating to such access to working papers and other supporting data in form and substance reasonably acceptable to such independent accountants.  Parent and the Company shall promptly provide any consents requested by its independent accountants in connection with such access.

(g)          If the Closing Book Value as reflected in the Final Closing Statement is not equal to the Estimated Closing Book Value, within five (5) Business Days after the Closing Statement becomes final pursuant to Section 2.15(d), Section 2.15(e) and Section 2.15(f), the Company shall prepare the Final Merger Consideration Schedule.

(i)          If the Closing Book Value as reflected in the Final Closing Statement is greater than the Estimated Closing Book Value:

(A)         In addition to the amount received by the Founder pursuant to Section 2.08(c), the Founder shall be entitled to receive in respect of the Founder Incentive Interests cash in an amount equal to (x) the Founder Incentive Escrow Amount out of the Escrow Account and (y) the difference between the Estimated Founder Incentive Merger Consideration and the Final Founder Incentive Merger Consideration from Parent.  The “Final Founder Incentive Merger Consideration” shall be an amount calculated by the Company and set forth in the Final Merger Consideration Schedule equal to the portion of the Final Company Merger Consideration allocated by the Company to the Founder in respect of its Founder Incentive Interests in accordance with clause (iv) of Section 7.1(b) of the Shareholders Agreement minus the Rollover Value of the Founder Incentive Interests constituting Company Rollover Equity and the amount received in respect of such Founder Incentive Interest constituting Company Rollover Equity pursuant to clause (y) of Section 2.15(g)(i)(E).

(B)          In addition to the amount received by a holder of a Company Class G Ordinary Share pursuant to Section 2.08(d), the holder of any such Company Class G Ordinary Share shall be entitled to receive in respect of each such Company Class G Ordinary Share (other than Rollover Equity) cash in an amount equal to (x) the Class G Ordinary Share Escrow Amount for that Company Class G Ordinary Share out of the Escrow Account and (y) the difference between Estimated Class G Ordinary Merger Consideration for such Company Class G Ordinary Share and the Final Class G Ordinary Merger Consideration for such Company Class G Ordinary Share from Parent.  The “Final Class G Ordinary Merger Consideration” shall be, in respect of any Company Class G Ordinary Share (other than Rollover Equity), an amount calculated by the Company and set forth in the Final Merger Consideration Schedule equal to the portion of the Final Company Merger Consideration allocated by the Company to such Class G Ordinary Share in accordance with clause (iii) of Section 7.1(b) of the Shareholders Agreement.

(C)          In addition to the amount received by a holder of a Company Class A Ordinary Share pursuant to Section 2.08(e), the holder of any such Company Class A Ordinary Share shall be entitled to receive in respect of each such Company Class A Ordinary Share (other than Rollover Equity) cash in an amount equal to (x) the Class A Ordinary Share Escrow Amount for that Company Class A Ordinary Share out of the Escrow Account and (y) the difference between Estimated Class A Ordinary Merger Consideration for such Company Class A Ordinary Share and the Final Class A Ordinary Merger Consideration for such Company Class A Ordinary Share.  The “Final Class A Ordinary Merger Consideration” shall be, in respect of any Company Class A Ordinary Share (other than Rollover Equity), an amount calculated by the Company and set forth in the Final Merger Consideration Schedule equal to the portion of the Final Company Merger Consideration allocated by the Company to such Class A Ordinary Share in accordance with clause (iii) of Section 7.1(b) of the Shareholders Agreement.

(D)          In addition to the amount received by a holder of any Company SAR pursuant to Section 2.08(g), the holder of such Company SAR shall be entitled to receive in respect of such Company Class SARs cash in an amount equal to (x) the SARs Value Holdback Amount in respect of such Company SAR from the Surviving Company and (y) the difference between the Estimated SAR Value for that Company SAR and the Final SAR Value for such Company SAR from the Surviving Company.  The “Final SAR Value” shall be (i) in respect of any Company each Company SAR, an amount calculated by the Company and set forth in the Final Merger Consideration Schedule equal to (i) the Change in Control Price (as defined in the Company SAR Plan) determined based on the Final Company Merger Consideration minus (ii) the base price applicable to such Company SAR.  The amount payable under this Section 2.15(g)(i)(D) to any holder of a Company SAR shall be paid by the Surviving Company in accordance with the Merger Consideration Schedule through its payroll system, with all withholding Taxes being deducted from the amount of such cash amount.

(E)          In addition to the interests in Parent received by a Company Rollover Equityholder pursuant to Section 2.08(i) and the applicable Rollover Agreement, any Company Rollover Equityholder shall be entitled to receive in respect of the Company Rollover Equity cash in an amount equal to (x) the Company Rollover Escrow Amount in respect of such Company Rollover Equity out of the Escrow Account and (y) the product of (A) the quotient of the Rollover Value of the Company Rollover Equity divided by the Final Aggregate Merger

Consideration multiplied by the (B) difference between the Estimated Aggregated Merger Consideration and the Final Aggregate Merger Consideration from Parent.

(F)          In addition to the amount received by a holder of an L&A Incentive Interest pursuant to Section 2.14(b), the holder of any such L&A Incentive Interest shall be entitled to receive in respect of each such L&A Incentive Interest (other than Rollover Equity) cash in an amount equal to (x) the L&A Incentive Interest Escrow Amount in respect of such L&A Incentive Interest out of the Escrow Account and (y) the difference between the Estimated L&A Incentive Interest Merger Consideration for that L&A Incentive Interest and the Final L&A Incentive Interest Merger Consideration for that L&A Incentive Interest from Parent.  The “Final L&A Incentive Interest Merger Consideration” shall be, in respect of any L&A Incentive Interest (other than Rollover Equity), an amount calculated by the Company and set forth in the Final Merger Consideration Schedule equal to the portion of the Final Company Merger Consideration allocated by the Company to such L&A Incentive Interest in accordance with clause (i) of Section 7.1(b) of the Shareholders Agreement.

(G)          In addition to the amount received by a holder of a GAFLL Class B Ordinary Share pursuant to Section 2.14(c), the holder of any such GAFLL Class B Ordinary Share shall be entitled to receive in respect of each such GAFLL Class B Ordinary Share (other than Rollover Equity) cash in an amount equal to (x) the Class B Ordinary Share Escrow Amount in respect of such GAFLL Class B Ordinary Share out of the Escrow Account and (y)

the difference between Estimated GAFLL Class B Merger Consideration and the Final GAFLL Class B Merger Consideration.  The “Final GAFLL Class B Merger Consideration” shall be, in in respect of any GAFLL Class B Ordinary Shares issued and outstanding immediately prior to the Effective Time (other than Rollover Equity) an amount calculated by the Company and set forth in the Final Merger Consideration Schedule equal to the amount that would have been payable in respect of such GAFLL Class B Ordinary Share had the Aggregate Merger Consideration had been distributed pursuant to Section 5.2 of the Second Amended and Restated Shareholders Agreement, dated as of January 21, 2020, by and among Life, the Company, Goldman Sachs & Co. LLC and LAMC.

(H)         In addition to the interests in Parent received by a Life Rollover Equityholder pursuant to Section 2.10(b) and the applicable Rollover Agreement, any Life Rollover Equityholder shall be entitled to receive in respect of the Life Rollover Equity cash in an amount equal to (x) the Life Rollover Escrow Amount in respect of such Life Rollover Equity out of the Escrow Account and (y) the product of (A) the quotient of the Rollover Value of the Life Rollover Equity divided by the Final Aggregate Merger Consideration multiplied by the (B) difference between the Estimated Aggregated Merger Consideration and the Final Aggregate Merger Consideration from Parent.

(ii)         If the Closing Book Value as reflected in the Final Closing Statement is less than the Estimated Closing Book Value:

(A)         Parent shall be entitled to a payment out of the Escrow Account of cash in an amount equal to the amount by which (i) the Final Aggregate Cash Merger Consideration minus the aggregate Final SAR Value in respect of all Company SARs exceeds

(ii) the Estimated Aggregate Cash Merger Consideration minus the Aggregate SAR Value in respect of all Company SARs.

(B)          In addition to the amount received by the Founder pursuant to Section 2.08(c), the Founder shall be entitled to receive in respect of the Founder Incentive Interests cash in an amount equal to the remaining portion of the Founder Incentive Escrow Amount (if any) out of the Escrow Account such that the aggregate payments received by the Founder in respect of the Founder Incentive Interests equals the Final Founder Incentive Merger Consideration.

(C)          In addition to the amount received by a holder of a Company Class G Ordinary Share pursuant to Section 2.08(d), the holder any such Company Class G Ordinary Share shall be entitled to receive in respect of each such Company Class G Ordinary Share (other than Rollover Equity) cash in an amount equal to the remaining portion of the Class G Ordinary Share Escrow Amount (if any) out of the Escrow Account such that the aggregate payments received by such holder in respect to such Company Class G Ordinary Share equals the Final Class G Ordinary Merger Consideration.

(D)         In addition to the amount received by a holder of a Company Class A Ordinary Share pursuant to Section 2.08(e), the holder any such Company Class A Ordinary Share shall be entitled to receive in respect of each such Company Class A Ordinary Share (other than Rollover Equity) cash in an amount equal to the remaining portion of the Class A Ordinary

Share Escrow Amount (if any) out of the Escrow Account such that the aggregate payments received by such holder in respect of such Company Class A Ordinary Share equals the Final Class A Ordinary Merger Consideration.

(E)          Except as set forth in clause (F) below, with respect to each Company SAR, the Company shall be entitled to retain an amount of the SARs Value Holdback Amount equal to the amount by which the Final SAR Value in respect of such Company SARs exceeds the Estimated SAR Value in respect of such Company SARs.

(F)          In addition to the amount received by a holder of Company SARs pursuant to Section 2.08(g), the holder any such Company SARs shall be entitled to receive in respect of each such Company SAR cash in respect of any remaining amount of the SARs Value Holdback Amount (if any) such that the aggregate amount received by such holder in respect of such Company equals the Final SAR Value.  The amount payable under this Section 2.15(g)(ii)(E) to any holder of a Company SAR shall be paid by the Surviving Company in accordance with the Merger Consideration Schedule through its payroll system, with all withholding Taxes being deducted from the amount of such cash amount.

(G)         In addition to the pro rata interests in Parent received by a Company Rollover Equityholder pursuant to Section 2.08(i) and the applicable Rollover Agreement, any Company Rollover Equityholder shall be entitled to receive in respect of the Company Rollover Equity cash in an amount equal to the remaining portion of the Company Rollover Escrow Amount (if any) allocable to such Company Rollover Equityholder.

(H)          In addition to the amount received by a holder of an L&A Incentive Interest pursuant to Section 2.14(b), the holder any such L&A Incentive Interest shall be entitled to receive in respect of each such L&A Incentive Interest (other than Rollover Equity) cash in an amount equal to the remaining portion of the L&A Incentive Interest Escrow Amount (if any) out of the Escrow Account such that the aggregate payments received by such holder in respect of such Company Class A Ordinary Share equal to the Final L&A Incentive Interest Merger Consideration.

(I)           In addition to the amount received by a holder of a GAFLL Class B Ordinary Share pursuant to Section 2.14(c), the holder any such GAFLL Class B Ordinary Share shall be entitled to receive in respect of each such GAFLL Class B Ordinary Share (other than Rollover Equity) cash in an amount equal to the remaining portion of the Class B Ordinary Share Escrow Amount (if any) out of the Escrow Account such that the agreement amount received by such holder in respect of such GAFLL Class B Ordinary Share equals the Final GAFLL Class B Merger Consideration.

(J)           In addition to the interests in Parent received by a Life Rollover Equityholder pursuant to Section 2.10(b), any Life Rollover Equityholder shall be entitled to receive in respect of the Life Rollover Equity cash in an amount equal to the remaining portion of the Life Rollover Escrow Amount (if any) allocable to such Life Rollover Equityholder.

(iii)       Following delivery of the Final Merger Consideration Schedule, (a) Parent and the Equity Representative (on behalf of the Company Stakeholders) shall promptly deliver a joint written instruction to the Escrow Agent to make the payments described above in this Section 2.15(g), (b) Parent shall promptly pay to the Paying Agent (for distribution by the Paying Agent to the Company Stakeholders) any additional amounts payable by Parent under this Section 2.15(g) in accordance with the Final Merger Consideration Schedule) and shall cause the Paying Agent to pay such amount promptly to the Company Stakeholders, (c) Parent shall pay to the Company (for payment to the holders of Company SARs) any amounts payable by the Company to holders of Company SARs pursuant to Section 2.15(g)(ii)(F) and (d) Parent shall cause the Company to promptly pay the amounts payable by it under this Section 2.15.

(iv)        Notwithstanding anything to the contrary contained herein, the Company Stakeholders and the Equity Representative shall not have any liability for any amounts due pursuant to this Section 2.15(g) except to the extent of the funds available in the Escrow Account.

Section 2.16        Equity Representative.

(a)          Each of the Company Shareholders, by the requisite approval and adoption of this Agreement at the Company Shareholders Meeting, and the exercise of the drag-along rights under Section 6.3 of the Shareholders Agreement by the Proposing Shareholders (as such term is defined in the Shareholders Agreement) pursuant to the Voting Agreement, irrevocably appoint the Equity Representative as their agent and attorney-in-fact to act on behalf of each Company Shareholder, in connection with the determination of the final Closing Book Value and the tax matters contemplated in Section 6.13.  The Equity Representative is authorized: (i) to take all action necessary in its sole discretion determine the Final Closing Book Value, including to review the Closing Statement, send a Dispute Notice (or refrain from sending such a Dispute

Notice), negotiate, settle and compromise any Disputed Item or Unresolved Item and make submissions and provide information to the Independent Accounting Firm and (ii) to take all action necessary in its sole discretion to enforce the rights of the Company Shareholders under Section 6.13.

(b)          To the fullest extent permitted by Law, all decisions and actions by the Equity Representative in connection with the foregoing (including the settlement of any claims) shall be binding upon all of the Company Shareholders and none of the Company Shareholders shall have the right to object, dissent, protest or otherwise contest the same.

(c)          The Equity Representative shall not have any liability to the Company Shareholders for any act done or omitted hereunder (except in the case of willful misconduct or fraud).  The Equity Representative shall be indemnified, held harmless and defended by the Company (and, after the Closing, the Company Stakeholders) from and against all losses arising out of or in connection with (i) the Equity Representative’s actions taken, or omissions to act, arising out of, in connection with, or otherwise with respect to this Agreement, and (ii) actions taken with respect to this Agreement believed by Equity Representative to be within the scope of its authority; provided, that such losses do not arise out of the willful misconduct or fraud of the Equity Representative.  The parties acknowledge and agree that the Equity Representative is a party to this Agreement solely for the convenience of the parties in connection with the performance of the duties described in this Section 2.16 and for no other purpose.

(d)          To the fullest extent permitted by Law and with respect to the Company Shareholder, as a result of exercise of the drag-along rights under the Shareholders Agreement by the Proposing Shareholders, the Equity Representative shall have full power and authority on behalf of each Company Shareholder to take any and all actions on behalf of, execute any and all instruments on behalf of, and execute or waive any and all rights of, the Company Shareholders in connection with the matters identified in Section 2.16(a).

(e)         Each Company Shareholder, by his, her or its approval of the Merger and this Agreement, and with respect to the Company Shareholder, as a result of exercise of the drag-along rights under the Shareholders Agreement by the Proposing Shareholders, in addition to the foregoing, agrees and acknowledges that Parent and the Surviving Company shall be entitled to rely conclusively on the instructions and decisions of the Equity Representative as to (A) the settlement of any Disputed Item or Unresolved Item or  (B) the exercise or waiver of any of the rights delegated to the Equity Representative under Section 6.13.

(f)          The provisions of this Section 2.16 are independent and severable, are irrevocable and coupled with an interest and shall be enforceable notwithstanding any rights or remedies that any Company Shareholder may have in connection with the transactions contemplated by this Agreement.

(g)          The letter of transmittal delivered by each holder of record of one or more Company Shares, Founder Incentive Interests, L&A Incentive Interests or GAFLL Class B Ordinary Shares shall include a provision whereby such holder expressly agrees to the provisions of this Section 2.16, including agreeing and acknowledging that the Equity Representative (i) shall not have any liability to the Company Shareholders for any act done or omitted hereunder

(except in the case of willful misconduct or fraud) and (ii) shall be indemnified, held harmless and defended by the Company Stakeholders from and against all losses arising out of or in connection with (x) the Equity Representative’s actions taken, or omissions to act, arising out of, in connection with, or otherwise with respect to this Agreement, and (y) actions taken with respect to this Agreement believed by Equity Representative to be within the scope of its authority; provided, that such losses do not arise out of the willful misconduct or fraud of the Equity Representative.

(h)          The provisions of this Section 2.16 shall be binding upon the executors, heirs, legal representatives, personal representatives, successor trustees, successors of any Company Shareholder, whether pursuant to testamentary disposition, the Laws of descent and distribution or otherwise.

Section 2.17        Escrow Account.

At the Closing, Parent shall deposit the Escrow Amount in immediately available funds into an escrow account (the “Escrow Account”) to be established and maintained by the Escrow Agent pursuant to the terms and conditions of an escrow agreement in a form reasonably acceptable to Parent and the Company, to be entered into on the Closing Date by Parent, the Equity Representative and the Escrow Agent (the “Escrow Agreement”).  The Escrow Amount shall serve as security for, and be the sole source of payment of, Parent’s rights pursuant to Section 2.15(g), if any.  Promptly following the determination of the Closing Book Value as reflected in the Final Closing Statement, and the making of all payments due pursuant to Section 2.15(g), if any, if there are any amounts remaining in the Escrow Account (the “Remaining Escrow Amount”), then Parent and the Equity Representative shall deliver a joint written instruction to the Escrow Agent to pay to the Paying Agent (for distribution by the Paying Agent to the Company Stakeholders (including the Rollover Equityholders) in accordance with the Final Merger Consideration Schedule) the Remaining Escrow Amount by wire transfer of immediately available funds to an account designated in writing by the Paying Agent to the Escrow Agent.  In respect of any payment out of the Escrow Account to a Company Stakeholder that is subject to employment Tax withholding (or any other Tax withholding for which the Surviving Company or a Subsidiary thereof is the withholding agent), such payment shall be first paid to the Surviving Company (or a Subsidiary thereof, at the Surviving Company’s direction) in order for such Person to effect such Tax withholding, with the net amount paid to the applicable Company Stakeholder.

ARTICLE III

EXCHANGE OF BOOK-ENTRY SHARES; COMPANY SARS

Section 3.01        Paying Agent; Company SARs.

(a)          Prior to the Effective Time, Parent and the Equity Representative shall enter into an agreement (in form and substance reasonably satisfactory to the Company) with the Paying Agent to act as paying agent for the payment of the Merger Consideration.  Immediately prior to the Effective Time, Parent shall cause Merger Sub to deposit with the Paying Agent cash in the aggregate amount required to pay the Estimated Aggregate Cash Merger Consideration less the

Escrow Amount less the Aggregate SAR Value (such cash amount being referred to herein as the “Exchange Fund”).  The Exchange Fund shall be used solely for purposes of paying the applicable portion of the Estimated Aggregate Cash Merger Consideration in accordance with this Article III and shall not be used to satisfy any other obligation of the Company or any of its Subsidiaries.  Parent shall pay all charges and expenses, including those of the Paying Agent, in connection with the exchange of Company Shares, Founder Incentive Interests, L&A Incentive Interests or GAFLL Class B Ordinary Shares for the Merger Consideration.

(b)          At the Closing, Parent shall cause Merger Sub to pay to the Company cash an amount equal to the Aggregate SAR Value to the account designated by the Company in writing at least three (3) Business Days prior to the Closing Date.

Section 3.02        Exchange Procedures.  Notwithstanding anything to the contrary contained in this Agreement, each holder of Company Shares, Founder Incentive Interests, L&A Incentive Interests or GAFLL Class B Ordinary Shares shall not be required to deliver a share certificate to the Paying Agent to receive the Merger Consideration that such holder is entitled to receive pursuant to Article II.  Each holder of record of one or more Company Shares, Founder Incentive Interests, L&A Incentive Interests or GAFLL Class B Ordinary Shares were converted into the right to receive the Merger Consideration shall upon the delivery by the holder thereof of a duly executed and completed letter of transmittal pursuant to the provisions of this Section 3.02, be entitled to receive cash out of the Exchange Fund determined in accordance with the Estimated Merger Consideration Schedule.  In connection with such exchange, by no later than two (2) Business Days prior to the Closing Date, Parent shall cause the Paying Agent to provide each holder of Company Shares, Founder Incentive Interests, L&A Incentive Interests or GAFLL Class B Ordinary Shares with a letter of transmittal.  Parent shall cause the Paying Agent to pay as promptly as practicable and in any event within three (3) Business Days after receipt of the letter of transmittal, the cash portion of the Merger Consideration to which such holder is entitled to receive pursuant to Article II.

Section 3.03      No Further Ownership Rights.  The Merger Consideration paid in accordance with the terms Article II shall be deemed to have been paid in full satisfaction of all rights of any Company Stakeholder in respect of the Aggregate Merger Consideration and, after the Effective Time, except as contemplated in Article II, there shall be no further registration of transfers in the register of shareholders of the Surviving Company of the Company Shares that were outstanding immediately prior to the Effective Time.

Section 3.04        Termination of Exchange Fund.  Any portion of the Exchange Fund (including any interest and other income received with respect thereto) that remains undistributed to the former Company Shareholders on the date twelve (12) months after the Effective Time shall be delivered to Parent upon demand, and any former holder of Company Shares who has not theretofore received any applicable portion of the Merger Consideration to which such Company Shareholder is entitled under this Article III shall thereafter look only to the Surviving Company (subject to abandoned property, escheat or other similar Laws) for payment of claims with respect thereto.

Section 3.05        No Liability.  None of the Company, Parent, the Surviving Company or Merger Sub or any of their respective Representatives shall be liable to any holder of Company Shares for any part of the portion of the Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.  Any amounts remaining unclaimed by holders of any such Company Shares two years after the Effective Time or at such earlier date as is immediately prior to the time at which such amounts would otherwise escheat to, or become property of, any Governmental Authority shall, to the extent permitted by applicable Law or Order, become the property of Parent free and clear of any claims or interest of any such holders or their successors, assigns or personal representatives previously entitled thereto.

Section 3.06        Shares of Dissenting Holders.

(a)         At the Effective Time, all Dissenting Shares shall automatically be canceled and, unless otherwise required by applicable Law, converted into the right to receive the Merger Consideration pursuant to Section 2.08.  Any Dissenting Shareholder shall receive payment of the Merger Consideration only upon final determination of the claim relating to those Dissenting Shares and any holder of Dissenting Shares shall, in the event that the fair value of a Dissenting Share as appraised by the Supreme Court of Bermuda under Section 106(6) of the Bermuda Companies Act (the “Appraised Fair Value”) is greater than the Merger Consideration applicable to such Company Shares be entitled to receive such difference from the Surviving Company by payment made within thirty (30) days after such Appraised Fair Value is finally determined pursuant to such appraisal procedure.

(b)          In the event that a holder fails to perfect, effectively withdraws or otherwise waives any right to appraisal (each, an “Appraisal Withdrawal”), such holder shall have no other rights with respect to such Dissenting Shares other than as contemplated by Section 2.08.

(c)          The Company shall give Parent (i) written notice of (A) any demands for appraisal of Dissenting Shares or Appraisal Withdrawals and any other written instruments, notices, petitions or other communication received by the Company in connection with the foregoing and (B) to the extent that the Company has Knowledge thereof, any applications to the Supreme Court of Bermuda for appraisal of the fair value of the Dissenting Shares and (ii) to the extent permitted by applicable Law, the opportunity to participate with the Company in any settlement negotiations and proceedings with respect to any demands for appraisal under the Bermuda Companies Act.  The Company shall not, without the prior written consent of Parent, voluntarily make any payment with respect to, offer to settle or settle any such demands or applications, or waive any failure to timely deliver a written demand for appraisal or to timely take any other action to exercise appraisal rights in accordance with the Bermuda Companies Act or exercise any right to terminate this Agreement and the Merger under section 106(7) of the Bermuda Companies Act as a result of dissenter claims.  Payment of any amount payable to holders of Dissenting Shares shall be the obligation of the Surviving Company.

Section 3.07        Withholding of Tax.  Notwithstanding any other provision of this Agreement, Parent, the Surviving Company, the Paying Agent and the Escrow Agent shall be entitled to deduct and withhold from the Aggregate Merger Consideration otherwise payable pursuant to this Agreement any amounts required by Law to be deducted or withheld; provided, that, absent any change in Law between the date hereof and the Closing, no U.S. Tax will be withheld on the Aggregate Merger Consideration (other than withholdings described in Section 2.08(g) and Section 2.17 in respect of payments to the holders of Company SARs in respect of such Company SARs) if the Company, Life and Global Atlantic Financial Limited at or prior to the Closing furnish a duly completed and validly executed statement, in the form attached hereto as Exhibit F-1 (in the case of the Company and Life) and Exhibit F-2 (in the case of Global Atlantic Financial Limited).  Prior to making any deduction or withholding (other than in respect of the Company SARs), Parent, the Surviving Company, the Paying Agent and the Escrow Agent shall provide the Company with reasonable advance notice of the intention to make such deduction or withholding, and shall use commercially reasonable efforts to cooperate with the Company so as to reduce or eliminate such deduction or withholding as permitted by applicable Law.  Any amounts deducted or withheld shall be paid over to the appropriate Governmental Authority, and Parent shall promptly furnish to the Equity Representative copies of the official receipts therefor.  To the extent that amounts deducted or withheld by Parent, the Surviving Company, the Paying Agent or the Escrow Agent are paid over to the applicable Governmental Authority in accordance with applicable Law, such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made by Parent, the Surviving Company, the Paying Agent or Escrow Agent, as the case may be.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as otherwise disclosed in the Company Disclosure Letter (it being understood that any information contained therein will qualify and apply to the representations and warranties in this Article IV to which the information is specifically stated as referring to and will qualify and apply to other representations and warranties in this Article IV to the extent that it is reasonably apparent upon reading such information that such disclosure also qualifies or is responsive to such other sections), the Company represents and warrants to each of the other parties hereto as follows:

Section 4.01        Organization.  The Company is an exempted company duly organized and validly existing under the Laws of Bermuda.  The Company (i) has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as it is now being conducted and (ii) is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it make such licensing or qualification necessary, except where failure to have such power and authority, or to be so licensed, qualified or in good standing, individually or in the aggregate, has not had a Material Adverse Effect.  The Company has made available to Parent accurate and complete copies of the Company’s Constituent Documents, as amended and in effect on the date of this Agreement.

Section 4.02        Subsidiaries.

(a)          Each Subsidiary of the Company is a corporation duly incorporated or a limited liability company, partnership or other entity duly organized and is validly existing and, as applicable, in good standing under the Laws of the jurisdiction of its incorporation or organization.  Each Subsidiary of the Company (a) has all requisite corporate or other power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted and (b) is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it make such licensing or qualification necessary, except where failure to have such power and authority, or to be so licensed, qualified or in good standing, individually or in the aggregate, has not had a Material Adverse Effect.

(b)          The Company or one or more of its Subsidiaries is the record holder and Beneficial Owner of all of the outstanding Securities of its Subsidiaries, free and clear of any Liens and free of any other limitation or restriction, including any limitation or restriction on the right to vote, sell, transfer or otherwise dispose of the Securities, other than generally applicable limitations or restrictions on transfer arising under applicable securities Laws and applicable Insurance Laws governing the acquisition of control of the Insurance Subsidiaries.  All of the Securities so owned by the Company and its Subsidiaries have been duly authorized and validly issued and are fully paid and nonassessable, and no such shares have been issued in violation of any preemptive or similar rights by which the Company or any of its Subsidiaries is bound.  Except for the Securities of the Subsidiaries of the Company and Investment Assets acquired in the ordinary course of business consistent with the investment policies and guidelines applicable to the Company at the time of acquisition, the Company does not own, directly or indirectly, any Securities or other ownership interests in any Person or any Indebtedness of any Person.

Section 4.03        Capitalization.

(a)          The authorized share capital stock of the Company is US$0.01 par value per share and consists of 500,000,010 Company Shares and ten (10) Founder Incentive Interests.  As of the date hereof, 105,808,904 shares of Company Class A Ordinary Shares, 37,468,278 shares of Company Class G Ordinary Shares and ten (10) Founder Incentive Interests are issued and outstanding.  As of the date hereof, 24,167 Company SARs and 3,505,452 Company RSAs are outstanding.  The Company Shares that have been issued and are outstanding immediately prior to the Effective Time have been duly authorized and validly issued and are fully paid and nonassessable.  Except as set forth in this Section 4.03(a), there are no outstanding Securities of the Company.

(b)          Other than as set forth in the Shareholders Agreement and the Constituent Documents, there are no preemptive or similar rights that obligate the Company or any of its Subsidiaries to issue or sell any Securities of the Company or any of its Subsidiaries.  Neither the Company nor any of its Subsidiaries has outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for Securities having the right to vote) with the holders of any class of Securities of the Company or any of its Subsidiaries on any matter submitted to such holders of Securities.

Except pursuant to this Agreement and as described above, and other than the Company Stock Awards, there are no options, warrants, calls, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units, Contracts or undertakings of any kind to which the Company or any of its Subsidiaries is a party or by which any of them is bound (i) obligating the Company or any of its Subsidiaries to issue, deliver, sell or transfer or repurchase, redeem or otherwise acquire, or cause to be issued, delivered, sold or transferred or repurchased, redeemed or otherwise acquired, any Securities of the Company or any of its Subsidiaries, or any Security convertible or exercisable for or exchangeable into any Securities of the Company or any of its Subsidiaries, (ii) obligating the Company or any of its Subsidiaries to issue, grant, extend or enter into any such option, warrant, call, right, security, Contract or undertaking or (iii) that give any Person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights accruing to holders of Securities of the Company or any of its Subsidiaries.  Other than the Voting Agreements, the Shareholders Agreement and the Constituent Documents, there are no proxies, voting trusts or other Contracts to which the Company or any of its Subsidiaries is a party or by which any of them is bound with respect to the voting of the Securities of the Company or any of its Subsidiaries or the registration of the Securities of the Company or any of its Subsidiaries under any United States or foreign securities Law.

(c)          All Company SARs have been granted having a per share exercise or base price at least equal to the fair market value of the underlying equity on the date of grant, and have not otherwise been subject to “modification” or “extension” within the meaning of Section 409A of the Code and associated Treasury Department guidance (“Section 409A”).  All grants of awards under the Amended and Restated Global Atlantic Financial Company Annual Incentive Plan, Global Atlantic Equipment Long Term Incentive Plan and Company SAR Plan and grants of L&A Incentive Interests were validly issued and properly approved by the applicable governing body in accordance with the applicable plan or award agreement governing such award and applicable Laws (including Section 409A).

Section 4.04        Authorization.

(a)          The Company has all necessary corporate power and authority to execute and deliver this Agreement and, subject to the Company Required Vote, to perform its obligations hereunder and to consummate the Merger and the other transactions contemplated by this Agreement.  The execution, delivery and performance by the Company of this Agreement, and the consummation by the Company of the Merger and the other transactions contemplated by this Agreement, have been duly authorized by all necessary corporate action (including the approval of the Company Board of Directors), and no other corporate proceedings on the part of the Company, and no other votes or approvals of any class or series of capital stock of the Company, are necessary to authorize this Agreement or to consummate the Merger or the other transactions contemplated hereby (other than, with respect to the consummation of the Merger and the adoption of this Agreement, the Company Required Vote).  This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as enforcement thereof may be limited by bankruptcy, insolvency, reorganization or similar Laws affecting creditors’ rights generally and by general principles of equity.

(b)          The Company Required Vote is the only vote or approval of the holders of any class or series of Securities of the Company or any of its Subsidiaries that is necessary to approve this Agreement, the Statutory Merger Agreement and the Merger.

Section 4.05        Consents and Approvals; No Violations.

(a)          Assuming that all Approvals of or from, or Filings with, Governmental Authorities described in Section 4.05(b) and Section 5.03(b) have been obtained or made and the Company Required Vote has been obtained, the execution and delivery of this Agreement by the Company does not and the consummation by the Company of the transactions contemplated by this Agreement will not (i) conflict with any provisions of the Constituent Documents of the Company or any of the Subsidiaries of the Company, (ii) violate any Law or Order or (iii) result, after the giving of notice, with lapse of time, or otherwise, in any violation, default or loss of a benefit under, or permit the acceleration or termination of any obligation under or require any consent under, any Material Contract, except, in the case of clauses (ii) and (iii), any matters that, individually or in the aggregate, have not had a Material Adverse Effect.

(b)          No clearance, consent, approval, order, waiver, license or authorization of or from (an “Approval”), or declaration, registration or filing with, or notice to, any Governmental Authority (a “Filing”) is required to be made or obtained by the Company or any of its Subsidiaries in connection with the execution or delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated by this Agreement, except for (i) compliance by the Company with the HSR Act, (ii) compliance by Global Atlantic Distributors, LLC with FINRA Rule 1017, (iii) the matters set forth in Section 4.05(b) of the Company Disclosure Letter and (iv) such other matters that, individually or in the aggregate, have not had a Material Adverse Effect.

Section 4.06        Financial Statements.

(a)          The Company has delivered to Parent complete copies of the (i) audited consolidated financial statements of the Company and its Subsidiaries at and for the years ended December 31, 2018 and December 31, 2019 (the last such date, the “Balance Sheet Date”), together with the report of the Company’s independent auditors thereon (collectively, the “Audited Financial Statements”) and (ii) unaudited interim consolidated financial statements of the Company and its Subsidiaries at and for the quarter ended March 31, 2020 (the “Unaudited Financial Statements”, together with the Audited Financial Statements, the “Financial Statements”).  The Financial Statements, which have been derived from the books and records of the Company and its Subsidiaries, have been prepared in accordance with United States generally accepted accounting principles (“GAAP”), applied on a consistent basis (except as may be indicated in the notes thereto).  The balance sheets (including the related notes) included in such Financial Statements present fairly in all material respects in accordance with GAAP the financial position of the Company and its Subsidiaries as at the respective dates thereof, and the consolidated statements of income (including the related notes) included in such Financial Statements present fairly in all material respects in accordance with GAAP the results of operations of the Company and its Subsidiaries for the respective periods indicated subject, in the case of the Unaudited Financial Statements, to absence of footnote disclosures and changes resulting from normal year-end adjustments (which are expected to be consistent with past practice and not material in nature or amount).

(b)         The Company and its Subsidiaries maintain (i) books and records reflecting their respective assets and liabilities that are accurate in all material respects and (ii) systems of internal accounting controls that are designed to provide reasonable assurance regarding the accurate recording of transactions in all material respects.

(c)          Since January 1, 2018, the Company has not been, and to the Company’s Knowledge, no director or officer of the Company or any of its Subsidiaries has identified or has been advised by any employee, the auditors or accountants of the Company or any of its Subsidiaries of any (i) material complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices or (ii) fraud or allegation of fraud, whether or not material, by the Company or any of its Subsidiaries regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries or their respective internal accounting controls.

Section 4.07      Absence of Undisclosed Liabilities.  The Company and its Subsidiaries do not have any liabilities of the type required to be recorded or reflected in a balance sheet prepared in accordance with GAAP, other than liabilities or obligations (a) reserved against in the Financial Statements, (b) incurred in the ordinary course of business since the Balance Sheet Date that do not relate to any breach of Contract, breach of warranty, tort, infringement, misappropriation or violation of Law, (c) that, individually or in the aggregate, have not had a Material Adverse Effect or (d) incurred pursuant to or in connection with this Agreement and the transactions contemplated hereby.

Section 4.08        Absence of Certain Changes.  Since the Balance Sheet Date to the date hereof, (a) the Company and its Subsidiaries have conducted their respective businesses only in the ordinary course of business consistent with past practice, and (b) there has not been any Material Adverse Effect.

Section 4.09      Litigation.  There is no Litigation (whether at Law or in equity) pending, or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries that, individually or in the aggregate, has had a Material Adverse Effect.  There is no Order outstanding against or, to the Knowledge of the Company, any investigation by any Governmental Authority involving the Company or any of its Subsidiaries that, individually or in the aggregate, has resulted in a Material Adverse Effect.

Section 4.10        Compliance with Laws.

(a)          Each of the Company and its Subsidiaries holds all Permits necessary for the lawful conduct of their respective businesses or ownership of their respective assets and properties, except where failure to hold Permits, individually or in the aggregate, has not had a Material Adverse Effect.  Each of the Company and its Subsidiaries is in compliance with the terms of the Permits, except where non-compliance, individually or in the aggregate, has not had a Material Adverse Effect.  Neither the Company nor any of its Subsidiaries has received at any time since January 1, 2018 any notice or other written communication from any Governmental Authority regarding any actual or threatened revocation, withdrawal, suspension, cancellation, termination or material modification of any Permit, except for matters that, individually or in the aggregate, have not had a Material Adverse Effect.

(b)          Except for matters that, individually or in the aggregate, have not had a Material Adverse Effect, the Company and its Subsidiaries are and, since January 1, 2018, have been, in compliance with all applicable Laws and Orders.  Since January 1, 2018, neither the Company nor any of its Subsidiaries has received any written notice or, to the Knowledge of the Company, other communication from any Governmental Authority regarding any actual or possible noncompliance with any Law by the Company or any of its Subsidiaries, except for matters that, individually or in the aggregate, have not had a Material Adverse Effect.

(c)          This Section 4.10 does not relate to intellectual property matters (which are the subject of Section 4.12), employee plan and labor matters (which are the subject of Section 4.13 and Section 4.14), Tax matters (which are the subject of Section 4.17) or insurance regulatory matters (which are the subject of Section 4.19, Section 4.22, Section 4.23, Section 4.24 and Section 4.25).

Section 4.11        Real Property.

(a)          The Company and its Subsidiaries do not own any material real property other than real property held as Investment Assets.

(b)          With respect to each Lease relating to a parcel of material Leased Real Property (i) the Company or its applicable Subsidiary that is party thereto has good and valid leasehold interests in such Lease (subject to the terms of the applicable Lease governing its interests therein), in each case free and clear of all Liens, other than Permitted Liens, (ii) each such Lease is the legal, valid, binding and enforceable obligation of the Company or its applicable Subsidiary that is lessee thereunder and in full force and effect in accordance with its terms and (iii) the Company or its applicable Subsidiary has complied with the terms of such Lease and none of the Company or its applicable Subsidiary or, to the Knowledge of the Company, any other party thereto is (with or without notice or lapse of time, or both) in default or breach under the terms of any Lease, except, in each case, in respects that, individually or in the aggregate, have not had a Material Adverse Effect.

Section 4.12       Intellectual Property.  Except as, individually or in the aggregate, has not had a Material Adverse Effect, the Company or a Subsidiary of the Company owns, or is licensed or otherwise has the right to use, all Intellectual Property Rights that are used in the conduct of the Business, taken as a whole.  To the Knowledge of the Company, the conduct of the business of the Company and its Subsidiaries as currently conducted does not infringe, misappropriate or otherwise violate any Intellectual Property Rights of any Person, and, as of the date hereof, there is no Litigation pending or, to the Knowledge of the Company, threatened in writing that the Company or any of its Subsidiaries is infringing the Intellectual Property Rights of any Person, except for such infringements, misappropriations, violations and claims that individually or in the aggregate, have not had a Material Adverse Effect.  To the Knowledge of the Company, no Person is infringing any Intellectual Property Rights owned by the Company or a Subsidiary of the Company in a manner that, individually or in the aggregate, has had a Material Adverse Effect.

Section 4.13        Employee Benefit Plans.

(a)          Section 4.13_ of the Company Disclosure Letter sets forth a true and complete list as of the date hereof of each material Benefit Plan.  For purposes of this Agreement, “Benefit Plan” shall mean (i) each “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) that the Company or any of its Subsidiaries sponsors, maintains, participates in, is a party or contributes to (or is required to contribute to), or with respect to which the Company or any of its Subsidiaries has or could reasonably be expected to have any liability; and (ii) each other employee benefit plan, program or arrangement, including any stock option, stock purchase, stock appreciation right, phantom stock or equity or any other stock-or equity-based incentive plan, cash bonus or incentive compensation arrangement, retirement or deferred compensation plan, profit sharing plan, unemployment or severance compensation plan, employment or consulting agreement, change in control benefit, retention or post-employment arrangement for the benefit of any current or former employee, individual independent contractor or director of the Company or any of its Subsidiaries that does not constitute an “employee benefit plan” (as defined in Section 3(3) of ERISA), that the Company or any of its Subsidiaries sponsors, maintains, participates in, is a party or contributes to (or is required to contribute to), or with respect to which the Company or any of its Subsidiaries has or would reasonably be expected to have any liability (each, a “Benefit Plan”).

(b)          With respect to each material Benefit Plan, the Company has made available to Parent a true and complete copy of such Benefit Plan, including any amendments thereto, and a true and complete copy of the following items (in each case, only if applicable): (i) each trust or other funding arrangement, (ii) each summary plan description and summary of material modifications, (iii) the most recently filed annual report on IRS Form 5500, (iv) the most recent financial statements and actuarial or other valuation reports prepared with respect thereto and (v) the most recently received IRS determination letter.

(c)          Neither the Company or any of its Subsidiaries nor any Person that is a member of a “controlled group of corporations” with, or is under “common control” with, or is a member of the same “affiliated service group” with the Company or any of its Subsidiaries, in each case, as defined in Sections 414(b), (c), (m) or (o) of the Code (nor any of their respective predecessors) maintains, contributes to or sponsors (or has in the past six (6) years maintained, contributed to, or sponsored) a multiemployer plan as defined in Section 3(37) of ERISA, a multiple employer welfare arrangement as defined in Section 3(40) of ERISA or a plan that is subject to Section 302 or Title IV Plan of ERISA or Section 412 or 4971 of the Code.

(d)          Except as has not had, individually or in the aggregate, a Material Adverse Effect, (i) each Benefit Plan has been established, operated and administered in accordance with its terms and applicable Law, including but not limited to ERISA and the Code, (ii) there is no Litigation pending or, to the Knowledge of the Company, threatened by or on behalf of any Benefit Plan, by any employee or beneficiary covered under any such Benefit Plan, as applicable, or otherwise involving any such Benefit Plan (other than routine claims for benefits), and (iii) there is no administrative investigation, audit or other administrative proceeding before any Governmental Authority, including the IRS, the Department of Labor or the Pension Guaranty Benefit Corporation is pending, threatened or in progress.  With respect to each Benefit Plan intended to be “qualified” within the meaning of Section 401(a) of the Code, (A) each such Benefit Plan has received a favorable determination or opinion letter from the IRS with respect to its qualification, (B) the trusts maintained thereunder have been determined to be exempt from Taxation under Section 501(a) of the Code, and (C) no event has occurred that would reasonably be expected to result in disqualification or adversely affect such exemption.  Neither the Company nor or any of its Subsidiaries has any liability with respect to, and no Benefit Plan provides welfare benefits, including death or medical benefits (whether or not insured), beyond retirement or termination of service, other than coverage mandated solely by applicable Law

(e)          The consummation of the transactions contemplated by this Agreement will not, either alone or in combination with another event, (A) entitle any current or former officer, director, individual independent contractor or employee of the Company or any of its Subsidiaries to severance pay, unemployment compensation or any other payment or benefit, or (B) accelerate the time of payment or vesting, or increase the amount of compensation due any such officer, director, individual independent contractor or employee.  No amounts payable or benefits provided under the Benefit Plans will fail to be deductible for U.S. federal income Tax purposes by virtue of Section 280G of the Code.  No current or former officer, director, individual independent contractor or employee of the Company or any of its Subsidiaries has the right to be indemnified for Taxes incurred pursuant to Section 409A or 4999 of the Code.

Section 4.14       Labor Relations.  None of the Company or any of its Subsidiaries is a party to or bound by any collective bargaining agreement.  Since January 1, 2018, there has been no strike or lockout affecting the Company or any of its Subsidiaries and, to the Knowledge of the Company, no such action is pending or has been threatened.  Except as has not had and would not be expected to be, individually or in aggregate, material, the Company and each of its Subsidiaries is in compliance with all applicable Laws respecting labor, employment, fair employment practices, Tax withholding, authorization to work, classification matters (as to employee/contractor status and exempt/nonexempt status) and terms and conditions of employment.

Section 4.15        Contracts.

(a)          Section 4.15 of the Company Disclosure Letter sets forth a true and complete list of the following Contracts to which the Company or any of its Subsidiaries is a party or by which it is bound as of the date hereof:

(i)         any joint venture, partnership, limited liability company or other similar Contract relating to the formation, creation, operation, management, sharing of profit or losses or control of any partnership, strategic alliance or joint venture, in each case, material to the

Company and its Subsidiaries, taken as a whole, but excluding investment portfolio transactions in the ordinary course of business consistent with past practices;

(ii)       any Contract, including any option Contract, entered into since January 1, 2018, relating to the acquisition or disposition, with material obligations remaining to be performed or material liabilities continuing after the date of this Agreement, of any business or real property that is material to the Company and its Subsidiaries, taken as a whole (whether by merger, sale of stock, sale of assets or otherwise) (other than any such Contracts related to the acquisition or disposition of Investment Assets);

(iii)       any investment advisory Contract or any other Contract relating to investment management, investment advisory or sub-advisory services to which any Insurance Subsidiary or Global Atlantic Investment Advisors, LLC is a party or under which any Subsidiary of the Company receives such services and which involves annual fee payments in excess of $10,000,000 per year;

(iv)       any Contract that involved aggregate payments or receipts by or to the Company or any of its Subsidiaries in excess of $10,000,000 during the 12-month period ending December 31, 2019, other (x) than those terminable on less than ninety (90) days’ notice without payment by the Company or any Subsidiary of the Company of any material penalty or (y) any Contract related to Investment Assets;

(v)         the top five Distribution Agreements, measured by commissions and other fees paid by the Company and its Subsidiaries thereunder in the 12-month period ended December 31, 2019;

(vi)        any Contract (including any exclusivity Contract) that limits or restricts or purports to limit or restrict either the type of business in which the Company or any of its

Subsidiaries may engage or the manner or locations in which any of them may so engage in any business, including any covenant not to compete (geographically or otherwise), in each case that is material to the Company and its Subsidiaries, taken as a whole;

(vii)      any Contract that imposes “standstill” restrictions on any Person with respect to acquisitions of common stock or mergers, consolidations, acquisitions of stock or assets or other business combinations involving the Company or any of its Subsidiaries; or

(viii)     any Contract that provides for Indebtedness of the Company or any of its Subsidiaries having an outstanding or committed amount in excess of $25,000,000.

(b)          The Contracts listed or required to be listed in Section 4.15(a) of the Company Disclosure Letter are referred to herein as the “Material Contracts”.  Except for matters which, individually or in the aggregate, have not had a Material Adverse Effect, as of the date hereof (i) each Material Contract is a valid and binding Contract of the Company or any of its applicable Affiliates, as the case may be, and, to the

Knowledge of the Company, each other party thereto, and is in full force and effect, except, in each case, as enforcement may be limited by bankruptcy, insolvency, reorganization or similar Laws affecting creditors’ rights generally and by general principles of equity and (ii) none of the Company, any of its applicable Affiliates or, to the Knowledge of the Company, any other party thereto is (with or without notice or lapse of time, or both) in default or breach under the terms of any such Material Contract.  The Company has made available to Parent accurate and complete copies of each such Material Contract (including all written modifications and amendments thereto).

Section 4.16        Product Tax Matters.

(a)          The Tax treatment of each Insurance Contract is not, and since the time of issuance or subsequent modification has not been, in any material respect, less favorable to the purchaser, policyholder or intended beneficiaries thereof, than the Tax treatment that was purported to apply in written materials provided by the issuer of such Insurance Contract at the time of its issuance (or any subsequent modification of such Insurance Contract), except where the failure to have such Tax treatment (i) individually or in the aggregate is not materially adverse to the issuer of such Insurance Contract or (ii) is attributable to any changes in Law since the time of issuance (or subsequent modification).  For purposes of this Section 4.16(a), the provisions of applicable Law relating to the Tax treatment of such Insurance Contracts shall include, but not be limited to, Sections 72, 101, 817, 7702, 7702A and 7702B of the Code.

(b)          To the Knowledge of the Company, none of the Insurance Contracts is a “modified endowment contract” within the meaning of Section 7702A of the Code, except for any Insurance Contract that is being administered as a “modified endowment contract” and with respect to which the policyholder either (i) consented in writing to the treatment of such policy as a “modified endowment contract” and has not acted to revoke such consent or (ii) was informed in writing about the treatment of such policy as a “modified endowment contract,” declined to have such treatment corrected and has not subsequently requested to have such treatment corrected.

(c)          All Insurance Contracts (other than annuities contracts) that are subject (i) neither to Section 101(f) nor to Section 7702 of the Code qualify as life insurance contracts for purposes of the Code, (ii) to Section 101(f) of the Code satisfy in all material respects the requirements of that section and otherwise qualify as life insurance contracts for purposes of the Code and (iii) to Section 7702 of the Code satisfy in all material respects the requirements of Section 7702(a) of the Code and otherwise qualify as life insurance contracts for purposes of the Code.  All Insurance Contracts that are annuities contracts satisfy in all material respects the requirements of Section 72 of the Code.

(d)          Each Insurance Contract that is subject to Section 817 of the Code complies with, and, at all applicable testing dates since issuance, has complied with, the diversification requirements applicable thereto, and the Company or a Subsidiary is treated, for federal Tax purposes, as the owner of the assets underlying such Insurance Contract.

(e)          The issuer of each Insurance Contract has complied with the withholding, reporting and information requirements of the Code applicable to the Insurance Contracts, except where failure so to comply would not be materially adverse to any such issuer. .

Section 4.17        Tax Matters.

(a)          Each of the Company and its Subsidiaries has (i) duly and timely filed (or there have been duly and timely filed on its behalf), taking into account extensions, with the appropriate Taxing Authorities all Tax Returns required to be filed by it in respect of any material Taxes, and all such Tax Returns were accurate and complete in all material respects, (ii) duly and timely paid in full all Taxes shown as due on such Tax Returns or established adequate reserves therefor in accordance with GAAP, (iii) duly and timely paid in full, or established adequate reserves in accordance with GAAP for, all material Taxes that are due and payable by it, whether or not such Taxes were asserted by the relevant Taxing Authority or shown as due on such Tax Returns and (iv) complied in all material respects with all Laws applicable to the withholding of Taxes and has paid to the proper Taxing Authority (or set aside in accounts for such purpose) all material amounts required to be so withheld and paid.

(b)          The Tax reserves of the each Insurance Subsidiary  that is treated as a domestic corporation for U.S. federal tax purposes has been computed and maintained in the manner required under Sections 807, 817, 817A and 846 of the Code and any U.S. Treasury regulations and administrative guidance issued thereunder.

(c)          There is no Litigation or Tax audit or proceedings now pending, outstanding or, to the Knowledge of the Company, threatened in writing against or with respect to the Company or any of its Subsidiaries in respect of any material Taxes or material Tax Returns.

(d)          There are no Tax rulings or determinations, requests for Tax rulings or determinations, closing agreements, or other similar agreements or requests, filed, pending or in effect with any Taxing Authority relating to the Company or any of its Subsidiaries which would reasonably be expected to materially and adversely affect the Company’s or such Subsidiary’s liability for Taxes.

(e)         There are no Tax sharing agreements, Tax indemnity agreements or other similar Contracts (other than Contracts between the Company and its Subsidiaries and indemnities included in ordinary course Contracts) that will require any payment by the Company or any of its Subsidiaries of any material Tax of another Person after the Closing Date.

(f)          None of the Company or any of its Subsidiaries has any material liability for Taxes as a result of having been a member of any affiliated group within the meaning of Section 1504(a) of the Code, or any similar affiliated, consolidated, combined or unitary group for Tax purposes under state, local or foreign Law (other than a group the common parent of which is the Company or any of its Subsidiaries), or has any material liability for the Taxes of any Person (other than the Company or any of its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, or otherwise.

(g)         None of the Company or any of its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any change in method of accounting under Section 481 of the Code (or any similar provision of state, local or foreign Law), installment sale or open transaction disposition made prior to the Closing, prepaid amount received prior to the Closing outside of the ordinary course of business or change in the basis for determining any item referred to in Section 807(c) of the Code, in each case for a taxable period ending on or prior to the Closing Date.

(h)          No material written claim, other than claims that have been resolved, has been made within the past five years by an authority in a jurisdiction where the Company or any of its Subsidiaries has not filed Tax Returns that it is or may be subject to taxation by that jurisdiction.

(i)           There are no material Liens or other encumbrances for Taxes upon any material property or assets of the Company or any of its Subsidiaries, except for Permitted Liens.

(j)           Neither the Company nor any of its Subsidiaries has participated in a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2) for any taxable period for which the statute of limitations remains open.

(k)          Neither the Company nor any of its Subsidiaries has currently in effect any waiver of any statute of limitations in respect of material Taxes or any agreement to any extension of time with regard to a material Tax assessment or deficiency (other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course of business consistent with past practices), and no such waivers are pending.

(l)           None of the Company or any of its Subsidiaries has been a “controlled corporation” or a “distributing corporation” in any distribution occurring during the two-year period ending on the date of this Agreement that was purported or intended to be governed by Section 355 of the Code.

(m)         None of the Company or any of its Subsidiaries, other than Global Atlantic Re Limited has elected to be treated as a “domestic corporation” within the meaning of Section 953(d) of the Code.

(n)          Each of the Insurance Subsidiaries that is treated as a domestic corporation for U.S. federal tax purposes is and has been a life insurance company under Section 816(a) of the Code and subject to U.S. federal income taxation under Section 801 of the Code.

Section 4.18       Insurance Coverage.  The Company and its Subsidiaries maintain policies of insurance in such amounts and against such risks as the Company believes to be commercially reasonable.  Except as has not had, individually or in the aggregate, a Material Adverse Effect, all such insurance policies are in full force and neither the Company nor any of its Subsidiaries is in breach or default under any such policy.

Section 4.19        Insurance Subsidiaries.

(a)         Each Subsidiary of the Company that conducts the business of insurance or reinsurance (each, an “Insurance Subsidiary”), and each other Subsidiary of the Company that is subject to regulation under the Insurance Laws, holds all material Permits necessary to conduct its business as currently conducted.  Neither the Company nor any of its Subsidiaries has received at any time since January 1, 2018 any notice or other written communication, from any

Governmental Authority regarding any actual or threatened revocation, withdrawal, suspension, cancellation, termination or material modification of any such Permit, except for matters that, individually or in the aggregate, have not had a Material Adverse Effect.  All such material Permits are valid and in full force and effect.  Except for matters that, individually or in the aggregate, have not had a Material Adverse Effect, the Company and each of its Subsidiaries is and since January 1, 2018 has been, in compliance with applicable Insurance Laws.  Since January 1, 2018, neither the Company nor any of its Subsidiaries has received any notice or other written communication from any Governmental Authority regarding any actual or possible noncompliance with any Insurance Laws by the Company or any of its Subsidiaries, except for matters that, individually or in the aggregate, have not had a Material Adverse Effect.  As of the date hereof, no Insurance Subsidiary is “commercially domiciled” under the Laws of any jurisdiction.  The Company and the Insurance Subsidiaries have timely filed all material reports, statements, documents, registrations, filings or submissions (including any sales material) required to be filed with any Governmental Authority since January 1, 2018 in the manner prescribed by applicable Laws.  Such reports, statements, documents, registrations, filings and submissions complied when filed with the requirements of applicable Laws, and no deficiencies have been asserted in writing by any such Governmental Authority with respect to such reports, statements, documents, registrations, filings or submissions that have not been remedied to the satisfaction of such Governmental Authority, except for any non-compliance or deficiencies that, individually or in the aggregate, has not had a Material Adverse Effect.

(b)          Neither the Company nor any of the Insurance Subsidiaries is a party to any written Contract, consent decree or memorandum of understanding with, or a party to any commitment letter or similar undertaking to, or subject to any cease-and-desist or other Order or directive by, or a recipient of any extraordinary supervisory letter from, or has adopted any policy, procedure or board or stockholder resolution at the request of, any Governmental Authority that restricts materially the conduct of its business or, gives rise to any capital maintenance obligations.

Section 4.20        Statutory Statements; Examinations.

(a)         Each Insurance Subsidiary has filed or submitted, since the later of January 1, 2018 and the date such Insurance Subsidiary became a Subsidiary of the Company, all annual and quarterly statements, together with all exhibits, interrogatories, notes, schedules and actuarial opinions, affirmations or certifications (collectively, the “Statutory Statements”) required to be filed with or submitted to the appropriate Governmental Authority of the jurisdiction in which such Insurance Subsidiary is domiciled on forms prescribed or permitted by such Governmental Authority.  The Company has made available to Parent accurate and complete copies of all Statutory Statements.  The financial statements included in the Statutory Statements were prepared in conformity with Applicable SAP in effect as of the date of the respective Statutory Statements, applied on a consistent basis during the periods involved, and fairly present in all material respects in accordance with Applicable SAP the statutory financial position of the relevant Insurance Subsidiary as of the respective dates thereof and the results of operations, cash flows, and changes in capital and surplus of such Insurance Subsidiary for the respective periods then ended.  The Statutory Statements complied in all material respects with all applicable Laws when filed or submitted and no material violation or deficiency has been asserted in writing by any Governmental Authority with respect to any of the Statutory Statements that has not been cured or otherwise resolved, or that is not in the process of being cured or otherwise resolved to the satisfaction of such Governmental Authority.

(b)          All permitted accounting practices used by the Insurance Subsidiaries in connection with the Statutory Statements, which were required to be approved by Governmental Authorities prior to use have been approved by the applicable Governmental Authorities in writing at or prior to the time used by the Insurance Subsidiaries in connection with the applicable Statutory Statements.  To the Knowledge of the Company, the consummation of the transactions contemplated hereby will not result in the termination of any such approval.

Section 4.21       Reinsurance.  Each reinsurance treaty or agreement, slip, binder, cover note or other similar arrangement pursuant to which any Insurance Subsidiary cedes or assumes Insurance Reserves in an amount in excess of $10,000,000 (the “Reinsurance Contracts”) is valid and binding on the applicable Insurance Subsidiary, and to the Knowledge of the Company, each other party thereto, and is in full force and effect, except, in each case, as enforcement may be limited by bankruptcy, insolvency, reorganization or similar Laws affecting creditors’ rights generally and by general principles of equity, and except where the failure to be valid, binding or in full force and effect, individually or in the aggregate, has not had a Material Adverse Effect.  None of the applicable Insurance Subsidiaries or, to the Knowledge of the Company, any counterparty to any Reinsurance Contract is (with or without notice or lapse of time or both) in default or breach under the terms of such Reinsurance Contract, except where such default or breach, individually or in the aggregate, has not had a Material Adverse Effect.  None of the Insurance Subsidiaries or, to the Knowledge of the Company, any ceding company or reinsurer under any Reinsurance Contract is insolvent or the subject of a rehabilitation, liquidation, conservatorship, receivership, bankruptcy or similar proceeding and the financial condition of any such ceding company or reinsurer is not impaired to the extent that a default thereunder is reasonably anticipated, except as, individually or in the aggregate, has not had a Material Adverse Effect.  No notice of intended cancellation has been received by the Insurance Subsidiary from any such ceding company or reinsurer, and there are no disputes under any Reinsurance Contract, except for cancellations or disputes that, individually or in the aggregate, have not had a Material Adverse Effect.  Except as has not had, individually or in the aggregate, a Material Adverse Effect, no ceded Reinsurance Contract contains any provision providing that any party thereto (other than the Company or any of its Subsidiaries) may terminate, cancel or commute the same by reason of the consummation of the transactions contemplated herein.

Section 4.22        Insurance Reserves; Actuarial Reports.

(a)          The reserves for benefits, losses (including incurred but not reported losses and losses in course of settlement), claims, unearned premiums and expenses arising under or in connection with the Insurance Contracts (collectively, “Insurance Reserves”) contained in the Statutory Statements (i) were computed in accordance with generally accepted actuarial standards consistently applied throughout the specified periods thereof and are fairly stated in accordance with sound actuarial principles, (ii) are based on actuarial assumptions which produced reserves at least as great as those called for in the provisions of the relevant Insurance Contracts as to reserve basis and method, and are in accordance with all other applicable contract provisions in all material respects, (iii) met the requirements of all applicable Laws and were at least as great as the minimum aggregate amounts required by applicable Law.  The Company does not make any representation or warranty in this Section 4.22 or in any other provision of this Agreement to the effect that the Insurance Reserves will be sufficient or adequate for the purposes for which they were established or that such Insurance Reserves may not develop adversely or, subject to Section 4.21, that the reinsurance recoverables taken into account in determining the amount of the Insurance Reserves will be collectible.

(b)          The Company has made available to Parent an accurate and complete copy of the Actuarial Appraisal of the Life and Annuity Business of Global Atlantic Financial Group as of September 30, 2018, Section I – Introduction and Qualifications: Data Reliance as prepared by Milliman, Inc., together with all attachments, addenda, supplements and modifications thereto (the “Actuarial Analysis”).  As of the date hereof, Milliman, Inc. has not notified the Company or any of its Affiliates that the Actuarial Analysis is inaccurate in any material respect.  The factual information furnished by the Company, its Affiliates and their respective Representatives to Milliman, Inc. in connection with the preparation of the Actuarial Analysis and listed in “Section I – Introduction and Qualifications: Data Reliance” thereof (excluding any portions of such data that are projections, estimates or otherwise forward-looking in nature), was (i) obtained from the books and records of the relevant Insurance Subsidiaries, which are the same books and records that were utilized by the Company and its applicable Affiliates to prepare the Financial Statements and the Statutory Statements and (ii) accurate in all material respects as of the date of such Actuarial Analysis.

Section 4.23        Insurance Contracts.

(a)          The Insurance Contracts are, and since January 1, 2018 have been, to the extent required under applicable Law, on forms and at rates approved by applicable Governmental Authorities or filed and not objected to by such Governmental Authority within the period provided for objection, in each case except as, individually or in the aggregate, has not had a Material Adverse Effect.

(b)          Except as, individually or in the aggregate, has not had a Material Adverse Effect, (x) since January 1, 2018, all benefits due and payable, or required to be credited, by or on behalf of any Affiliate of the Company (including any Insurance Subsidiary), on Insurance Contracts, as applicable, in force on such dates have in all material respects been paid or credited, as the case may be, in accordance with the terms of such Insurance Contracts under which they arose, and such payments or credits were not materially delinquent, except for such claims for which any Affiliate of the Company believed there was a reasonable basis to contest payment.

(c)          Except as set forth on Section 4.23(c) of the Company Disclosure Letter, no provision in any Insurance Contract gives the holder thereof or any other Person the right to receive policy dividends or otherwise participate in the revenue, earnings or profits of an Insurance Subsidiary.

Section 4.24        Distributors.

(a)          To the Knowledge of the Company, each of the Independent Distributors of the Insurance Subsidiaries is and has been, since January 1, 2018, in connection with the Insurance Contracts, in compliance in all material respects with all applicable Laws, except where any failure to be in compliance thereof, individually or in the aggregate, has not had a Material Adverse Effect.

(b)          Except as, individually or in the aggregate, has not had a Material Adverse Effect, since January 1, 2018, to the Knowledge of the Company, each Independent Distributor, at the time that such Independent Distributor wrote, sold or produced any Insurance Contract was duly licensed, authorized and appointed (for the type of business written, sold or produced by such Independent Distributor) in the particular jurisdiction in which such Independent Distributor wrote, sold or produced such business.

Section 4.25        Separate Accounts and Registered Funds.

(a)          Except as has not had, individually or in the aggregate, a Material Adverse Effect, each Separate Account and Registered Fund is, and has been, (i) duly and validly established and maintained in compliance with applicable Law and (ii) is operating and, at all times since January 1, 2018 (or, if later, the date of its establishment), has been operated in compliance with applicable Law.

(b)          Each Separate Account is either duly registered as an investment company under the Investment Company Act, and such registration is in full force and effect, or is excluded from the definition of “investment company” pursuant to Section 3(c)(1), 3(c)(7) or 3(c)(11) of the Investment Company Act.  Each Separate Account subject to Title I of ERISA or Section 4975 of the Code has been operated in compliance in all material respects therewith.  Each Registered Fund is duly registered as an investment company under the Investment Company Act, and such registration is in full force and effect.  Each Separate Account that is registered under the Investment Company Act and each Registered Fund is, and since January 1, 2018 has been, operated in compliance with the Investment Company Act, has filed all reports and amendments of its registration statement required to be filed, has been granted all exemptive relief necessary to conduct its operations as currently conducted, and is in compliance with all conditions to any such relief, except, in each case, as has not had, individually or in the aggregate, a Material Adverse Effect.  The Insurance Contracts under which Separate Account assets are held are duly and validly issued and are either exempt from registration under the Securities Act or were sold pursuant to an effective registration statement under the Securities Act, and such registration statement is currently in effect to the extent necessary to allow the applicable Insurance Subsidiary to receive contributions under such Insurance Contracts.  Since January 1, 2018, the registration statements of the Registered Funds, Separate Accounts and the Insurance Contracts, and each amendment thereto, at the time that each became effective, contained no untrue statement of a material fact, and did not omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading.

(c)          Since January 1, 2018, each prospectus, offering document, sales brochure, sales literature or advertising material, as amended or supplemented, relating to any Separate Account or Registered Fund, as of their respective mailing dates or dates of use, complied in all material respects with applicable Law, including United States federal and state securities Laws and Insurance Laws.  Since January 1, 2018, all advertising or marketing materials relating to a Separate Account or Registered Fund that were required to be filed with FINRA or any other Governmental Authority have been or will be timely filed therewith, except where such failure to comply, individually or in the aggregate, has not had a Material Adverse Effect.

(d)          To the knowledge of Company, each Registered Fund and Separate Account is, and has been since 2018, in compliance with applicable Law, except where such failure to comply, individually or in the aggregate, has not had a Material Adverse Effect.

(e)          Each of the audited financial statements for each of the Registered Funds for each of their respective fiscal years ending on or after January 1, 2018 (the “Registered Fund Financial Statements”) has been prepared in accordance with GAAP applied on a consistent basis for the periods involved (except as required by GAAP) and fairly presents in all material respects the financial positions and statement of assets and liabilities as of the date thereof and the results of operations for the period then ended.  At the date of each Registered Fund Financial Statement, no Registered Fund had incurred any obligation or liability (contingent or other) that, individually or in the aggregate, is or, when accrued, would be material to the financial condition or results of operations of the Registered Fund, except as reflected in such Registered Fund Financial Statement.

Section 4.26       Investment Assets.  Except as, individually or in the aggregate, has not had a Material Adverse Effect, (i) each of the Investment Assets owned by an Insurance Subsidiary complied in all material respects with applicable Law as in effect at the time such Investment Asset was acquired by the applicable Insurance Subsidiary and (ii) as of the date hereof, the Company and each of its Subsidiaries has good and marketable title in and to all of the Investment Assets it purports to own, free and clear of all Liens, other than Permitted Liens.

Section 4.27        Investment Adviser.

(a)          Global Atlantic Investment Advisors, LLC is and has been, since January 1, 2018, registered with the SEC as an investment adviser under the Advisers Act or is exempt from such registration, is registered as an investment adviser in each state in which such registration is required, and is a member in good standing of such other organizations in which its membership is required in order to conduct its business as now conducted, in each case, except such failures, individually or in the aggregate, have not had a Material Adverse Effect.

(b)          Global Atlantic Investment Advisors, LLC has filed a Form ADV with the appropriate Governmental Authorities, which form at the time of filing, and as amended and supplemented as of the date hereof, is in effect pursuant to and in material compliance with the requirements of the Advisers Act or applicable state investment adviser Laws.  The Company has made available to Parent accurate and complete copies of such Forms ADV as amended or supplemented through the date of this Agreement.

(c)          The officers and employees of the Company and its Subsidiaries who are required to be approved, licensed or registered as investment advisory representatives for the activities conducted by them on behalf of the Company and its Subsidiaries are and at all times since January 1, 2018 to the date hereof have been duly approved, licensed or registered in each state or jurisdiction in which and with each Governmental Authority with whom such approval, licensing or registration is so required, except where the failure to be so approved, licensed or registered, individually or in the aggregate, has not had a Material Adverse Effect.

(d)          None of the Company or its Subsidiaries acts as an investment adviser to any Person who is not (i) an Affiliate of the Company or (ii) or a counterparty to a reinsurance agreement with any of the Insurance Subsidiaries.  For purposes of this Section 4.27(d), “Affiliate” includes the Separate Accounts and registered investment companies (or series thereof) owned exclusively by such Separate Accounts.

(e)          None of the Company, its Subsidiaries, or their “covered associates” has made a “contribution” to an “official” of a “government entity” (each as defined in Rule 206(4)-5 under the Advisers Act) that prohibits the receipt of compensation by the Company or its Subsidiaries with respect to a Governmental Authority to which the Company or any of its Subsidiaries is providing investment advisory services.

Section 4.28        Broker-Dealer.  Except as, individually or in the aggregate, has not had a Material Adverse Effect:

(a)          Global Atlantic Distributors, LLC is and has been, since January 1, 2018, a member in good standing of FINRA and duly registered as a broker-dealer under the Exchange Act and in all jurisdictions where such registration, licensing or qualification is so required.  Since January 1, 2018, none of the Company or any of its Subsidiaries other than Global Atlantic Distributors, LLC engages or has engaged in Broker-Dealer Activities other than pursuant to an exemption from registration.  Global Atlantic Distributors, LLC is a member of FINRA and such other organizations in which its membership is required in order to conduct its business as now conducted.  The Company has made available to Parent accurate and complete copies of Global Atlantic Distributors, LLC’s Form BD as most recently filed with the SEC, as amended to the date of this Agreement.  Global Atlantic Distributors, LLC has made all amendments to such form as it is required to make under any applicable Law.

(b)        Except as set forth in Section 4.28(b) of the Company Disclosure Letter and to the extent relating to or affecting the Business, Global Atlantic Distributors, LLC currently maintains, and since January 1, 2018 has maintained, “net capital” (as such term is defined in Rule 15c3-1(c)(2) under the Exchange Act) equal to or in excess of the minimum “net capital” required to be maintained by Global Atlantic Distributors, LLC, and, to the extent relating to or affecting the Business, each of its Subsidiaries, under the Exchange Act and in an amount sufficient to ensure that it is not required to file a notice under Rule 17a-11 under the Exchange Act.

(c)         As of the date hereof, neither Global Atlantic Distributors, LLC nor, to the Knowledge of the Company, any “associated person” (as such term is defined under the rules under FINRA (the “FINRA Rules”) of Global Atlantic Distributors, LLC is ineligible or disqualified pursuant to Section 15(b) of the Exchange Act to act as a broker-dealer or as an associated person of a registered broker-dealer.  As of the date hereof, there is no Litigation pending or, to the Knowledge of the Company, threatened in writing that would reasonably be expected to result in Global Atlantic Distributors, LLC or, to the Knowledge of the Company, any “associated person” (as such term is defined under the FINRA Rules) thereof becoming ineligible to act in such capacity.

(d)        Each of Global Atlantic Distributors, LLC’s respective officers, employees, “associated persons” (as such term is defined under the FINRA Rules) and independent contractors, who are required under applicable Law to be registered, licensed or qualified as a “registered representative” (as such term is defined under the FINRA Rules) of Global Atlantic Distributors, LLC are as of the date hereof, and have been since January 1, 2018, duly registered as such and such registrations are and were since January 1, 2018, in full force and effect, or are or were in the process of being registered as such within the time periods required by any Governmental Authority, as applicable.

(e)          None of the Company or its Subsidiaries acts as a broker-dealer to any Person who is not an Affiliate of the Company other than in respect of variable life or annuity Insurance Contracts issued by one or more Insurance Subsidiaries.

Section 4.29        Anti-Corruption and Sanctions.

(a)          Except as, individually or in the aggregate, has not had a Material Adverse Effect, the Company and its Subsidiaries have complied with all applicable Anti-Bribery Laws, Anti-Money Laundering Laws, and Sanctions.  Neither the Company nor any of its Subsidiaries is party to any actual or, to the Knowledge of the Company, threatened legal proceedings or enforcement actions relating to any breach of Anti-Bribery Laws, Anti-Money Laundering Laws, or Sanctions.

(b)         Neither the Company nor any of its Subsidiaries, nor to the Company’s Knowledge, any director, officer, employee, agent, or other Person acting on their behalf (i) has offered, promised, provided, or authorized the provision of any money, property, or other thing of value, directly or indirectly, to any Person to improperly influence official action or secure an improper advantage; nor (ii) is a Sanctioned Person nor has engaged in any dealings or transactions, directly or indirectly, with or for the benefit of any Sanctioned Person, unless such dealings or transactions are permitted by applicable law.

(c)          The Company and its Subsidiaries have established and adhered in all material aspects to an anti-money laundering compliance program that (1) meets the requirements of all applicable Anti-Money Laundering Laws; and (2) includes, at minimum, the following elements: a dedicated anti-money laundering compliance officer, risk-based due diligence procedures, training for relevant personnel, independent testing, a system of internal controls reasonably designed to ensure ongoing compliance, and procedures for detecting and reporting suspicious transactions or activities, each element as required under applicable Anti-Money Laundering Laws.

Section 4.30       Brokers.  No Person is entitled to any brokerage, financial advisory, finder’s or similar fee or commission payable by any party in connection with the transactions contemplated by this Agreement based upon Contracts made by or on behalf of the Company or any of its Subsidiaries.

Section 4.31        Related Party Transactions.

Except with respect to any ordinary course ISDAs, banking agreements, brokerage agreements, trade agreements, purchase agreements, placement agent agreements and similar commercial agreements with the Founder or its Affiliates entered into on an arms’ length basis, Section 4.31(a)(ii) of the Company Disclosure Letter sets forth a list of each agreement (other than (x) employment agreements, relocation agreements, reimbursement agreements and other similar compensation agreements with any employees, officers, managers and/or directors for expenses incurred in the ordinary course of business and (y) ordinary course commercial agreements entered into on an arms’ length basis) between (i) the Company or any of its Subsidiaries, on the one hand, and (ii) any Affiliate, officer, Company Stakeholder owning in excess of 1% of the outstanding Company Shares or director of the Company or any of its Subsidiaries (other than the Company and its Subsidiaries), on the other hand that is effect as of the date hereof (each such agreement, a “Related Party Agreement”).

Section 4.32        Investment Company Status.  The Company is not required to be registered as an “investment company” within the meaning of the Investment Company Act and is not relying on the exception from the definition of “investment company” in Section 3(c)(1) or 3(c)(7) of the Investment Company Act.

Section 4.33        No Other Representation or Warranty.  Except for the representations and warranties expressly contained in this Article IV, neither the Company nor any other Person on behalf of the Company makes any express or implied representation or warranty with respect to the Company, its Subsidiaries or their respective businesses or with respect to any other information provided to Parent, Merger Sub or their Representatives or Affiliates in connection with the transactions contemplated hereby.  Neither the Company nor any other Person will have or be subject to any liability to Parent, Merger Sub or any other Person resulting from the distribution to Parent, Merger Sub or their respective Representatives or Affiliates, or Parent’s, Merger Sub’s or their Representatives’ or Affiliates’ use of, any such information, including any information, documents, projections, forecasts or any other material made available to Parent, Merger Sub or their Representatives or Affiliates in certain “data rooms” or management presentations in connection with Parent’s and Merger Sub’s consideration and review of the transactions contemplated hereby, unless any such information is expressly included in a representation or warranty contained in this Article IV.

ARTICLE V

REPRESENTATIONS AND WARRANTIES
OF PARENT AND MERGER SUB

Except as otherwise disclosed in the Parent Disclosure Letter (it being understood that any information contained therein will qualify and apply to the representations and warranties in this Article V to which the information is specifically stated as referring to and will qualify and apply to other representations and warranties in this Article V to the extent that it is reasonably apparent upon reading such information that such disclosure also qualifies or is responsive to such other sections), Parent and Merger Sub jointly and severally represent and warrant to the Company as follows:

Section 5.01       Organization.  Parent is a limited liability company duly organized and validly existing under the Laws of Cayman Islands, and Merger Sub is an exempted company duly organized and validly existing under the Law of Bermuda.  Each of Parent and Merger Sub (i) has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as it is now being conducted and (ii) is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it make such licensing or qualification necessary, except where failure to have such power or authority, individually or in the aggregate, has not had a Parent Material Adverse Effect.  Parent has made available to the Company accurate and complete copies of its and Merger Sub’s Constituent Documents, as amended and in effect on the date of this Agreement.

Section 5.02       Authorization.  Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Merger and the other transactions contemplated by this Agreement, except for the need to obtain consent of Parent, as the sole shareholder of Merger Sub (which approval shall be provided by the written consent of Parent immediately following the execution of this Agreement).  The execution, delivery and performance of this Agreement, and the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated by this Agreement, have been duly authorized by all necessary corporate action (including the approval of their respective boards of directors), and no other corporate proceedings on the part of Parent or Merger Sub, and no other votes or approvals of any class or series of capital stock of KKR, Parent or Merger Sub are necessary for each to authorize this Agreement or to consummate the Merger or the other transactions contemplated hereby, except for the need to obtain consent of Parent, as the sole shareholder of Merger Sub (which approval shall be provided by the written consent of Parent immediately following the execution of this Agreement).  This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company, is a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, except as enforcement thereof may be limited against Parent or Merger Sub by bankruptcy, insolvency, reorganization or similar Laws affecting creditors’ rights generally and by general principles of equity.

Section 5.03        Consents and Approvals; No Violations.

(a)          Assuming that all Approvals of or from, or Filings with, Governmental Authorities described in Section 4.05(b) and Section 5.03(b) have been obtained or made, the execution and delivery of this Agreement by Parent and Merger Sub does not and the consummation by Parent and Merger Sub of the transactions contemplated by this Agreement will not (i) conflict with any provisions of the Constituent Documents of Parent and Merger Sub or any material Subsidiary of Parent or Merger Sub, (ii) violate any Law or Order or (iii) result, after the giving of notice, with lapse of time, or otherwise, in any violation, default or loss of a benefit under, or permit the acceleration or termination of any obligation under or require any consent under, any Contract, except, in the case of clauses (ii) and (iii) any matters that, individually or in the aggregate, have not had a Parent Material Adverse Effect.

(b)          No Approval or Filing is required to be made or obtained by Parent, Merger Sub or any of their respective Subsidiaries in connection with the execution or delivery of this Agreement by Parent and Merger Sub or the consummation by Parent and Merger Sub of the transactions contemplated by this Agreement, except for (i) compliance by Parent and Merger Sub with the HSR Act, (ii) the Approvals and Filings set forth in Section 5.03(b)(ii) of the Parent Disclosure Letter and (iii) such other matters that, individually or in the aggregate, have not had a Parent Material Adverse Effect.

Section 5.04        Litigation.  As of the date hereof, there is no Litigation (whether at Law or in equity) pending, or, to the knowledge of Parent, threatened against or otherwise affecting Parent, Merger Sub or any of their Subsidiaries that seeks to enjoin, or would reasonably be expected to have the effect of preventing, making illegal or otherwise interfering with, any of the transactions contemplated by this Agreement.  As of the date hereof, there is no Order outstanding against Parent, Merger Sub or any of their respective properties or assets that would reasonably be expected to prevent or materially impair or materially delay the ability of Parent or Merger Sub to consummate the transactions contemplated herein.

Section 5.05        No Regulatory Impediments.  As of the date of this Agreement, each of Parent and Merger Sub has no reason to believe that any facts or circumstances related to its or its Affiliates’ identity, financial condition, jurisdiction of domicile or regulatory status will impair or delay its ability to promptly obtain the Approvals referenced in Section 5.03(b).

Section 5.06       Financing.  Parent will have at the Closing sufficient immediately available funds to pay, in cash, an amount at least equal to the Estimated Aggregate Cash Merger Consideration and all other amounts payable at the Closing pursuant to this Agreement or otherwise necessary to timely consummate the transactions contemplated by this Agreement.  The obligations of Parent to effect the transactions contemplated by this Agreement are not conditioned upon the availability to Parent or any of its Affiliates of any debt, equity or other financing in any amount whatsoever.

Section 5.07        Equity Financing.

(a)          Parent has delivered to the Company a true, correct and complete copy of the fully executed equity commitment letter from KKR, dated as of the date hereof (including all exhibits, schedules, annexes and amendments thereto as of the date of this Agreement, the “Equity Commitment Letter”) pursuant to which KKR has committed, subject to the terms and conditions therein, to provide equity financing to Parent in the amount set forth therein for purpose of funding the transactions contemplated hereby (the “Equity Financing”).  The Equity Commitment Letter provides, and will continue to provide, that the Company is a third party beneficiary thereof entitled to enforce the Equity Commitment Letter in accordance with its terms.

(b)          The Equity Commitment Letter is in full force and effect and is a legal, valid and binding obligation of Parent, enforceable in accordance with its terms.  The Equity Commitment Letter has not been withdrawn, terminated, repudiated, rescinded, amended, supplemented or modified, in any respect, and no such withdrawal, termination, repudiation, rescission, amendment, supplement or modification is contemplated.

(c)          Neither Parent nor KKR has committed any breach of any of its covenants or other obligations set forth in, or is in default under, the Equity Commitment Letter, and to the Knowledge of Parent, no event has occurred or circumstance exists that, with or without notice, lapse of time or both, would or would reasonably be likely to (i) constitute or result in a breach or default on the part of any Person under the Equity Commitment Letter, (ii) constitute or result in a failure by Parent or KKR to satisfy a condition precedent to or other contingency to be satisfied by Parent or KKR set forth in the Equity Commitment Letter, (iii) make any of the statements by Parent or KKR set forth in the Equity Commitment Letter inaccurate in any material respect or (iv) subject to the satisfaction (or waiver by Parent and Merger Sub) of the conditions set forth in Section 7.01 and Section 7.02, otherwise result in any portion of the Equity Financing not being available.

(d)          As of the date of this Agreement, none of Parent or Merger Sub has received any notice or other communication from KKR with respect to (i) any actual or potential breach or default on the part of Parent or KKR, (ii) any actual or potential failure by Parent or KKR to satisfy any condition precedent or other contingency to be satisfied by Parent or KKR set forth in the Equity Commitment Letter or (iii) any intention of KKR to terminate the Equity Commitment Letter or to not provide all or any portion of the Equity Financing.  As of the date hereof, subject to the satisfaction (or waiver by Parent and Merger Sub) of the conditions set forth in Section 7.01 and Section 7.02, Parent and Merger Sub (A) have no reason to believe Parent will not be able to satisfy on a timely basis each term and condition to be satisfied by Parent and that are within its control relating to the closing or funding of the Equity Financing, (B) know of no fact, occurrence, circumstance or condition that would reasonably be likely to (1) cause the Equity Commitment Letter to terminate, to be withdrawn, modified, repudiated or rescinded or to be or become ineffective, (2) cause any of the terms or conditions to be satisfied by Parent relating to the closing or funding of any portion of the Equity Financing not to be met or complied with, or (3) otherwise cause the full amount (or any portion) of the funds contemplated to be available under the Equity Commitment Letter to not be available to Parent and Merger Sub on a timely basis (and in any event as of the Closing) and (C) know of no potential impediment to the funding of any of the payment obligations of Parent or Merger Sub under this Agreement.

(e)          There are no, and there will not be any, conditions precedent or other contingencies related to the obligation of any party to the Equity Commitment Letter to fund or invest, as applicable, the full amount (or any portion) of the Equity Financing, other than as expressly set forth in the Equity Commitment Letter as in effect on the date hereof (the “Disclosed Conditions”).  Other than the Disclosed Conditions, neither KKR nor any other Person has any right to impose, and none of KKR, Parent, Merger Sub, the Company or any Subsidiary obligor have any obligation to accept, any condition precedent to any funding of the Equity Financing nor any reduction to the aggregate amount available under the Equity

Commitment Letter (nor any term or condition which would have the effect of reducing the aggregate amount available under the Equity Commitment Letter).  There are no side letters and (except for the Equity Commitment Letter) there are no agreements, contracts, arrangements or understandings, whether written or oral, with KKR or any other Person relating to the Equity Financing or the Equity Commitment Letter that, in each case, could permit KKR to reduce its commitments with respect to the Equity Financing.  Other than as set forth in the Equity Commitment Letter, there are no conditions precedent relating to the funding of the full amount of the Equity Financing that would reasonably be likely to, (i) impair the validity of the Equity Commitment Letter, (ii) reduce the aggregate amount of the Equity Financing, (iii) prevent or delay the consummation of the transactions contemplated hereby, (iv) cause the Equity Commitment Letter to be ineffective, or (v) otherwise result in the Equity Financing not being available on a timely basis in order to consummate the transactions contemplated hereby.

(f)           For the avoidance of doubt, in no event shall the receipt or availability of any funds or financing by or to KKR, Parent or Merger Sub be a condition to any of Parent’s or Merger Sub’s obligations hereunder.

Section 5.08        Business Plan.  The business plan to be submitted to the Massachusetts Division of Insurance, the Indiana Department of Insurance and the Iowa Insurance Division pursuant to Section 6.03 shall be substantially in the form of the business plan delivered by Parent to the Company prior to the date hereof (except for the statutory projections set forth therein).  The statutory financial projections included with the business plans submitted to such insurance regulators shall be broadly consistent with the economic plans that have been exchanged to date between the Company and the Parent.

Section 5.09       Parent Limited Guaranty.  Concurrently with the execution of this Agreement, KKR has delivered to the Company a true, correct and complete copy of the fully executed Parent Limited Guaranty.  The Parent Limited Guaranty is in full force and effect and is a legal, valid and binding obligation of the parties thereto, enforceable in accordance with their respective terms.

Section 5.10        Parent and Merger Sub Operations.

(a)          As of the date hereof, Merger Sub is a wholly owned direct subsidiary of Parent.  Each of Parent and Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, and has, and immediately prior to the Effective Time will have, engaged in no business or incurred any liabilities or obligations other than in connection with the transactions contemplated by this Agreement.

Section 5.11        Vote/Approval Required.  No vote or consent of the holders of any class or series of capital stock of KKR or Parent is necessary to approve this Agreement or the Merger or the transactions contemplated hereby.

Section 5.12       Brokers.  No Person is entitled to any brokerage, financial advisory, finder’s or similar fee or commission payable by any Party in connection with the transactions contemplated by this Agreement based upon Contracts made by or on behalf of KKR, Parent, Merger Sub or any of their respective Subsidiaries.

Section 5.13       Information Supplied.  None of the information supplied or to be supplied by or on behalf of KKR, Parent, Merger Sub or any of their respective Subsidiaries for inclusion or incorporation by reference in the Proxy Statement to be sent to the holders of Company Shares in connection with the Company Shareholders Meeting (including any amendment or supplement thereto or document incorporated by reference therein) shall, on the date the Proxy Statement is first mailed to the holders of Company Shares, at the time of any amendment thereof or supplement thereto and at the time of the Company Shareholders Meeting, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading or omit to state a material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Shareholders Meeting which has become false or misleading.

Section 5.14        U.S. Federal Income Tax Status of Parent.  Parent will timely file an election to be, treated as a partnership for all U.S. federal income tax purposes with an effective date that is prior to the Closing.

Section 5.15      Purchase for Investment.  Parent is purchasing the Company Shares for investment for its own account and not with a view to, or for sale in connection with, any distribution thereof.  Parent (either alone or together with its advisors) has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Company Shares and is capable of bearing the economic risks of such investment.

Section 5.16        No Other Representation or Warranty.

(a)          Except for the representations and warranties contained in Article IV, each of Parent and Merger Sub acknowledges that neither the Company nor any Person on behalf of the Company makes any other express or implied representation or warranty with respect to the Company or with respect to any other information provided or made available to Parent or Merger Sub in connection with the transactions contemplated by this Agreement.  In particular, and without limiting the generality of the foregoing, neither the Company nor any other Person makes or has made any express or implied representation or warranty to Parent, Merger Sub or any of their respective Representatives or Affiliates with respect to (a) any financial projection, forecast, estimate, budget or prospective information relating to the Company, any of its Subsidiaries or their respective businesses, (b) any judgment based on actuarial principles, practices or analyses by any Person or as to the future satisfaction or outcome of any assumption, (c) whether (i) reserves for losses (A) will be sufficient or adequate for the purposes for which they were established or (B) may not develop adversely or (ii) the reinsurance recoverables taken into account in determining the amount of such reserves for losses will be collectible, or (d) except for the representations and warranties made by the Company in this Article V, any oral or written information presented to Parent, Merger Sub or any of their respective Representatives or Affiliates in the course of their due diligence investigation of the Company, the negotiation of this Agreement or the course of the Transactions.

(b)          Except for the representations and warranties expressly set forth in Article IV, Parent and Merger Sub hereby agree and acknowledge that neither the Company nor any of its Subsidiaries, nor any other Person, has made or is making, and Parent and Merger Sub are not relying on, any other express or implied representation or warranty with respect to the Company or any of its Subsidiaries or their respective businesses, operations, assets, liabilities, condition (financial or otherwise) or prospects, including with respect to any information made available to Parent, Merger Sub or any of their respective Representatives or Affiliates (including with respect to any judgment based on actuarial principles, practices or analyses by any Person or as to the future satisfaction or outcome of any assumption) or any information developed by Parent, Merger Sub or any of their respective Representatives or Affiliates.

ARTICLE VI

COVENANTS

Section 6.01       Conduct of Business by the Company Pending the Merger.  During the period from the date of this Agreement until the Closing or earlier termination of this Agreement, except as (i) otherwise expressly contemplated or permitted by this Agreement, (ii) as set forth in Section 6.01 of the Company Disclosure Letter, (iii) as required by applicable Law or Order or  (iv) with the prior written consent of Parent (which consent shall not be unreasonably withheld, delayed or conditioned), (x) the Company shall and shall cause each of its Subsidiaries to conduct their respective businesses and operations in the ordinary course of business in all material respects consistent with past practices (except for any action in response or related to any Contagion Event or any change in Law, policy or guidance of any Governmental Authority as a result of or related to any Contagion Event), and (y) the Company shall not and shall cause each of its Subsidiaries not to:

(a)          amend or modify any of the Constituent Documents of the Company or any of its Subsidiaries;

(b)          split, combine or reclassify any of its Securities or issue or authorize the issuance of any other Securities in respect of, in lieu of, or in substitution for, its Securities;

(c)          issue, grant, deliver or sell any Securities (other than in accordance with the terms of awards that are issued and outstanding on the date hereof and that were issued under the Benefit Plans);

(d)         merge or consolidate with any Person (other than the Company or any of its Subsidiaries) or acquire, directly or indirectly, any assets exceeding in aggregate $50,000,000  (other than reinsurance agreements) or Securities of any other Person (other than any of the Company’s Subsidiaries), other than acquisitions of Investment Assets consistent with the investment policies and guidelines applicable to the Insurance Subsidiaries’ investment activities in effect as of the date of this Agreement;

(e)         make any loans, advances or capital contributions to, or investments in, any other Person other than (1) by the Company or any of its Subsidiaries to or in the Company or any of its Subsidiaries, (2) policy loans under Insurance Contracts in the ordinary course of business consistent with past practices, (3) pursuant to any Contract or other legal obligation existing at the date of this Agreement, in each case, as set forth on Section 6.01(e) of the Company Disclosure Letter or (4) in respect of acquisitions of Investment Assets consistent with the investment policies and guidelines applicable to the Insurance Subsidiaries’ investment activities in effect as of the date of this Agreement;

(f)          create, incur, guarantee or assume any Indebtedness, issuances of debt securities, guarantees, loans or advances not in existence as of the date of this Agreement, except (i) Indebtedness incurred in the ordinary course of business consistent with past practices not to exceed $100,000,000 in the aggregate, (ii) Indebtedness incurred under facilities or lines of credit in existence on the date of this Agreement, (iii) Indebtedness in replacement of existing Indebtedness on customary commercial terms, consistent in all material respects with the Indebtedness being replaced, and (iv) guarantees by the Company of Indebtedness of its Subsidiaries or guarantees by the Subsidiaries of the Company of Indebtedness of the Company;

(g)          other than in connection with Investment Assets, make or commit to make any capital expenditure, except for (i) aggregate expenditures (calculated net of proceeds from normal course asset disposals) in an amount not in excess of (and for projects consistent with) the capital expenditure budget made available to Parent prior to the date of this Agreement (the amount of the capital expenditure budget being set forth in Section 6.01(g) of the Company Disclosure Letter) and (ii) additional expenditures in an amount not to exceed $10,000,000 in the aggregate;

(h)          make any material change in the actuarial, underwriting, claims administration, reinsurance, reserving, payment or investment policies, practices or principles of any Insurance Subsidiary;

(i)           abandon, modify, waive or terminate any material Permit;

(j)           materially amend or, other than pursuant to its current terms, terminate, renew or extend any Material Contract (other than any reinsurance contract), or enter into any Contract (other than any reinsurance contract) that would be a Material Contract if in effect on the date of this Agreement, in each case other than in the ordinary course of business consistent with past practice (other than Material Contracts described in Section 4.15(a)(iii)); provided that (x) for any reinsurance transaction (or series of related reinsurance transactions), the total amount of capital commitment by the Company do not exceed $200,000,000 and (y) the renewal or extension of any Contract with a Third Party administrator do not include material changes to the terms thereof (other than changes to dates, time periods and related matters necessary to document such extension or renewal);

(k)         enter into any reinsurance agreement, other than a reinsurance agreement involving capital commitments by the Company and its Subsidiaries that do not exceed $200,000,000; provided, however, that the Company and its Subsidiaries may enter into reinsurance agreements with capital commitments in excess of $200,000,000 with the prior consent of Parent (such consent not to be unreasonably withheld, delayed or conditioned);

(l)        except as required by a Benefit Plan as of the date hereof or in the ordinary course of business consistent with past practices with respect to employees who are not members of the Management Committee of the Company as of the date of this Agreement (each, a “Non-Management Employee”), grant any increases in the cash compensation of or benefits to any of its directors, officers, individual independent contractors or employees;

(m)        except as required by a Benefit Plan as of the date hereof or as required by applicable Law, (i) make any grant, or increase, any severance, change in control, retention, termination or similar compensation or benefits payable to any director, employee, individual independent contractor or officer, (ii) accelerate the time of payment or vesting of, or the lapsing of material restrictions with respect to, or fund or otherwise secure the payment of, any compensation or benefits under any Benefit Plan, (iii) adopt, enter into, amend or terminate any Benefit Plan (or any plan, program, agreement, or arrangement that would constitute a Benefit Plan if in effect on the date hereof), or (iv) hire or terminate (other than for cause or due to permanent disability) any employee other than Non-Management Employees;

(n)          enter into or otherwise become bound by a collective bargaining agreement or similar labor Contract with a labor union, works council, employee committee or representative or other labor organization with respect to employees of the Company or any of its Subsidiaries;

(o)        settle or compromise any Litigation involving claims for monetary damages (excluding settlements and compromises relating to Taxes), other than (i) settlements or compromises of claims under Insurance Contracts within applicable policy limits, (ii) settlements or compromises that require only payments of money by the Company or its Subsidiaries without ongoing limits on the conduct or operation of the Company or its Subsidiaries, which payments of money will not exceed $5,000,000 per Litigation or $15,000,000 in the aggregate for all such Litigations, in each case, in excess of the litigation reserve set forth in the Financial Statements, (iii) settlement or compromises of claims which amounts are within the litigation reserve set forth in the Financial Statements or (iv) compromises with policyholders or annuity holders involving de minimis cost or expense to the Company or its Subsidiaries, or enter into any consent, decree, injunction or similar restraint or form of equitable relief that, individually or in the aggregate, is material to the Company and its Subsidiaries, taken as a whole, or would reasonably be expected to impede or delay in any material respect the consummation of the transactions contemplated by this Agreement;

(p)          adopt or implement a plan of complete or partial liquidation or resolution providing for or authorizing such liquidation or a dissolution, merger, restructuring, consolidation, recapitalization or other reorganization of the Company or any of its Subsidiaries Subsidiary; provided, that any Tax election otherwise permitted by Section 6.01(q) will not be prohibited by this Section 6.01(p);

(q)         (i) make, revoke or amend any material election relating to Taxes, file any material amended Tax Return or surrender any right to claim a material Tax refund, offset or other reduction in Tax liability, (ii) settle or compromise any Litigation or other Tax proceeding relating to material Taxes or extend or waive the application of any statute of limitations regarding the assessment or collection of any Tax, (iii) make a request for a written ruling of a

Taxing Authority relating to material Taxes, other than any ordinary course request for a determination concerning qualified status of any Benefit Plan intended to be qualified under Section 401(a) of the Code or (iv) change any method of Tax accounting or change the basis for determining any item referred to in Section 807(c) of the Code;

(r)         change in any material respect any method of accounting or accounting principles or practices (or any system of internal accounting controls) by the Company or any of its Subsidiaries, except for any such change required by a change in GAAP or Applicable SAP or by a Governmental Authority or applicable Law;

(s)           (i) enter into any new line of business, or (ii) change in any material respect any material enterprise risk management policies, in each case, except as required by Law or by policies imposed, or requests made, by a Governmental Authority;

(t)           enter into any agreement or commitment with any insurance regulatory authority other than in the ordinary course of business consistent with past practice;

(u)          sell, assign, transfer, license, dispose of or encumber any assets, rights or properties (including Intellectual Property) with a fair market value in excess of $10,000,000 individually or $20,000,000 in the aggregate, including pursuant to reinsurance, except in connection with or the disposition of obsolete or worn out assets in the ordinary course of business consistent with past practice, or disposition of Investment Assets consistent with the investment policies, practices and guidelines applicable to the Insurance Subsidiaries’ investment activities in effect as of the date of this Agreement;

(v)          make any material change in its reserves, or conduct any material revaluation of any assets or liabilities other than, in each case, as required by GAAP or Applicable SAP;

(w)          fail to manage its Investment Assets in a manner consistent with past practices; or

(x)           agree or commit to do any of the foregoing.

Section 6.02        Access to Information and Employees; Confidentiality.

(a)          From the date hereof until the earlier of the Closing and the termination of this Agreement, upon reasonable notice, the Company will, and will cause each of its Subsidiaries to, afford to Parent and its Representatives reasonable access during normal business hours to the respective properties, books, records (including Tax records), Contracts, commitments and personnel of the Company and its Subsidiaries and will furnish, and will cause to be furnished, as promptly as practicable to Parent and its Representatives (i) a copy of each material report, including all Statutory Statements, filed or submitted with insurance regulatory authorities after the date of this Agreement and (ii) all other information with respect to the Company and its Subsidiaries, as applicable, as Parent or its Representatives may reasonably request.  In addition, the Company shall, or shall cause its applicable Subsidiaries to, use reasonable best efforts to deliver to Parent, on a bi-weekly (once every two (2) weeks) basis, a summary report of all investment transaction activity in a form reasonably acceptable to Parent and the Company.  Subject to applicable procedures mutually agreed by the Parties to ensure compliance with applicable securities Laws, during the period from the date of this Agreement through the earlier of the Closing and the termination of this Agreement pursuant to its terms, (A) the Company shall cause its applicable employees having primary responsibility for the matters set forth in the foregoing sentence to consult with Representatives of Parent as reasonably requested thereby, not to exceed once per each two (2) week period, with respect to investment matters, including the treatment of impaired or potentially impaired investment assets, and (B) in such meetings with management, Parent may make recommendations to the Company with respect to such matters, and the Company shall consider such recommendations in good faith; provided, that the Company and its applicable employees shall not be required to accept or act upon such recommendations.

(b)          Notwithstanding Section 6.02(a), the Company will not be required to permit any inspection, or to disclose any information, that would (i) violate applicable Law, (ii) waive the protection of an attorney-client privilege or other legal privilege (subject to reasonable cooperation between the parties with respect to entering into appropriate joint defense, community of interest or similar agreements or arrangements with respect to the preservation of such privileges) or (iii) result in the disclosure of any trade secrets of third parties or violate any of its obligations with respect to confidentiality.  Without limiting the foregoing, in the event that the Company does not provide access or information in reliance on the immediately preceding sentence, it will provide notice to Parent that it is withholding such access or information and will use reasonable best efforts to communicate, to the extent feasible, the applicable information in a way that would not violate applicable Law, Contract or obligation or risk waiver of such privilege

(c)          All information furnished to Parent, its Affiliates or Representatives pursuant to Section 6.02(a) or otherwise pursuant to this Agreement will be subject to the confidentiality agreement dated as of March 23, 2020 between the Company and Kohlberg Kravis Roberts  & Co. L.P. (the “Confidentiality Agreement”).  The Confidentiality Agreement shall survive any termination of this Agreement.

(d)          From and after the Closing Date and until the seventh anniversary thereof, Parent shall cause the Surviving Company and its Subsidiaries to retain the Company and its Subsidiaries’ books and records (including Tax records) in accordance with the requirements of applicable Law and subject to retention policies that are no less stringent than those generally applied by the Company as of the date hereof.

(e)          From and after the Closing Date and until the seventh anniversary thereof, Parent shall cause the Surviving Company and its Subsidiaries to afford to the Company’s Representatives, the Company Stakeholders and the Equity Representative reasonable access during normal business hours to the books and records (including Tax records) of the Company and its Subsidiaries related to the conduct of their business prior to the Closing, to the extent required by the Company’s Representatives, the Company Stakeholders or the Equity Representative in connection with (i) the preparation of financial statements required to be prepared under applicable Law or stock exchange rules or for other bona fide reporting purposes, (ii) the preparation of filings and submissions to Governmental Authorities, (iii) the conduct of any Litigation, (iv) compliance with any applicable Orders or (vi) compliance with applicable Law.

(f)          As promptly as practicable after the date hereof, the Company shall provide to KKR the information set forth on Section 6.02(f) of the Company Disclosure Letter with respect to the Company.

Section 6.03        Reasonable Best Efforts to Consummate Merger; Notification.

(a)          Upon the terms and subject to the conditions set forth in this Agreement, each of Parent, Merger Sub and the Company agrees to use, and shall cause their respective Affiliates to use, reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to fulfill all conditions applicable to such party pursuant to this Agreement and to consummate and make effective the Merger and the other transactions contemplated hereby, including using reasonable best efforts to: (i) obtain all necessary, proper or advisable actions or nonactions, consents, approvals, authorizations, waivers or qualifications from Governmental Authorities and other third parties, (ii) make all necessary, proper or advisable registrations, filings and notices as may be necessary to obtain a consent, approval, authorization, waiver or exemption from any Governmental Authority, and (iii) execute and deliver any additional agreements, documents or instruments necessary, proper or advisable to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement.

(b)          Without limiting the foregoing, Parent and Merger Sub shall use, and shall cause their respective Affiliates, as applicable, to use, reasonable best efforts to avoid impediments under any applicable Law that may be asserted by, or Order that may be entered by, any Governmental Authority with respect to this Agreement, the Merger or any other transaction contemplated hereby so as to enable the Closing to occur as promptly as practicable, including using reasonable best efforts to: (i) obtain all consents, approvals, authorizations or waivers of Governmental Authorities necessary, proper or advisable to consummate the transactions contemplated by this Agreement and secure the expiration or termination of any applicable waiting period under the HSR Act, (ii) resolve any objections that may be asserted by any Governmental Authority with respect to the Merger or any other transaction contemplated hereby and (iii) prevent the entry of, and have vacated, lifted, reversed or overturned, any Order that would prevent, prohibit, restrict or delay the consummation of the Merger or any other transaction contemplated hereby.

(c)          Parent shall not, and shall cause its Affiliates not to, directly or indirectly (whether by merger, consolidation or otherwise), acquire, purchase, lease or license (or agree to acquire, purchase, lease or license) any business, corporation, partnership, association or other business organization or division or part thereof, or any securities or collection of assets, if doing so would reasonably be expected to:  (i) impose any material delay in the obtaining of, or materially increase the risk of not obtaining, consents, approvals, authorizations or waivers of Governmental Authorities necessary, proper or advisable to consummate the transactions contemplated by this Agreement and secure the expiration or termination of any applicable waiting period under the HSR Act; (ii) materially increase the probability of any Governmental

Authority entering an Order prohibiting the consummation of the transactions contemplated by this Agreement; (iii) materially increase the risk of not being able to remove any such Order on appeal or otherwise; or (iv) otherwise impair or delay the ability of Parent and Merger Sub to perform their material obligations under this Agreement.

(d)          In furtherance and without limiting the foregoing, (i) Parent shall file, or cause to be filed, a “Form A” Acquisition of Control Statement with all required applicants, together with all material exhibits, affidavits and certificates, with the Insurance Commissioner of the State of Iowa, within fifteen (15) Business Days of the date hereof; (ii) Parent shall file, or cause to be filed, a “Form A” Acquisition of Control Statement with all required applicants, together with all material exhibits, affidavits and certificates, with the Insurance Commissioner of the State of Indiana, within fifteen (15) Business Days of the date hereof;  (iii) Parent shall file, or cause to be filed, a “Form A” Acquisition of Control Statement with all required applicants, together with all material exhibits, affidavits and certificates, with the Insurance Commissioner of the State of Massachusetts, within fifteen (15) Business Days of the date hereof; (iv) the Company shall file, or cause to be filed, a change of controller approval application, together with all material exhibits, affidavits and certificates, with the Bermuda Monetary Authority in Bermuda; (v) as promptly as practicable after the date hereof but no later than fifteen (15) Business Days of the date hereof, the Company shall cause Global Atlantic Distributors, LLC to prepare and file with FINRA a continuing membership application (the “FINRA CMA”) for approval of a change in ownership or control as specified under FINRA Rule 1017 and shall provide Parent with an opportunity to review and comment upon the FINRA CMA prior to the filing; and (vi) the parties shall take, make or refrain from any other actions or nonactions, consents, approvals, authorizations, waivers, qualifications, registrations, filings and notices of, with or to Governmental Authorities necessary, proper or advisable to consummate the transactions contemplated by this Agreement, including any filing required under the HSR Act, within fifteen (15) Business Days of the date hereof.  All filing fees payable in connection with the foregoing shall be borne by Parent.  Parent agrees promptly to provide, or cause to be provided, all information, including copies of all agreements, documents and instruments, as well as affidavits, statements or other information, that may be required or requested by any Governmental Authority relating to Parent (including any of its directors, officers, employees, partners, members or shareholders) and all Persons who are deemed or may be deemed to “control” Parent or Merger Sub within the meaning of applicable Insurance Laws (including any of their respective directors, officers, employees, partners, members or shareholders), or its or their structure, ownership, businesses, operations, regulatory and legal compliance, assets, liabilities, financing, financial condition or results of operations, or any of its or their directors, officers, employees, partners, members or shareholders.  The Company shall cause Global Atlantic Distributors, LLC to seek FastTrack treatment for the FINRA CMA.

(e)          As soon as reasonably practicable after the date of this Agreement, the Company will cause the investment companies (or series thereof) that are registered under the Investment Company Act and advised by Global Atlantic Investment Advisors, LLC (the “Registered Funds”) to seek in compliance with Section 15 of the Investment Company Act (x) the approval of such Registered Funds’ boards of trustees (“Registered Fund Board Approval”) and shareholders  (“Registered Fund Shareholder Approval”) of new Registered Fund Advisory Agreements having substantially the same terms as the existing Registered Fund Advisory

Agreements, and (y) Registered Fund Board Approval of a new underwriting agreement between Forethought Variable Insurance Trust  and Global Atlantic Distributors, LLC having substantially the same terms as the existing underwriting agreement between Forethought Variable Insurance Trust  and Global Atlantic Distributors, LLC (collectively, the “Registered Fund Approvals”); provided, that only Registered Fund Board Approval shall be required for Registered Fund Sub-Advisory Agreements applicable to any Registered Fund that is eligible to rely upon a “manager of managers” SEC exemptive order in lieu of obtaining Registered Fund Shareholder Approval of the new Registered Fund Sub-Advisory Agreement if (i) the conditions of such “manager of mangers” order are complied with an all respects by the Registered Fund and the parties to the applicable Registered Fund Sub-Advisory Agreement and (ii) an SEC substitution order or applicable Law does not prohibit the Registered Fund or the parties to the Registered Fund Sub-Advisory Agreement from relying on such exemptive relief.  The Company shall use its reasonable best efforts to obtain, and Parent agrees to use its reasonable best efforts to cooperate in obtaining, the Registered Fund Approvals as promptly as practicable (and, in any event, no later than 150 days after the Closing Date).  Parent agrees to provide such information for provision to the board of trustees of the Registered Funds as may be reasonably required to obtain the Registered Fund Board Approvals.  The Company shall request Registered Fund Board Approval, in conformity with Rule 15a-4 under the Investment Company Act, of all interim investment advisory and sub advisory Contracts necessary for the current investment adviser and sub-advisers of each Registered Fund to continue to act as an investment adviser or sub-adviser, as applicable, to the Registered Fund following the Closing, to be effective immediately following the Closing in the event that the Registered Fund Approvals described herein are not obtained prior to Closing, containing terms that are consistent with the applicable requirements of Rule 15a-4 and that are, taken as a whole, substantially similar to the terms of the existing Registered Fund Advisory Agreements with such Registered Fund (except for changes thereto to the extent necessary to comply with Rule 15a-4 under the Investment Company Act).

(f)          Upon the written request of Parent, the Company shall, and shall cause its Subsidiaries, to provide reasonable cooperation and assistance to Parent and its counsel, at Parent’s sole cost and expense, in the preparation of, and, at the direction of Parent, the filing of any application, consent, approval, authorization, waiver or exemption set forth on Section 6.03(f) of the Parent Disclosure Letter in connection with actions proposed to be taken or agreements proposed to be entered into by the Company on or following the Closing Date (the “Accommodation Filings”).  Parent and the Company shall cooperate to file, or cause to be filed, the Accommodation Filings within thirty (30) Business Days from the date hereof.  Except for the transactions and matters set forth in Section 6.03(f) of the Parent Disclosure Letter, Parent and its Affiliates shall not at any time prior to the Closing, in connection with the transactions contemplated by this Agreement, file any application with or request for non-disapproval by any Governmental Authority with respect to any inter-affiliate transaction between any Insurance Subsidiary, on the one hand, and Parent or any of its Affiliates, on the other hand, that would require approval or non-disapproval under applicable Law.  Each of the parties acknowledges and agrees that the effectiveness of the Accommodation Filings set forth in Section 6.03(f) of the Parent Disclosure Letter is not a condition to the Closing, including to the extent the transactions or matters contemplated thereby are included in any of the consents, approvals, authorizations or filings set forth in Schedule 7.01(c).

(g)         Each of the Company, Parent and Merger Sub agrees that it shall reasonably cooperate and consult with one another with respect to the obtaining of all consents, approvals, authorizations, waivers or exemptions of Governmental Authorities necessary, proper or advisable to consummate the transactions contemplated by this Agreement and each of the Company, Parent and Merger Sub shall keep the others apprised on a prompt basis of the status of matters relating to such consents, approvals, authorizations, waivers or exemptions.  Parent and the Company shall have the right to review in advance, subject to withholding of Personally Identifiable Information and, to the extent practicable, and subject to any restrictions under applicable Law each shall consult the other on, any filing made with, or written materials submitted to, any Governmental Authority in connection with the transactions contemplated by this Agreement and each party agrees to in good faith consider and reasonably accept comments of the other parties thereon.  Parent and the Company shall promptly furnish to each other copies of all such filings and written materials after their filing or submission, in each case subject to applicable Laws and subject to withholding of Personally Identifiable Information.

(h)         Parent, Merger Sub and the Company shall promptly advise each other upon receiving any communication from any Governmental Authority whose consent, approval, authorization, waiver or exemption is required for consummation of the transactions contemplated by this Agreement, including promptly furnishing each other copies of any written or electronic communications, and shall promptly advise each other when any such communication causes such party to believe that there is a reasonable likelihood that any such consent, approval, authorization, waiver or exemption will not be obtained or that the receipt of any such consent, approval, authorization, waiver or exemption will be materially delayed or conditioned.

(i)          None of Parent, Merger Sub and the Company shall, and each of them shall cause their respective Affiliates not to, permit any of their respective Representatives to participate in any live or telephonic meeting or hearing (other than non-substantive scheduling or administrative calls and other than, with respect to Parent and Merger Sub, any meeting with a Governmental Authority that relates solely to Personal Identifiable Information of an individual Affiliate of Parent; provided, that the Company is given prior notice of the meeting and a summary of topics to be discussed prior to the meeting) with any Governmental Authority in respect of any filings, investigation or other inquiry relating to the transactions contemplated by this Agreement unless it consults with the other in advance and, to the extent permitted by applicable Law and by such Governmental Authority, gives the other party the opportunity to attend and participate in such meeting or hearing.

(j)          The Company and its Subsidiaries shall not agree to or accept any requirement or condition proposed by any Governmental Authority in connection with the transactions contemplated hereby (including the Accommodation Filings) without the consent of Parent, not to be unreasonably withheld.  Notwithstanding anything in this Agreement to the contrary, in no event shall the Company or its Affiliates be required to agree to take or enter into any action which would be binding on the Company or its Affiliates in the event that the Closing does not occur.

(k)         Parent and its Affiliates will use their reasonable best efforts to ensure that any KKR Co-Investor is not required to (i) file or join in the filing of any Form A as an applicant in connection with the transactions contemplated hereby or (ii) otherwise make any other filing with a United States federal or state, or Bermuda, Governmental Authority (other than a disclaimer of control filings with an insurance regulator) that would result in a requirement under applicable Law that such United States federal or state Governmental Authority approve the consummation of the Merger and the other transactions contemplated by this Agreement.  In the event that, notwithstanding such efforts, (A) any Governmental Authority determines and notifies Parent that a KKR Co-Investor is required to file or join in such a Form A filing or is required to make such an additional filing described in the foregoing clause (ii) and (B) Parent is not able to restructure such KKR Co-Investor’s investment so as to avoid such requirement, then Parent shall provide written notice thereof to the Company and may (or at the written request of the Company, shall) not permit such KKR Co-Investor to be an investor in Parent or the Surviving Company.

(l)          In addition, the Company shall cooperate with Parent in connection with the implementation, following the Effective Time, of sub-advisory agreements to be entered into between an Insurance Subsidiary or any of its Affiliates, on the one hand, and KKR or any of its Affiliates, on the other hand (subject to receipt of any required consent or approval thereof by the relevant Governmental Authority, and related preparation prior to the Closing to facilitate implementation of such arrangements as promptly as practicable following the Effective Time).

Section 6.04        Proxy Statement; Company Shareholder Meeting; Voting Agreement; Exclusive Dealings.

(a)         As promptly as reasonably practicable after the date hereof, the Company (with the assistance and cooperation of Parent as reasonably requested by the Company) shall take all actions necessary to seek and obtain the Company Required Vote.  In furtherance of the foregoing, the Company shall, in consultation with Parent, prepare the Proxy Statement and shall take into account all reasonable comments by Parent on such Proxy Statement (and any amendment or supplement thereto).  Prior to mailing any proposed amendment of or supplement to the Proxy Statement, the Company shall provide Parent with a reasonable opportunity to review and comment on such document and shall take into account all reasonable comments.  If, at any time prior to the Company Shareholders Meeting, any information relating to the Company or any of its Affiliates should be discovered by the Company which should be set forth in an amendment or supplement to the Proxy Statement, so that the Proxy Statement shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, the Company shall promptly, to the extent required by Law, disseminate to the Company Shareholders such amendment or supplement.

(b)         The Company, acting through the Company Board of Directors, shall take all actions in accordance with applicable Law, the Shareholders Agreement and the Constituent Documents of the Company to (i) duly call, give notice of, convene and promptly hold a special general meeting of its shareholders (including any adjournments, recesses, reconvenings or postponements thereof, the “Company Shareholders Meeting”) for the purpose of obtaining the Company Required Vote and (ii) recommend that the Company shareholders vote in favor of the

Merger.  No business other than the Company Required Vote will be proposed at the Company Shareholders Meeting.  Unless this Agreement has been duly terminated in accordance with the terms herein, the Company shall take all lawful action to solicit from the Company Shareholders proxies in favor of the proposal to adopt this Agreement and approve the Merger and shall take all other action reasonably necessary or advisable to secure the vote or consent of the Company Shareholders that are required by the Bermuda Companies Act.  Notwithstanding anything to the contrary contained in this Agreement, the Company, after consultation with Parent, shall adjourn or postpone the Company Shareholders Meeting (but not to a date that is later than five Business Days prior to the Outside Termination Date) to the extent necessary to ensure that any legally required supplement or amendment to the Proxy Statement is provided to the Company Shareholders or, if as of the time for which the Company Shareholders Meeting is originally scheduled (as set forth in the Proxy Statement) or the time of any such adjournment or postponement, there are insufficient shares of Company Shares represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Shareholders Meeting or to allow reasonable additional time to solicit additional proxies if necessary in order to obtain the Company Required Vote (but shall not adjourn or postpone the Company Shareholders Meeting for any other purpose).  If at any Company Shareholders Meeting, the Company fails to obtain the Company Required Vote, the Company shall continue to take all such actions described in this Section 6.04(b), including calling and holding additional special general meetings of shareholders to obtain the Company Required Vote.  The Company hereby acknowledges that, pursuant to the Voting Agreements, each of the Company Shareholders party thereto has irrevocably granted to and appointed Parent as such shareholder’s proxy to vote all of the Company Shares held by such shareholder at the Company Shareholders Meeting, solely on the matters and in the manner specified in the Voting Agreements.  The Company further hereby acknowledges and agrees that during the term of the Voting Agreements, it shall recognize the grant of any such proxy and the exercise thereof by Parent in accordance with the terms thereof at the Company Shareholders Meeting.  Voting at the Company Shareholders Meeting on the Company Required Vote will be taken in accordance with the Company’s customary practices for shareholder votes.

(c)          The Company will use its reasonable best efforts to cause certain additional Company Shareholders which, together with the Proposing Shareholders, beneficially own in aggregate a majority of the Company’s outstanding Company Shares, to execute and deliver, within ten (10) Business Days from the date of this Agreement, to the Company and Parent an additional Voting Agreement in substantially the same form as the Voting Agreement delivered by the Proposing Shareholders as of the date of this Agreement.

(d)          During the period from the date of this Agreement through the earlier of the Closing Date and the date of the termination of this Agreement pursuant to Article VIII, none of the Company or the Equity Representative will, or will permit its Controlled Affiliates to, and shall use reasonable best efforts to cause their respective Representatives and Affiliates not to, directly or indirectly, solicit or engage in discussions or negotiations with, provide any information to, or enter into any Contract with, any Person (other than Parent, Merger Sub and their Representatives and Affiliates) concerning any purchase or acquisition of, or offer to purchase or to acquire, directly or indirectly, any Company Shares or any Securities convertible into or exchangeable for Company Shares, or any Securities of any of the Company’s

Subsidiaries, or a material portion of the assets, properties or business of the Company or any of its Subsidiaries (other than assets, properties or business sold in the ordinary course of business, and Securities issued or sold by Subsidiaries in accordance with the ordinary course investment activities of such Subsidiaries) or any other transaction that would require the Company to abandon, terminate or fail to consummate the transactions contemplated hereby (any of the foregoing, a “Competing Transaction”).  Each of the Company and the Equity Representative shall (and shall cause their respective Controlled Affiliates and Representatives to) (a) immediately cease and cause to be terminated any and all existing activities, discussions or negotiations with any Persons (other than Parent, its Affiliates or any of their respective Representatives) conducted on or prior to the date hereof with respect to any Competing Transaction, including by terminating any access to any online or other data sites, (b) not provide information with respect to, or afford access to the books or records of, the Company or any of its Subsidiaries to any Persons (other than Parent, its Affiliates or any of their respective Representatives) in connection with any Competing Transaction, and (c) not enter into any Contract with any Persons (other than Parent or its Affiliates) with respect to any Competing Transaction.

Section 6.05        Equity Financing.

(a)          Parent and Merger Sub acknowledge that they shall be, subject to the satisfaction of the conditions set forth in Section 7.01 and Section 7.02, fully responsible for obtaining the Equity Financing and each shall take, or cause to be taken, all actions, and do, or cause to be done, all things, necessary, proper or advisable to obtain the Equity Financing, including taking all actions necessary to (i) maintain in effect the Equity Commitment Letter, (ii) satisfy on a timely basis all conditions in such Equity Commitment Letter that are within Parent and Merger Sub’s control, (iii) subject to satisfaction of the conditions in the Equity Commitment Letter, consummate the Equity Financing at the Closing and (iv) fully enforce its rights under the Equity Commitment Letter (including through litigation).  Any breach of the Equity Commitment Letter by any party thereto shall be deemed a breach by Parent and Merger Sub of this Section 6.05(a).  Prior to the Closing, neither Parent nor Merger Sub shall agree to, or permit, any amendment or modification of, or waiver under, the Equity Commitment Letter without the prior written consent of the Company.

(b)         Parent and Merger Sub  shall give the Company prompt (and in any event within two (2) Business Days) notice (i) of any breach or default, or threatened breach or default, related to the Equity Financing of which Parent or Merger Sub becomes aware, (ii) of the receipt or delivery of any notice or other communication, in each case from any Person with respect to any actual or potential breach of any provisions of the Equity Commitment Letter by KKR, or any default, termination or repudiation by any party to the Equity Commitment Letter and (iii) if at any time for any reason either Parent or Merger Sub believes that it will not be able to obtain all or any portion of the Equity Financing on the terms and conditions, in the manner or from the sources, contemplated by the Equity Commitment Letter.  Parent and Merger Sub shall promptly provide any information reasonably requested by the Company relating to any circumstance referred to in clause (i), (ii) or (iii) of the immediately preceding sentence.

(c)          Parent and Merger Sub acknowledge and agree that the obtaining of the Equity Financing is not a condition to the Closing.

Section 6.06       Financing Cooperation.  Between the date hereof and the Closing Date, the Company agrees to use commercially reasonable efforts to provide, and shall cause its Subsidiaries to use commercially reasonable efforts to provide, and shall use its commercially reasonable efforts to direct its and their respective Representatives (including legal and accounting representatives) to provide all cooperation reasonably requested by Parent (at Parent’s sole expense) in connection with the arrangement of debt or equity financing by KKR, Parent or any of their respective Affiliates, including in connection with obtaining co-investments from the KKR Co-Investors, entering into and consummating Rollover Agreements and/or any other potential capital raising in connection with the Merger and the other transactions contemplated hereby (the “Financings”).  Such cooperation shall include, in each case: (i) (A) furnishing Parent and the arrangers for the Financings (the “Arrangers”) as promptly as practicable with (x) audited consolidated balance sheets of the Company and its Subsidiaries as of the end of the two most recently completed fiscal years ended at least 60 days prior to the Closing Date, statements of income, cash flow and shareholders’ equity of the Company and its Subsidiaries for the two most recently completed fiscal years ended at least 60 days prior to the Closing Date, together with all related notes and schedules thereto (the “Annual Financial Statements”) and (y) unaudited consolidated quarterly balance sheets and related statements of income, cash flow and shareholders’ equity of the Company and its Subsidiaries for any subsequent quarterly interim period ended at least 40 days prior to the Closing Date and for the comparable period of the prior fiscal year, together with all related notes and schedules thereto, which shall have been reviewed by the independent auditors of the Company (the “Interim Financial Statements”) in each case of clauses (x) and (y) prepared in accordance with GAAP (other than segment reporting or disclosure), (B) furnishing Parent and the Arrangers as promptly as practicable with other financial information about the Company and its Subsidiaries reasonably necessary to allow Parent to prepare pro forma financial statements (including for the most recently completed fiscal year ended at least 60 days prior to the Closing Date and any subsequent interim period ended at least 40 days prior to the Closing Date and for the comparable period of the prior fiscal year) prepared in accordance with GAAP; provided that such information shall not include, and Parent shall be solely responsible for, the preparation of pro forma financial information and that the Company and its Affiliates shall not be required to provide any audited, unaudited or other financial statements except for the Annual Financial Statements and the Interim Financial Statements and (C) using commercially reasonable efforts to cause to be furnished (x) to Parent consents of the independent auditors of the Company for use of their unqualified audit reports in any materials relating to the Financings or otherwise required to be filed by Parent with the SEC and (y) to the Arrangers customary comfort letters from the independent auditors of the Company to the extent financial statements or other financial information of the Company and its Subsidiaries audited or reviewed by such auditor are included or incorporated by reference into any prospectus, prospectus supplement, offering memorandum or other disclosure documents prepared by Parent in connection with the Financings, (ii) participation in meetings, presentations and due diligence sessions, (iii) providing other information reasonably available to the Company and assisting with the preparation of a prospectus, prospectus supplement, offering memorandum or other disclosure documents in connection with the Financings, including providing a reasonable summary description of the Business for use in any such disclosure documents and related marketing materials and (iv) taking all actions reasonably necessary and appropriate to permit the Arrangers and their counsel to complete customary pre-closing due diligence on the Business.  Notwithstanding the foregoing (A) no such cooperation shall be required to the extent that it would (1) require the Company or its Affiliates to take any action that in the good faith judgment of the Company unreasonably interferes with the ongoing business or operations of the Company and its Affiliates, (2) require the Company or its Affiliates to incur any fee, expense or other liability prior to the Closing Date for which they are not promptly reimbursed or indemnified by Parent, (3) cause any representation or warranty of the Company under this Agreement to be breached, (4) cause any condition to Closing to fail to be satisfied or otherwise cause any breach of this Agreement by the Company, (5) be reasonably expected to cause any director, officer or employee of the Company or its Affiliates to incur any personal liability or (6) cause any breach of any applicable Law and (B) the Company and its Affiliates shall not be required to (x) enter into, execute or approve any agreement or other documentation prior to the Closing or agree to any change or modification of any existing agreement or other documentation that in each case would be effective prior to the Closing or (y) provide any indemnification in connection with any information provided by the Company, its Subsidiaries or its and their respective Representatives (including legal and accounting representatives) in connection with the Financings.  Parent shall (i) upon written request from the Company, promptly reimburse the Company and its Affiliates for all reasonable and documented out-of-pocket fees, costs and expenses (including, to the extent incurred at the request or consent of Parent, reasonable legal fees) incurred by the Company or its Affiliates in connection with the cooperation or assistance contemplated by this Section 6.06 and (ii) indemnify and hold harmless the Company and its Affiliates and Representatives from and against any and all losses, liabilities, damages, claims, costs or expenses suffered or incurred by them in connection with the performance of their obligations under this Section 6.06 in the arrangement of the Financing and any information utilized in connection therewith, except to the extent that any of the foregoing arise from the bad faith, gross negligence or willful misconduct of, or material breach of this Agreement by the Company, as applicable.  Each of Parent and Merger Sub acknowledges and agrees that obtaining Financing is not a condition to its obligations under this Agreement.

Section 6.07       Public Announcements.  The Company and Parent shall agree on a press release announcing the entering into of this Agreement and the transactions contemplated hereby.  Thereafter, the Company and Parent shall consult with each other before issuing any press release or otherwise making any public statements (including scheduling of a press conference or conference call with investors or analysts) with respect to this Agreement or any of the transactions contemplated hereby and shall not issue any such press release or make any such public statement without the prior consent of the other party, which consent shall not be unreasonably withheld, conditioned or delayed; provided, however, that a party may, without the prior consent of the other party, issue such press release or make such public statement as may be required by Law or Order, the applicable rules of the New York Stock Exchange or any listing agreement with the New York Stock Exchange.

Section 6.08        Employee Matters.

(a)          For a period of no less than twenty-four (24) months following the Closing Date, Parent shall provide to each employee of the Company and its Subsidiaries who is an employee of the Company or a Subsidiary at the Closing Date (each such employee, a “Company Employee”), solely during any period of employment, (i) base salary and cash-based target annual incentive bonus opportunities, in each case, no less than the base salary and cash-based target annual incentive bonus opportunities applicable to each such Company Employee immediately prior to the Closing Date (provided that, Parent may institute temporary reductions to base salary or cash-based target incentive annual bonus opportunities following the Closing Date in response to a Contagion Event and may maintain such reductions for such period as Parent determines, in good faith, is appropriate in light of such Contagion Event); provided, that, for purposes of this Section 6.08, “cash-based target annual incentive bonus opportunities” shall include annual incentive bonus opportunities currently issued in the form of Company RSAs under the Amended and Restated Global Atlantic Financial Company Annual Incentive Plan (but which following the Closing may be issued in the form of Parent common stock and/or paid in cash) and (ii) employee benefits that are substantially comparable, in the aggregate (in terms of participant cost and levels of benefits), to those employee benefits provided to Company Employees immediately prior to the Closing Date.

(b)         Parent shall provide each Company Employee who incurs a termination of employment during the twenty-four (24)-month period following the Closing Date with severance payments and severance benefits that are no less favorable than the severance payments and severance benefits to which such Company Employee would have been entitled with respect to such termination under the applicable severance policies of the Company and its Subsidiaries as in effect immediately prior to the Closing Date, as set forth on Section 6.08(b) of the Company Disclosure Letter.

(c)          From and after the Closing Date, Parent shall cause the Surviving Company and its Subsidiaries to honor all obligations under the Benefit Plans in accordance with their terms as in effect immediately prior to the Closing Date.

(d)        Parent shall, or shall cause the Surviving Company or Parent’s or the Surviving Company’s Subsidiaries, as applicable, to give Company Employees full credit for Company Employees’ service with the Company and its Subsidiaries for purposes of eligibility, vesting and determination of the level of benefits (including, for purposes of vacation and severance), but not for purposes of benefit accruals under a defined benefit pension plan, under any benefit plans made generally available to officers or employees or any class or level of officers or employees maintained by Parent, the Surviving Company or any of their respective Subsidiaries in which a Company Employee participates to the same extent recognized by the Company immediately prior to the Closing Date; provided, however, that such service shall not be recognized to the extent that such recognition would result in a duplication of benefits with respect to the same period of service.

(e)          Parent shall use reasonable best efforts, or shall use reasonable best efforts to cause the Surviving Company or Parent’s or the Surviving Company’s Subsidiaries, as

applicable, to (i) waive any preexisting condition limitations otherwise applicable to Company Employees and their eligible dependents under any plan of Parent or any Subsidiary of Parent that provides health benefits in which Company Employees participate following the Closing Date (a “Parent Plan”), other than any limitations that were in effect with respect to such employees under the analogous Benefit Plan immediately prior to such commencement of participation, (ii) if applicable, honor, for the balance of the plan year of the Parent Plan, any deductible, co-payment and out-of-pocket maximums incurred by the Company Employees and their eligible dependents under the analogous Benefit Plan during the elapsed portion of the plan year of such Benefit Plan in satisfying any deductibles, co-payments or out-of-pocket maximums under the Parent Plan and (iii) waive any waiting period limitation or evidence of insurability requirement that would otherwise be applicable to a Company Employee and his or her eligible dependents under a Parent Plan to the extent such Company Employee or eligible dependent had satisfied any similar limitation or requirement under an analogous Parent Plan immediately prior to such commencement of participation.

(f)          This Section 6.08 shall be binding upon and shall inure solely to the benefit of each of the parties to this Agreement and nothing in this Section 6.08 or any other provision of this Agreement or any other related Contract, express or implied:  (i) shall be construed to establish, amend, or modify any Benefit Plan or any other benefit plan, program, agreement or arrangement; (ii) except as expressly provided by Section 6.08(b), shall alter or limit the ability of the Company, the Surviving Company or any of their Subsidiaries, or Parent or any of its Subsidiaries to amend, modify or terminate any benefit plan, program, agreement or arrangement; or (iii) is intended to or shall confer upon any current or former employee of the Company or its Subsidiaries or any other person any right to employment or continued employment or service for any period of time by reason of this Agreement or any other related agreement, or any right to a particular term or condition of employment.

Section 6.09        Directors’ and Officers’ Indemnification and Insurance.

(a)          From and after the Effective Time, the Surviving Company shall indemnify, defend and hold harmless all past and present directors and officers of the Company and its Subsidiaries (the “Indemnified Parties”) for acts or omissions occurring at or prior to the Effective Time to the fullest extent permitted by the Bermuda Companies Act or provided under the Company Constituent Documents in effect on the date hereof.  Parent shall cause the Surviving Company to perform its obligations under this Section 6.09.

(b)         From the Effective Time and for a period of six (6) years thereafter, Parent and the Surviving Company shall use reasonable best efforts to maintain in effect directors’ and officers’ liability insurance covering acts or omissions occurring at or prior to the Effective Time with respect to those persons who are currently covered by the Company’s directors’ and officers’ liability insurance policy (a copy of which has been made available or delivered to Parent) with terms, conditions, retentions and levels of coverage at least as favorable as those of such current insurance coverage; provided, however, that in no event will Parent or the Surviving Company be required to expend in any one year an amount in excess of 400 % of the annual premiums currently paid by the Company for such insurance (the “Maximum Premium”), which Maximum Premium is set forth in Section 6.09(b) of the Company Disclosure Letter; and

provided, further, that, if the annual premiums for such insurance coverage exceed the Maximum Premium, Parent and the Surviving Company will be obligated to obtain a policy with the greatest coverage available for a cost not exceeding such amount; and provided, further, however, that at Parent’s option in lieu of the foregoing insurance coverage, Parent may direct the Company to purchase, prior to the Effective Time, six (6) year “tail” insurance coverage that provides coverage identical in all material respects to the coverage described above; provided, that the Company does not pay more than the Maximum Premium.

(c)          Parent, Merger Sub and the Company agree that all rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time (and rights for advancement of expenses) now existing in favor of the current or former directors or officers of the Company and its Subsidiaries as provided in their respective Constituent Documents and any indemnification or other agreements of the Company and its Subsidiaries as in effect on the date of this Agreement shall be assumed by the Surviving Company in the Merger, without further action, at the Effective Time and shall survive the Merger and shall continue in full force and effect in accordance with their terms.  Further, the Constituent Documents of the Surviving Company shall contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of former or present directors and officers than are presently set forth in the Company Constituent Documents, which provisions shall not be amended, repealed or otherwise modified for a period of six (6) years from the Effective Time in any manner that would adversely affect the rights thereunder of any such individuals, except as amendments may be required by the Bermuda Companies Act during such period.

(d)         This Section 6.09 shall survive the consummation of the Merger, is intended to benefit, and shall be enforceable by each Indemnified Party and their respective successors, heirs and representatives, shall be binding on all successors and assigns of Parent and the Surviving Company and shall not be amended without the prior written consent of the applicable Indemnified Party (including his or her successors, heirs and representatives).

(e)         In the event that the Surviving Company or its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or a majority of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Company shall succeed to the obligations set forth in this Section 6.09.  In addition, the Surviving Company shall not distribute, sell, transfer or otherwise dispose of any of its assets in a manner that would reasonably be expected to render the Surviving Company unable to satisfy its obligations under this Section 6.09.

(f)          The rights of the Indemnified Parties under this Section 6.09 shall be in addition to, and not in substitution for, any rights such Indemnified Parties may have under the Constituent Documents of the Company or any of its Subsidiaries, or under any applicable Contracts or Laws, and Parent shall, and shall cause the Surviving Company to, honor and perform under all indemnification agreements entered into by the Company or any of its Subsidiaries.

Section 6.10      Section 280G.    With respect to each employee, shareholder, director and/or individual independent contractor of the Company or any of its Subsidiaries who is, or would reasonably be expected to be as of the Closing Date, a “disqualified individual” (as defined in Section 280G(c) of the Code and the regulations promulgated thereunder), the Company and its Subsidiaries shall use their commercially reasonable best efforts to (a) ensure that any payments that would otherwise constitute a “parachute payment” (as defined in Section 280G(b)(2) of the Code and the regulations promulgated thereunder) shall be exempt from the definition of “parachute payment” by reason of the exemption provided under Section 280G(b)(5)(A)(ii) of the Code and the regulations promulgated thereunder, and (b) take all actions reasonably necessary to exempt such payments (including obtaining any necessary waivers from such “disqualified individuals” and soliciting the consent of the Company’s stockholders) as soon as reasonably practicable following the date of this Agreement, but in no event later than seven (7) Business Days prior to the Closing.  Prior to obtaining such waivers and soliciting such consent, the Company shall provide drafts of such waivers and stockholder consent materials to Parent for its review and approval (such approval not to be unreasonably withheld or delayed).  If any of the benefits or payments fail to be approved by the stockholders of the Company, such benefits or payments shall not be provided or made.  No later than three (3) Business Days prior to the Closing, the Company shall deliver to Parent satisfactory evidence that a vote of the Company’s stockholders was solicited in accordance with the foregoing provisions of this Section 6.10 and that either (A) the requisite number of stockholder votes consenting to such benefits and payments was obtained with respect to such benefits and payments (the “280G Approval”) or (B) that the 280G Approval was not obtained.

Section 6.11        No Control of the Other Party’s Business.  Nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct the Company’s or its Subsidiaries’ operations prior to the Effective Time, and nothing contained in this Agreement shall give the Company, directly or indirectly, the right to control or direct Parent’s, Merger Sub’s or their respective Subsidiaries’ operations prior to the Effective Time.  Prior to the Effective Time, each of the Company and Parent shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

Section 6.12       Shareholder Litigation.  The Company shall promptly advise Parent orally and in writing of any Litigation brought by any shareholder of the Company against the Company or its directors or officers relating to this Agreement or the transactions contemplated by this Agreement and shall keep Parent reasonably informed regarding any such litigation.  The Company shall give Parent the opportunity to participate in, subject to a customary joint defense agreement, but not control the defense of any such litigation, shall give due consideration to Parent’s advice with respect to such litigation and shall not settle any such litigation or permit any derivative claim by shareholders without the prior written consent of Parent (such consent not to be unreasonably withheld, delayed or conditioned).  Parent shall promptly advise the Company orally and in writing of any Litigation brought by any stockholder of Parent against Parent or its directors or officers relating to this Agreement or the transactions contemplated by this Agreement and shall keep the Company reasonably informed regarding any such litigation.

Section 6.13        Tax Matters.

(a)          The parties acknowledge that (x) any Merger Consideration paid to any Company Shareholder and the Founder in connection with the Merger shall be characterized for all U.S. income tax purposes as a payment made directly from the members of Parent that contributed such property (indirectly) to Merger Sub to such Company Shareholder or the Founder as a sale of a partnership interest in the Company, (y) the liquidation of LAMC will be treated as a liquidation of LAMC, and the final U.S. federal income taxable year of LAMC shall terminate on the Closing Date, and (z) the Life Rollover and the Life Merger will together be treated as an acquisition described in Situation 1 of Revenue Ruling 99-6, and the final U.S. federal income taxable year of Life shall terminate on the Closing Date (and, for the avoidance of doubt, any Merger Consideration paid to any LAMC Partner in connection with the Life Merger shall be characterized for all U.S. income tax purposes with respect to such LAMC Partner (but not with respect to Parent) as a payment made directly from Parent to such LAMC Partner as a sale of a partnership interest in Life).  All parties hereto shall file all U.S. income tax filings consistent with the foregoing.  The parties further agree that following the Closing, (i) Parent shall be treated as a continuation of the Company pursuant to Section 708 of the Code, (ii) Parent shall be entitled to make (if the Company or the Surviving Company does not already have in effect) an election pursuant to Section 754 of the Code for the Tax period that includes the Closing Date, (iii) Parent shall be entitled to make or cause to be made, with respect to Life, an election pursuant to Section 754 of the Code for the Tax period that includes the Closing Date (unless such an election is already in effect) and (iv) Parent shall apply the “remedial method” pursuant to Treasury Regulations Section 1.704-3(d) with respect to property owned by Parent, the Surviving Company or Life immediately after the Closing and that such property does not include any property subject to deduction or amortization for U.S. federal income tax purposes.

(b)          The Company shall prepare, or cause to be prepared, and timely file, or cause to be timely filed, all Tax Returns for the Company and its Subsidiaries that are required to be filed on or before the Closing Date.  All such Tax Returns shall be prepared in accordance with the most recent past practice of the Company and its Subsidiaries (except as otherwise required by Law).  The Surviving Company shall prepare, or cause to be prepared, and timely file, or cause to be timely filed, all other Tax Returns.

(c)          Any U.S. income Tax Return of any Flow-Through Entity that is in respect of a Tax period that includes any Tax period or portion thereof ending on or prior to the Closing Date but is due after the Closing Date shall be prepared in accordance with the most recent past practice of such Flow-Through Entity (except as otherwise required by Law); provided, that, (i) any Tax Return for any Tax period that also includes any period or portion thereof that ends after the Closing Date shall be prepared in a manner consistent with the closing of the books method set forth in Section 706(d) of the Code and the Treasury Regulations thereunder, and (ii) to the extent permitted by the Law, any deductions recognized by any Flow-Through Entity that are economically borne by the Company Shareholders or the LAMC Partners, as applicable, pursuant to this Agreement, shall be allocated to the Tax period or portion thereof ending on or prior to the Closing Date.  All Tax Returns described in the immediately preceding sentence shall be delivered to the Equity Representative for the Equity Representative’s review no later than thirty (30) Business Days before the filing date thereof and the Equity Representative shall provide comments, if any, on such Tax Returns no later than five (5) Business Days before the filing thereof.  The Surviving Company shall cause any revision reasonably requested in writing by the Equity Representative with respect to any such Tax Return to be incorporated in such Tax Return, to the extent such revision is consistent with past practices (if any) and applicable Law.

(d)          If any Governmental Authority issues Parent, the Surviving Company or any Flow-Through Entity a written notice of proposed adjustment, or a written notice of its intent to audit or conduct another proceeding with respect to a U.S. income Tax Return or U.S. income Taxes of any Flow-Through Entity, for any Tax period or portion thereof ending that includes any period on or prior to the Closing Date (a “Tax Proceeding”), then the Surviving Company shall notify the Equity Representative of its receipt of such communication from the Governmental Authority within ten (10) days of receipt and provide the Equity Representative copies of all correspondence and other documents received from the Governmental Authority.  The Surviving Company shall control any Tax Proceeding; provided, that the Equity Representative shall be entitled to participate in any such Tax Proceeding at its own expense and the Surviving Company shall not settle or compromise any such Tax Proceeding without the prior written consent of the Equity Representative, such consent not to be unreasonably withheld or delayed.  Notwithstanding anything to the contrary in this Section 6.13 or this Agreement, Parent, the Surviving Company or any such Flow-Through Entity shall have the right to cause the relevant entity that is subject to the Tax Proceeding to make an election under Section 6226(a) of the Code (and/or any corresponding elections under state and local Law) to treat a “partnership adjustment” as an adjustment to be taken into account by the relevant partners in accordance with Section 6226(b) of the Code, and such election shall not require the consent of the Equity Representative.

(e)         The parties and the Equity Representative shall reasonably cooperate in connection with the filing of any Tax Return and in connection with any Tax Proceeding.  Such cooperation shall include signing any Tax Returns, amended Tax Returns, claims or other documents necessary to settle any Tax Proceeding, the retention and (upon the other party’s request) the provision of records and information which are reasonably relevant to any such Tax Proceeding or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided in accordance with this Agreement; provided, that such cooperation shall not obligate any party to take any actions that would violate any applicable Law.

(f)          Without the Equity Representative’s consent (such consent not to be unreasonably withheld), Parent shall not, and shall cause its Affiliates (including, after the Closing, the Surviving Company) not to, (i) other than as specified in Section 5.14, cause or permit either Surviving Company or any of its Subsidiaries to make any election pursuant to Treasury Regulations Section 301.7701-3 that is effective on or before the day after the Closing Date, (ii) make any Tax election under Section 336 or Section 338 of the Code with respect to the transactions contemplated by this Agreement, (iii) agree to any waiver or extension of the statute of limitations relating to any U.S. income Taxes of any Flow-Through Entity for any Tax period ending on or prior to the Closing Date or (v) take any other action on the Closing Date after the Closing that could reasonably be expected to increase the liability of any Company Shareholder or any of its direct or indirect owners for income Taxes with respect to any Tax period or portion thereof that includes any period or portion thereof ending on or prior to the Closing Date.

(g)          Any liability for transfer Taxes, including any real estate transfer Tax with respect to interests in real property owned directly or indirectly by the Company or any of its Subsidiaries immediately prior to the Closing, shall be borne by the Surviving Company.

(h)         The Surviving Company agrees to reimburse the Equity Representative for its reasonable out-of-pocket expenses incurred in connection with serving as the Equity Representative solely with respect to the matters contemplated by this Section 6.13, in an aggregate amount of up to $100,000; provided, that the Surviving Company shall consider in good faith increasing the foregoing $100,000 limit upon request by the Equity Representative if such reasonable out-of-pocket expenses exceed $100,000.

Section 6.14        Termination of Related Party Arrangements.  Other than with respect to the agreements set forth on Section 6.14 of the Company Disclosure Letter (which will not be terminated pursuant to this Section 6.14), on or prior to the Closing Date, the Company will cause the termination, effective no later than the Effective Time, of all Related Party Agreements without any further cost or liability to the Company or any of its Subsidiaries (or, after the Effective Time, Parent, the Surviving Company and their respective Affiliates).

Section 6.15       Annual Assumption Review.  The Company shall consult with Parent in connection with its annual assumption review, including by providing Parent reasonable access to information, employees and actuaries engaged in such review, providing periodic updates regarding the progress and conclusions of such assumption review and considering in good faith comments provided by Parent in connection thereto.

Section 6.16        Rollover Offer.

(a)          Prior to the Closing Date, for a period of at least twenty (20) Business Days following the delivery by Parent of Rollover Offer Documentation, Parent shall make an offer (the “Rollover Offer”) to each Company Stakeholder (other than the holders of Company SARs) and, if determined by Parent, other than Company Shareholders who own less than one percent of the Equity Securities (as defined in the Shareholders Agreement) on a fully-diluted basis, providing such Company Stakeholder at its sole discretion, with the option to exchange an amount offered by Parent of Company Shares, Founder Incentive Interests, L&A Incentive Interests and/or GAFLL Class B Ordinary Shares held by such holder for the issuance of a portion of Parent’s equity (which may be non-voting equity) determined in accordance with the terms of the applicable Rollover Agreement, the terms and conditions of which shall be established by Parent, in lieu of the right to receive the cash consideration to be otherwise paid for such Company Shares, the Founder Incentive Interests, L&A Incentive Interests and/or GAFLL Class B Ordinary Shares pursuant to this Agreement; provided that, if (x) any such Company Stakeholder is not an “accredited investor” as defined in Rule 501(d) promulgated under the Securities Act or (y) the consummation of the rollover by such Company Stakeholder would require the registration or qualification of any securities or class of securities or sale thereof under any applicable securities Laws (including, without limitation, registration of the sale of Parent securities to such Company Stakeholder pursuant to the Securities Act or registration of any class of Parent securities under the Securities Exchange Act of 1934, as amended) or would require the registration or qualification of Parent or any other Person as a broker or dealer or agent with respect to such securities or sale, then Parent shall have the right, but not the obligation, to not make or, if made, to revoke the Rollover Offer to such Company Stakeholder and in lieu thereof to cause to be paid to such holder the cash consideration to be paid for such holder’s Company Shares, the Founder Incentive Interests,  L&A Incentive Interests and GAFLL Class B Ordinary Shares pursuant to this Agreement. The terms and conditions of the Rollover Offer to each applicable Company Stakeholder, including the form of such Company Stakeholder’s Rollover Agreement and the other documents necessary or appropriate to accept such offer and instructions with respect thereto and other necessary or appropriate disclosure, in each case, which shall be determined by Parent in its sole discretion, will be set forth in a private placement memorandum and accompanying documents and materials (collectively, the “Rollover Offer Documentation”), which will be prepared by Parent and its advisors and will contain customary representations and warranties for an offering conducted under Regulation D under the Securities Act to be made by each Company Stakeholder participating in the Rollover Offer.  Any applicable Company Stakeholder that does not execute and deliver an executed Rollover Agreement and other documents necessary or appropriate, as determined by Parent, to accept the Rollover Offer in accordance with the instructions set forth in the Rollover Offer (including the deadline for such delivery) shall be deemed to have rejected the Rollover Offer and shall have no rights in respect thereof, and shall only have the right to receive the cash consideration to be paid for such Company Stakeholder’s Company Shares, the Founder Incentive Interests, L&A Incentive Interests and/or GAFLL Class B Ordinary Shares pursuant to this Agreement.  The Parent securities acquired pursuant to a Rollover Offer will not be subject to ongoing management fees or carried interest allocations.

(b)         Promptly after the date of this Agreement, the Company and Parent shall reasonably cooperate with each other in connection with the preparation of the Rollover Offer Documentation and reasonable assistance with answering questions that any Company Stakeholder (other than the holder of Company SARs) may have with respect to the Rollover Offer, including the Rollover Offer Documentation or other documents contemplated by the Rollover Agreement.

ARTICLE VII

CONDITIONS PRECEDENT

Section 7.01        Conditions to Each Party’s Obligation to Effect the Merger.  The obligations of the parties to effect the Merger on the Closing Date are subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

(a)          Company Shareholder Approval.  The Company Required Vote shall have been obtained.

(b)          No Order.  No Law or Order (whether temporary, preliminary or permanent) shall have been enacted, issued or enforced that is in effect and that prevents or prohibits consummation of the Merger.

(c)         Governmental Consents.  All Approvals of Governmental Authorities in connection with the consummation of the transactions contemplated by this Agreement that are set forth in Section 4.05(b) of the Company Disclosure Letter and Section 5.03(b) of the Parent Disclosure Letter must have been obtained and must be in full force and effect and all waiting periods required by applicable Law with respect thereto must have expired or been terminated.

Section 7.02        Additional Conditions to Obligations of Parent and Merger Sub.  The obligations of Parent and Merger Sub to effect the Merger on the Closing Date are also subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

(a)          Representations and Warranties.

(i)          The Company Fundamental Representations shall be true and correct in all respects as of the date hereof and as of the Closing Date as if made on the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such earlier date); and

(ii)        the representations and warranties of the Company contained in Article IV (other than the Company Fundamental Representations) shall be true and correct as of the date hereof and as of the Closing Date as if made on and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, reasonably be likely to have a Material Adverse Effect; provided, however, that for purposes of determining the satisfaction of this condition, no effect shall be given to any exception or qualification in such representations and warranties relating to “material,” “materiality” or “Material Adverse Effect” (other than with respect to Section 4.08).

(iii)       Parent shall have received a certificate signed by an officer of the Company on its behalf with respect to the foregoing clauses (i) and (ii).

(b)         Agreements and Covenants.  The Company shall have performed or complied in all material respects with the agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time.  Parent shall have received a certificate signed by an officer of the Company on its behalf to the foregoing effect.

(c)          No Material Adverse Effect.  Since the date hereof until the Closing Date, no Material Adverse Effect shall have occurred.

Section 7.03        Additional Conditions to Obligation of the Company.  The obligation of the Company to effect the Merger on the Closing Date is also subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

(a)          Representations and Warranties.

(i)          The Parent Fundamental Representations shall be true and correct in all respects as of the date hereof and as of the Closing Date as if made on the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such earlier date); and

(ii)        the representations and warranties of Parent and Merger Sub contained in Article V (other than the Parent Fundamental Representations) shall be true and correct as of the date hereof and as of the Closing Date as if made on and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, reasonably be likely to have a Parent Material Adverse Effect; provided, however, that for purposes of determining the satisfaction of this condition, no effect shall be given to any exception or qualification in such representations and warranties relating to “material,” “materiality” or “Parent Material Adverse Effect”.

(iii)       The Company shall have received a certificate signed by an officer of Parent on its behalf with respect to the foregoing clauses (i) and (ii).

(b)         Agreements and Covenants.  Parent and Merger Sub shall have performed or complied in all material respects with the agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Effective Time.  The Company shall have received a certificate signed by an officer of Parent on its behalf to the foregoing effect.

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

Section 8.01        Termination.  This Agreement may be terminated and the Merger (and the other transactions contemplated hereby) may be abandoned at any time prior to the Effective Time (notwithstanding if the Company Required Vote has been obtained):

(a)          by the mutual written consent of the Company and Parent, which consent shall have been approved by the action of their respective boards of directors;

(b)          by Parent or the Company, if any Governmental Authority shall have issued an Order, or there exists any Law, in each case, permanently preventing or prohibiting the Merger, and such Order shall have become final and nonappealable or such Law is in effect; provided, however, that the party seeking to terminate this Agreement pursuant to this clause (b) shall have complied with its obligations under this Agreement to use reasonable best efforts to remove such Order;

(c)          by Parent or the Company, if the Merger shall not have been consummated prior to May 7, 2021 (as such date may be extended pursuant to the proviso below or pursuant to Section 9.09, the “Outside Termination Date”); provided, that the right to terminate this Agreement under this Section 8.01(c) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or results in, the failure of the Merger to occur on or before such date; provided, further, that, if on a date that would have been the Outside Termination Date the conditions set forth in Section 7.01(c) are the only conditions in

ARTICLE VII (other than those conditions that by their nature are to be satisfied at the Closing) that shall not have been satisfied or waived on or before such date, then the Outside Termination Date will be automatically extended to August 7, 2021; provided, further, that if the notice referenced in paragraph 5 of Section 4.05(b) of the Company Disclosure Letter is received at any time that is less than six (6) months prior to the Outside Termination Date, then the Outside Termination Date will be automatically extended to the first Business Day of the calendar month following the calendar month that is the sixth (6) month anniversary of the receipt of such notice.

(d)          by Parent, if (i) there has been a breach by the Company of any representation, warranty, covenant or agreement contained in this Agreement (other than a breach by the Company of the representation and warranty contained in Section 4.08) that would, individually or in the aggregate, result in a failure of a condition set forth in Section 7.02(a) or Section 7.02(b) if continuing on the Closing Date, and (ii) such breach shall not have been cured (or is not capable of being cured) before the Outside Termination Date; provided, that Parent shall not have the right to terminate this Agreement pursuant to this Section 8.01(d) if Parent or Merger Sub is then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement;

(e)          by the Company, if (i) there has been a breach by Parent or Merger Sub of any representation, warranty, covenant or agreement contained in this Agreement that would, individually or in the aggregate, result in a failure of a condition set forth in Section 7.03(a) or Section 7.03(b) if continuing on the Closing Date and (ii) such breach shall not have been cured (or is not capable of being cured) before the Outside Termination Date; provided, that the Company shall not have the right to terminate this Agreement pursuant to this Section 8.01(e) if the Company is then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement; or

(f)          by the Company, if (i) all of the conditions set forth in Section 7.01 and Section 7.02 have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing) and (ii) the Closing shall not have occurred on the date set forth in Section 2.06 (other than by reason of the failure of the Company to fulfill any material obligation under this Agreement).

The party desiring to terminate this Agreement pursuant to this Section 8.01 (other than clause (a) hereof) shall give written notice of such termination to the other party in accordance with Section 9.02, specifying the provision or provisions hereof pursuant to which such termination is effected.

Section 8.02        Expense Allocation.  Except as otherwise specified in Section 6.03, all costs and expenses (including fees and expenses payable to Representatives) incurred in connection with this Agreement, the Merger and the other transactions contemplated hereby shall be paid by the party incurring such cost or expense, whether or not the Merger is consummated.

Section 8.03        Effect of Termination.  In the event of termination of this Agreement by either the Company or Parent as provided in Section 8.01, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent and Merger Sub or the Company, except that (a) the provisions of Section 6.02(c), Section 8.02, this

Section 8.03 and Article IX shall survive termination and (b) nothing herein shall relieve any party from liability for any intentional and material breach of this Agreement (it being acknowledged and agreed by the parties hereto that the failure to close the Merger by any party that was otherwise obligated to do so under the terms of this Agreement shall be deemed to be an intentional and material breach of this Agreement) or for fraud.

Section 8.04       Amendment.  This Agreement may be amended by the parties in writing by action of their respective boards of directors at any time before or after the Company Required Vote has been obtained and prior to the filing of the Merger Application with the Registrar; provided, however, that, after the Company Required Vote shall have been obtained, no such amendment, modification or supplement shall change the amount or the form of the Merger Consideration to be delivered to the Company Shareholders or alter or change any other terms or conditions of this Agreement if such change would materially and adversely affect the Company or the Company Shareholders.  This Agreement may not be amended, changed or supplemented or otherwise modified except by an instrument in writing signed on behalf of all of the parties.

Section 8.05      Extension; Waiver.  At any time prior to the Effective Time, each of the Company, Parent and Merger Sub may (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties of the other party contained in this Agreement or in any document delivered pursuant to this Agreement, or (c) subject to the provisions of Section 8.04, waive compliance with any of the agreements or conditions of the other parties contained in this Agreement.  Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.  The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

ARTICLE IX

GENERAL PROVISIONS

Section 9.01       Nonsurvival of Representations, Warranties, Covenants and Agreements.  None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants and agreements, shall survive the Effective Time, except for (a) those covenants or agreements contained herein that by their terms apply to or are to be performed in whole or in part after the Effective Time and (b) this Article IX.

Section 9.02        Notices.  All notices, requests, claims, demands and other communications under this Agreement shall be in writing (and made orally if so required pursuant to any Section of this Agreement) and shall be deemed given (and duly received) if delivered personally, sent by overnight courier (providing proof of delivery and confirmation of receipt by email notice to the applicable contact person) to the parties or the Equity Representative, as applicable, or sent by facsimile or email (providing proof of transmission and, in the case of a facsimile, confirmation of transmission by email notice to the applicable contact person) at the following addresses or facsimile numbers (or at such other address or facsimile number for a party as shall be specified by like notice):

if to Parent or Merger Sub, to:

Magnolia Parent LLC
c/o Maples Corporate Services Limited
P.O. Box 309
Ugland House
South Church Street
Georgetown, Cayman Islands

and

KKR Group Partnership L.P.
9 West 57th Street
New York, New York 10019
Tel: 212-750-8300
Email:	generalcounsel@kkr.com
Attention:	General Counsel

with a copy to (which shall not constitute notice):

Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, New York 10017
Telephone:	212-455-3232
Email:	ksudol@stblaw.com
Attention:	Kathryn King Sudol, Esq.

Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, New York 10017
Telephone:	212-455-3443
Email:	mlerner@stblaw.com
Attention:	Marni J. Lerner, Esq.

if to the Company, to:

Global Atlantic Financial Company
4 World Trade Center, 51st Floor
New York, New York 10007
Telephone:          212-389-2268
Email:	Philip.Sherrill@gafg.com
Attention:	Philip Sherrill

Global Atlantic Financial Company
4 World Trade Center, 51st Floor
New York, New York 10007
Telephone:	212-389-2229
Email:	Samuel.Ramos@gafg.com
Attention:	Samuel Ramos

with copies to (which shall not constitute notice):

Debevoise & Plimpton LLP
919 Third Avenue
New York, New York 10022
Telephone:	212-909-6459
Email:	nfpotter@debevoise.com
Attention:	Nicholas F. Potter, Esq.

Debevoise & Plimpton LLP
919 Third Avenue
New York, New York 10022
Telephone:	212-909-6203
Email:	dgrosgold@debevoise.com
Attention:	David Grosgold, Esq.

if to Life, to:

Global Atlantic Financial Life Limited
2nd Floor
19 Par-La-Ville Road
Hamilton HM 11
Bermuda
Telephone:	441-294-6123
Email:	Samuel.Ramos@gafg.com
Attention:	Samuel Ramos

with copies to (which shall not constitute notice):

Global Atlantic Financial Company
4 World Trade Center, 51st Floor
New York, New York 10007
Telephone:          212-389-2268
Email:	Philip.Sherrill@gafg.com
Attention:	Philip Sherrill

Global Atlantic Financial Company
4 World Trade Center, 51st Floor
New York, New York 10007

Telephone:	212-389-2229
Email:	Samuel.Ramos@gafg.com
Attention:	Samuel Ramos

with a copy to (which shall not constitute notice):

Debevoise & Plimpton LLP
919 Third Avenue
New York, New York 10022
Telephone:	212-909-6459
Email:	nfpotter@debevoise.com
Attention:	Nicholas F. Potter, Esq.

Debevoise & Plimpton LLP
919 Third Avenue
New York, New York 10022
Telephone:	212-909-6203
Email:	dgrosgold@debevoise.com
Attention:	David Grosgold, Esq.

if to LAMC, to:

LAMC LP
c/o LAMC GP
c/o Global Atlantic Financial Group Limited
19 Par-La-Ville Road
Hamilton HM 11
Bermuda
Telephone:	441-294-6123
Email:	Samuel.Ramos@gafg.com
Attention:	Samuel Ramos

with copies to (which shall not constitute notice):

Global Atlantic Financial Company
4 World Trade Center, 51st Floor
New York, New York 10007
Telephone:	212-389-2268
Email:	Philip.Sherrill@gafg.com
Attention:	Philip Sherrill

Global Atlantic Financial Company
4 World Trade Center, 51st Floor
New York, New York 10007
Telephone:	212-389-2229
Email:	Samuel.Ramos@gafg.com
Attention:	Samuel Ramos

with a copy to (which shall not constitute notice):

Debevoise & Plimpton LLP
919 Third Avenue
New York, New York 10022
Telephone:	212-909-6459
Email:	nfpotter@debevoise.com
Attention:	Nicholas F. Potter, Esq.

Debevoise & Plimpton LLP
919 Third Avenue
New York, New York 10022
Telephone:	212-909-6203
Email:	dgrosgold@debevoise.com
Attention:	David Grosgold, Esq.

if to the Equity Representative, to:

Goldman Sachs & Co. LLC
200 West Street
New York, New York 10282
Attention:	Timothy O’Neill, David Plutzer
Fax:	212-428-1300; 212-428-4561

Section 9.03       Counterparts.  This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered (including by facsimile or other electronic transmission) to the other parties.

Section 9.04      Entire Agreement; No Third-Party Beneficiaries.  This Agreement, the Confidentiality Agreement, the Equity Commitment Letter, the Parent Limited Guaranty and the Voting Agreements (a) constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter of this Agreement and (b) are not intended to and do not confer upon any Person other than the parties hereto any rights or remedies hereunder, other than (i) the Persons intended to benefit from the provisions of Section 6.09, each of whom shall have the right to enforce such provisions directly, (ii) the right of the Company on behalf of its security holders to pursue damages in the event of Parent’s or Merger Sub’s breach of this Agreement (a claim with respect to which shall be enforceable only by the Company, in its sole and absolute discretion, on behalf of the Company Stakeholders) and (iii) the right of the Company Stakeholders to receive the Aggregate Merger Consideration after the Closing (a claim with respect to which may not be made unless and until the Effective Time shall have occurred).  The representations, warranties, covenants and agreements in this Agreement are the product of negotiations among the parties and are for the sole benefit of the parties and may, in certain instances, be qualified, limited or changed by confidential disclosure letters.  Any inaccuracies in such representations or warranties or failure to perform or breach of such covenants or agreements are subject to waiver by the parties in accordance with Section 8.05 without notice or liability to any other Person.  In some instances, the representations, warranties, covenants and agreements in this Agreement may represent an allocation among the parties of risk associated with particular matters regardless of the knowledge of any of the parties.  Consequently, Persons other than the parties may not rely upon the representations, warranties, covenants and agreements in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

Section 9.05       Assignment.  Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned or delegated, in whole or in part, by operation of Law or otherwise by any of the parties without the prior written consent of the other parties.  Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

Section 9.06        Governing Law.  This Agreement, and all claims or causes of action (whether in contract, tort or otherwise) that may be based upon, arise out of or relating to this Agreement or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement) shall be governed by and construed in accordance with the Laws of the State of Delaware, without respect to its applicable principles of conflicts of laws that might require the application of the laws of another jurisdiction, except to the extent that the authorization, effectiveness or effect of the Merger (including regarding the filing of the Merger Application with, and issue of the Certificate of Merger by, the Registrar) are required by statute or public policy to be governed by the Laws of Bermuda, in which case the internal Laws of Bermuda shall govern and apply, but only as to such matters and to the limited extent necessary to comply with and cause the Merger to be effective under the Laws of Bermuda.

Section 9.07       Consent to Jurisdiction.  Each of the parties hereby irrevocably and unconditionally (a) submits, for itself and its property, to the exclusive jurisdiction and venue of the Delaware Court of Chancery (or, only if the Delaware Court of Chancery does not have jurisdiction over a particular matter, the Superior Court of the State of Delaware (and the Complex Commercial Litigation Division thereof if such division has jurisdiction over the particular matter) or if the Superior Court of the State of Delaware does not have jurisdiction, any federal court of the United States of America sitting in the State of Delaware) (“Delaware Courts”), and any appellate court from any decision thereof, in any Litigation arising out of or relating to this Agreement, including the negotiation, execution or performance of this Agreement and agrees that all claims in respect of any such Litigation shall be heard and determined in the Delaware Courts, (b) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any Litigation arising out of or relating to this Agreement or the negotiation, execution or performance of this Agreement in the Delaware Courts, including any objection based on its place of incorporation or domicile, (c) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such Litigation in any such court and (d) agrees that a final judgment in any such Litigation shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.  Each of the parties consents and agrees that service of process, summons, notice or document for any action permitted hereunder may be delivered by registered mail addressed to it at the applicable address set forth in Section 9.02 or in any other manner permitted by applicable Law.  Service of any process, summons, notice or document by registered mail or overnight courier addressed to any of the parties hereto at the addresses set forth above shall be effective service of process against such party for any suit, action or proceeding brought in any such court.

Section 9.08       Waiver of Jury Trial.  EACH OF THE PARTIES ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY BE BASED UPON, ARISE OUT OF OR RELATED TO THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY FOR ANY DISPUTE BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE BREACH, TERMINATION OR VALIDITY HEREOF OR ANY TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.  EACH OF THE PARTIES CERTIFIES AND ACKNOWLEDGES THAT (A) NEITHER THE OTHER PARTIES NOR THEIR RESPECTIVE REPRESENTATIVES, AGENTS OR ATTORNEYS HAVE REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH OF THE PARTIES UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH OF THE PARTIES MAKES THIS WAIVER VOLUNTARILY AND (D) EACH OF THE PARTIES HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS OF THIS SECTION 9.08.  ANY PARTY MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

Section 9.09       Specific Performance.  The parties hereto agree that irreparable damage would occur and that the parties hereto would not have any adequate remedy at law in the event that any provision of this Agreement were not performed in accordance with its specific terms or were otherwise breached and that money damages or other legal remedies would not be an adequate remedy for any such failure to perform or breach.  It is accordingly agreed that, without posting a bond or other undertaking, the parties hereto shall be entitled to injunctive or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Delaware Courts, this being in addition to any other remedy to which they are entitled at law or in equity.  In the event that any such action is brought in equity to enforce the provisions of this Agreement, no party hereto will allege, and each party hereto hereby waives the defense or counterclaim, that there is an adequate remedy at law.  The parties hereto further agree that (a) by seeking any remedy provided for in this Section 9.09, a party hereto shall not in any respect waive its right to seek any other form of relief that may be available to such party hereto under this Agreement and (b) nothing contained in this Section 9.09 shall require any party hereto to institute any Litigation for (or limit such party’s right to institute any Litigation for) specific performance under this Section 9.09 before exercising any other right under this Agreement.  If, prior to the Outside Termination Date, any party hereto brings any Litigation in accordance with this Agreement to enforce specifically the performance of the terms and provisions hereof against any other party, the Outside Termination Date shall be automatically extended (i) for the period during which such Litigation is pending, plus ten (10) Business Days or (ii) by such other time period established by the court presiding over such Litigation on good cause shown, as the case may be.

Section 9.10        Exclusions from Representations and Warranties.  Except as expressly set forth in Article IV, notwithstanding anything to the contrary in this Agreement or any other agreement, document or instrument delivered or to be delivered in connection herewith, each of Parent and Merger Sub acknowledges and agrees that the Company and its Subsidiaries make no representations or warranties with respect to, and nothing contained in this Agreement or in any other agreement, document or instrument to be delivered in connection herewith is intended or shall be construed to be a representation or warranty, express or implied, of the Company or any of its Subsidiaries, for any purposes of this Agreement or any other agreement, document or instrument to be delivered in connection herewith or therewith, in respect of (a) the adequacy or sufficiency of reserves, (b) the effect of the adequacy or sufficiency of reserves on any line item, asset, liability or equity amount in any financial statement, (c) whether or not reserves were determined in accordance with any actuarial, statutory, regulatory or other standard or (d) the collectability of any amounts under any Reinsurance Contract taken into account in calculating reserves.  Furthermore, each of Parent and Merger Sub acknowledges, understands and agrees that, without limiting Section 4.33, no fact, condition, development or issue relating to the adequacy or sufficiency of reserves may be used, directly or indirectly, to demonstrate or support the breach or violation of any representation, warranty, covenant or agreement of or by the Company or its Subsidiaries contained in this Agreement or any other agreement, document or instrument delivered or to be delivered in connection herewith.

Section 9.11       Severability.  If any term, provision, covenant or restriction of this Agreement is held by the Delaware Courts or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.  Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 9.12       Parent Undertaking.  Parent hereby fully, irrevocably and unconditionally guarantees the full, complete and timely performance of all agreements, covenants and obligations of its Subsidiaries, when performance of the same shall be required in accordance with the terms of this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

GLOBAL ATLANTIC FINANCIAL GROUP LIMITED

By:	/s/ Allan Levine
Name: Allan Levine
Title: Chief Executive Officer

GLOBAL ATLANTIC FINANCIAL LIFE LIMITED

By:	/s/ Allan Levine
Name: Allan Levin
Title: Chief Executive Officer

MAGNOLIA PARENT LLC

By:	/s/ David Sorkin
Name: David Sorkin
Title: Manager

MAGNOLIA MERGER SUB LIMITED

By:	/s/ David Sorkin
Name: David Sorkin
Title: Director

LAMC LP (SOLELY FOR SECTION 2.10(A) HEREUNDER)

By:	/s/ Allan Levine
Name: Allan Levine
Title: Director

[Signature Page to Agreement and Plan of Merger]

GOLDMAN SACHS & CO. LLC, solely as the Equity Representative

By:	/s/ Tim O’Neill
Name: Tim O’Neill
Title: Managing Director

[Signature Page to Agreement and Plan of Merger]